Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-134927

Prospectus Supplement No. 2
to Prospectus dated June 19, 2006

                           INTRAOP MEDICAL CORPORATION

                        24,085,000 Shares of Common Stock

         This Prospectus Supplement No. 2 supplements and amends the prospectus dated June 19, 2006 (as supplemented and amended by Prospectus Supplement No. 1 dated July 26, 2006) with respect to resale of 24,085,000 shares of common stock, or the Prospectus. We are supplementing the Prospectus to provide the following information:

         On June 29, 2006, we filed the following definitive proxy statement on
         Schedule 14A with the Securities and Exchange Commission.
         On August 4, 2006, we filed the following quarterly report on Form 10-Q for the quarter ended June 30, 2006 with the Securities and Exchange Commission.
         On August 8, 2006, we filed the following Form 8-K with the Securities and Exchange Commission.
         On August 14, 2006, we filed the following Form 8-K with the Securities and Exchange Commission.
         On August 15, 2006, we filed the following Form 8-K with the Securities and Exchange Commission.


      The information attached to this Prospectus Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement.

         This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including all amendments and supplements thereto.

         THE SECURITIES OFFERED IN THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is August 15, 2006

                           Intraop Medical Corporation
                              Prospectus Supplement

                              Index of Attachments

         Definitive Proxy Statement on Schedule 14A                      A
         Form 10-QSB for the quarter ended June 30, 2006                 B
         Form 8-K Filed on August 8, 2006                                C
         Form 8-K Filed on August 14, 2006                               D
         Form 8-K Filed on August 15, 2006                               E

                                  Attachment A
                   Definitive Proxy Statement on Schedule 14A








                  (remainder of page intentionally left blank)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2) )
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                           INTRAOP MEDICAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

(2)  Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

(5)  Total fee paid:   ___________________

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

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(2)  Form, Schedule or Registration Statement No.:

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(3)  Filing Party:

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(4)  Date Filed:

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


                           INTRAOP MEDICAL CORPORATION
                               570 Del Rey Avenue
                           Sunnyvale, California 94085

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Whether or not you expect to attend the annual meeting, please complete, sign, date and promptly mail your proxy in the envelope provided for your convenience. You may revoke this proxy at any time prior to the annual meeting and, if you attend the annual meeting, you may vote your shares in person.

     The annual meeting of stockholders of IntraOp Medical Corporation, a Nevada corporation, will be held at Sheraton Hotel, Orchid Room, 1100 North Mathilda Avenue, Sunnyvale CA 94089 at 2:00 p.m. (local time) on August 8, 2006, for the following purposes:

Proposal 1: To elect eight (8) members of the Board of Directors for terms expiring at the 2006 Annual Meeting of Stockholders;

Proposal 2: To approve an amendment and restatement of the 1995 Stock Option Plan, to be renamed the "IntraOp Medical Corporation 2005 Equity Incentive Plan" and authorize the issuance of an additional 1,600,000 shares under the Plan;

Proposal 3: To ratify the selection of Pohl, McNabola, Berg & Company, LLP as the auditors of our financial statements for the fiscal year ending September 30, 2006;

and to transact such other business as may properly come before the annual meeting or any adjournments thereof.

     The close of business on June 6, 2006, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.

     All stockholders are cordially invited to attend the annual meeting in person. To assure your representation at the annual meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the annual meeting may vote in person even if such stockholder has returned a proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS




                                                   /s/ Mary Louise Meurk
                                                   -----------------------------
                                                   Mary Louise Meurk, Secretary
                                                   IntraOp Medical Corporation

Dated: June 20, 2006

                                TABLE OF CONTENTS



General Information........................................................1
Executive Officers and Directors...........................................4
Board Committees and Meetings..............................................7
Report of the Audit Committee.............................................10
Section 16(A) Beneficial Ownership........................................11
Security Ownership........................................................12
Equity Compensation Plan Information......................................14
Executive Compensation....................................................14
Certain Relationships And Related Transactions............................16
Discussion of Proposals...................................................17
Other Matters.............................................................23

Appendix A: Nominating Committee Charter..........................A-1
Appendix B: Audit Committee Charter...............................B-1
Appendix C: 2005 Equity Incentive Plan............................C-1
Appendix D: Proxy ................................................D-1

                           INTRAOP MEDICAL CORPORATION
                               570 Del Rey Avenue
                           Sunnyvale, California 94085

                                 PROXY STATEMENT
                                     for the
                         Annual Meeting of Stockholders
                          To be Held on August 8, 2006

                       -----------------------------------

                               GENERAL INFORMATION
                       ABOUT THE ANNUAL MEETING AND VOTING

     This proxy statement contains information about IntraOp Medical Corporation's annual meeting of stockholders to be held on August 8, 2006, or at any adjournments thereof, for the purposes set forth herein and in the foregoing notice. This proxy statement and the accompanying proxy are being mailed to our stockholders on or about July 7, 2006.

Who can vote at the annual meeting?

The close of business on June 6, 2006, is the record date fixed by our Board of Directors of for determining those stockholders entitled to vote at the annual meeting. Outstanding shares entitled to vote on the record date consisted of 20,729,801 shares of common stock.

How many votes do I have?

     Each stockholder of record at the close of business on the June 6, 2006 is entitled to one vote for each share then held on each matter submitted to a vote of the stockholders at the annual meeting.

What constitutes a quorum?

     The attendance, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the annual meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares entitled to vote represented in person or by proxy at the annual meeting. Under applicable Nevada state law, if a quorum exists, action on a matter other than the election of directors is approved if a majority of shares voting at the annual meeting in person or proxy favor the proposed action.

     IntraOp's bylaws provide that, in the event that a quorum does not exist at a stockholder meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.


What vote is required for each proposal?

Proposal 1: Election of Directors. The eight nominees for director who receive the most votes cast by holders of our common stock at the annual meeting, will be elected.

Proposal 2: Amendment and Restatement of 1995 Stock Option Plan. The affirmative vote of a majority of the votes cast at the annual meeting date is required to approve the amendment and restatement of the 1995 Stock Option Plan (the "Plan").

Proposal 3: Ratification of the selection of Independent Registered Public Accounting Firm. Current law does not require stockholder ratification of the selection of Pohl, McNabola, Berg & Company, LLP as our independent registered public accounting firm. However, we are submitting the selection of Pohl, McNabola, Berg & Company, LLP to you for ratification as a matter of good corporate practice. If you fail to ratify the selection by a majority vote of the present and voting shares, we will reconsider whether to retain Pohl, McNabola, Berg & Company, LLP. Even if the selection is ratified, we may, in our discretion, direct the appointment of different independent registered public accounting firms at any time during the year if we determine that such a change would be in the best interests of IntraOp and its stockholders.

Voting Shares Held by Brokers, Banks and Other Nominees. If you hold your shares in a broker, bank or other nominee account, you are a "beneficial owner" of our common stock. To vote your shares, you must give voting instructions to your bank, broker or other intermediary who is the "nominee holder" of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of shares that are registered in the nominee's name. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holders.

Effect of an Abstention and Broker Non-Votes. A stockholder who abstains from voting on any or all proposals will be included in the number of stockholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees or other proposals. If a broker indicates on the enclosed proxy card or its substitute that it does not have discretionary authority to vote on a particular matter as to certain shares ("broker non-votes"), those shares will be considered as represented for purposes of determining a quorum, but will not be considered as entitled to vote with respect to that matter. Under applicable rules, brokers will not have discretionary authority with respect to Proposal No. 2, involving the proposed adoption of amendments to, and restatement of, the Plan.

What are the recommendations of the Board of Directors?

     The Board of Directors of IntraOp has unanimously approved all of the proposals we are submitting to you:

     --   Election of the named nominees for director;

     --   Amendment and restatement of the 1995 Stock Option Plan; and

     -- Ratification of the selection of Pohl, McNabola, Berg & Company, LLP as our independent registered public accounting firm.

     The Board of Directors recommends a vote "FOR" the nominees for director, "FOR" the amendment and restatement of the 1995 Stock Option Plan, and "FOR" ratification of Pohl, McNabola, Berg & Company, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2006.

How do I vote by proxy?

     A form of proxy is enclosed for your use at the annual meeting. Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to vote at the annual meeting. When such proxy is properly executed and returned, the shares it represents will be voted at the annual meeting, in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation, and not revoked prior to exercise, will be voted for the election of the nominees for directors named herein, unless authority to vote is withheld, and in favor of all other proposals stated in the notice of annual meeting and described in this proxy statement.

May I change my vote after I return the proxy card?

     The grant of a proxy does not preclude a stockholder from voting in person at the annual meeting. A stockholder may revoke a proxy at any time prior to its exercise by: (i) filing with the IntraOp secretary a duly executed revocation of proxy; (ii) submitting a duly executed proxy to the IntraOp secretary bearing a later date, prior to the stockholder meeting; or (iii) appearing at the annual meeting and voting in person; however, attendance at the annual meeting will not in and of itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions that you receive from your broker to change your instructions.

May I vote in person?

     Yes. If you are a registered holder of IntraOp shares, meaning that your shares are not held in "street name" through a broker or bank, you may attend the annual meeting of stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in "street name," you must get a proxy from your broker or bank to attend the annual meeting and vote.

Do I need to attend the annual meeting in person?

     No. You do not have to attend the annual meeting to vote your shares of common stock. If you mail your completed, dated and signed proxy card in the enclosed return envelope, your shares will be voted at the annual meeting of stockholders without you attending the annual meeting in person.


Who will pay the costs of solicitation of proxies?

     The accompanying proxy is solicited by and on behalf of our Board of Directors, and the entire cost of such solicitation will be borne by us. In addition, IntraOp's directors and officers and employees may, without additional compensation, solicit proxies for stockholders by mail, telephone, facsimile, or in person. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material and annual reports to the beneficial owners of stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection therewith.

Will there be any other matters considered at the annual meeting?

     The annual meeting is called for the specific purposes set forth in the notice of annual meeting as discussed above, and also for the purpose of transacting such other business as may properly come before the annual meeting. At the date of this proxy statement the only matters which management intends to present, or is informed or expects that others will present for action at the annual meeting, are those matters specifically referred to in such notice. As to any matters which may come before the annual meeting other than those specified above, the proxy holder will be entitled to exercise discretionary authority.

What happens if I do not vote?

     If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting.

Who can help answer my questions?

     If you would like additional copies, without charge, of this proxy statement or if you may have questions, including the procedures for voting your shares, you should contact:

     IntraOp Medical Corporation
     570 Del Rey Avenue
     Sunnyvale, California  94085
     Attention: Howard Solovei
     Telephone No.: (408) 636-1020 x 106

What information about IntraOp will be provided to me in connection with the annual meeting?

     Our annual report to stockholders for the fiscal year ended September 30, 2005 is enclosed with this proxy statement.


                        EXECUTIVE OFFICERS AND DIRECTORS

     The following table gives certain information as to each person nominated for election as a director and our executive officers as of August 8, 2006:


Name                           Age       Position
----                           ---       --------

Donald A. Goer                 63        Chief Executive Officer, President, and
                                         Director

Paul J. Crowe                  56        Director

Michael Friebe                 41        Director

Keith Jacobsen                 62        Director

Stephen L. Kessler             63        Director

Allen C. Martin                56        Director

John P. Matheu                 84        Director

Theodore L. Phillips, M.D.     73        Secretary and Director

Regis Bescond                  37        Corporate Controller

Scott Mestman                  46        Vice President, Sales and Marketing

Richard Simon                  59        Vice President of Operations

Howard Solovei                 44        Chief Financial Officer

     All officers and key employees, except Donald A. Goer and Howard Solovei, are subject to termination at will. The Board of Directors is elected annually by stockholders, and members of the Board serve until the next annual meeting of stockholders, unless they resign prior to the meeting.

Employment   Contract  and  Termination  of  Employment  and   Change-in-Control
Arrangements

     Donald A. Goer, our Chief Executive Officer, has an employment agreement with IntraOp that provides for an annual salary of $184,800. In addition, Dr. Goer will receive a severance payment equal to one year's salary in the event of IntraOp terminates his employment without cause. The agreement automatically renews for successive one-year periods unless either party gives prior written notice of termination at least 60 days prior to the end of the then current one-year term.

     Howard Solovei, our Chief Financial Officer, has an employment agreement with IntraOp that provides for an annual salary of $166,125. In addition, Mr. Solovei will receive a severance payment equal to (i) two weeks salary times the number of months Mr. Solovei has been employed by IntraOp, up to a maximum of twelve months' salary, if he is terminated by IntraOp without cause or (ii) in the event that Mr. Solovei is terminated without cause and there is a change of control of IntraOp prior to Mr. Solovei's termination or within four months following such a termination, twelve months' salary. The agreement automatically renews for successive one-year periods unless either party gives prior written notice of termination at least 60 days prior to the end of the then current one-year term.

Biographical Information for Executive Officers and Directors

     The business experience of each director, executive officer, and key employee of IntraOp is summarized below. All directors, executive officers, and key employees, except Mr. Bescond, Mr. Crowe, Mr. Jacobsen, Mr. Kessler, Mr. Martin, and Mr. Mestman have held their present positions with IntraOp Medical Corporation since the closing of the merger with IntraOp Medical, Inc. on March 9, 2005. Prior to the merger, unless otherwise stated, they were directors, officers or key employees of IntraOp Medical, Inc. for at least five years.

Directors:

Donald A. Goer, Ph.D., President/CEO and Director

     A co-founder of IntraOp Medical, Inc. in 1993, Dr. Goer received his doctorate in physics in 1973 from The Ohio State University. He is a recognized expert on linear accelerator technology and is the author of a number of articles on the subject, including the chapter on radiation therapy linear accelerators for the Encyclopedia of Medical Devices and Instrumentation. After post-doctoral study in metallurgical engineering, Dr. Goer joined Varian Associates. Dr. Goer has seventeen years experience in the sales, marketing and product development of linear accelerators. From 1977 through 1985, Dr. Goer was responsible for the product development of Varian's cancer therapy equipment. Five new cancer treatment units were successfully introduced to the market during this period, resulting in the sale of more than 700 treatment systems. Between 1985 and 1990, Dr. Goer was responsible for market development and strategic planning at Varian. Dr. Goer's last position at Varian was Manager of Sales Operations with principal responsibilities in the international market. In 1991, Dr. Goer joined SRC as President. In 1991, Dr. Goer assisted in founding Accuray, Inc., a medical company providing dedicated accelerators for radiosurgery.

Paul J. Crowe, Director

     Mr. Crowe joined our Board in June 2005. Mr. Crowe has over 30 years of experience in sales, corporate development, capital finance and operation of high-technology medical imaging and therapy products and services for the healthcare industry. From November 1998 to October 2004 Mr. Crowe founded and served as Chairman of the Board, President, and CEO of Molecular Imaging Corporation, co-founded the San Diego Gamma Knife Center, LLC and UCSD Center for Molecular Imaging. In October 2004, Mr. Crowe founded and currently serves as Chairman and CEO of Nuview Radiopharmaceuticals Corporation. He previously held sales and management positions with Ritter Sybron Corporation, Rohe' Ultrasound, Philips Medical systems, and Diasonics MRI. Mr. Crowe has extensive experience with the development and operations of static and mobile medical imaging and therapy services.

Dr. Michael Friebe, Director

     Dr. Friebe joined our Board in March, 2004. Dr. Michael Friebe has been Chief Executive Officer and President of Tomovation GmbH since February 2003. Tomovation is a German company that owns and operates imaging centers in Germany and makes investments in early stage European medical technology companies. Prior to forming Tomovation, Dr. Friebe was the President of UMS-Neuromed beginning in April 2001, and a founder of Neuromed AG in November 1993. These companies operated mobile MRI, CT and PET systems in a number of European Countries. Since April 2004 he is also the CEO of BIOPHAN Europe GmbH, a developer of MRI related products and a director of BIOPHAN, Inc. (OTC:BIPH.OB) since March 2005. Dr. Friebe received BSc and MSEE in Electrical Engineering from the University of Stuttgart in Germany, and a PhD in medical engineering from the University of Witten in Germany. He also holds a Masters degree in Management from Golden Gate University, San Francisco. He is a member of several professional engineering and medical societies.

Keith Jacobsen, Director

     Mr. Jacobsen joined our Board in June 2005. Mr. Jacobsen has over 30 years executive experience in corporate finance and administration within the transportation industry, most recently with American President Companies prior to his retirement in 1999. He has served as Treasurer of the City of Orinda and was a highly decorated First Lieutenant in the U.S. Army. He holds a BS and an MBA from the University of California, Berkeley.

Stephen L. Kessler, Director

     Mr. Kessler joined our Board in December 2005. Mr. Kessler served most recently as Chief Financial Officer for the Metropolitan Transportation Authority , or MTA, of New York, the largest regional transit provider in the Western Hemisphere, from April 2004 through July 2005. At the MTA, Mr. Kessler led the development of a three year balanced budget, instituted new financial planning models to address projected structural deficits, and initiated a shared services program to reduce duplicative administrative expenses. Prior to the MTA, Mr. Kessler served as a management consultant through the Financial Executives Consulting Group, LLC, in Connecticut, from November 2001 through March 2004. Previously, from July 1999 through August 2001, Mr. Kessler served as CFO for Versaware Inc. and EverAd Inc., two high growth start-up companies that introduced electronic publishing and digital content technologies to the internet. Prior to these assignments, Mr. Kessler served as Senior Vice President, Finance and Administration for the McGraw-Hill Companies' Construction Information Group from February 1995 through July 1999. Before McGraw-Hill, Mr. Kessler held Chief Financial Officer and other senior management positions at Prodigy Services Company (IBM and Sears JV), Georgia Pacific Corporation, PepsiCo, and Westinghouse Electric Corporation from 1967 through 1995. Mr. Kessler received an MBA in Finance from the University of Chicago Graduate School of Business in 1967 and a B.S. in Industrial Management from Carnegie Mellon.

Allan C. Martin, Director

     Mr. Martin joined our Board in December 2005. Mr. Martin has over thirty years of experience in medical diagnostic imaging and treatment. Since his retirement from the General Electric Company in June of 2003, he has been a frequent guest lecturer at Albion College and University of Michigan, primarily on business ethics and best practices. He currently serves in an advisory capacity to Excellence in Consulting, LLC. He began his career with Johnson & Johnson and was promoted to various senior management positions including Director of Digital Radiography, Director of Sales and Marketing for J&J Ultrasound, and Director of Hospital Services. Mr. Martin then joined GE Healthcare in January 1990, where he was a General Manager responsible for a portion of U.S. sales of diagnostic imaging products. He was subsequently promoted to General Manager in Business Development in January 2001, and lastly General Manager in GE Corporate Finance in February 2002, where he earned the coveted "GE CEO Award." Mr. Martin is a graduate of DePauw University and has an MBA from Case Western Reserve University.

John P. Matheu, Director

     As a principal of Matheu Associates since 1996, Mr. Matheu provides consulting and management advice to the pharmaceutical, biotechnology, and medical device industry. Mr. Matheu also serves as a director of Mediscience Technology Corp., a publicly traded company. Until his retirement in 1984, Mr. Matheu served 34 years with Pfizer Pharmaceuticals, Inc., where among other accomplishments, as Vice President, he established and directed Pfizer's generic drug division. Prior to that assignment, Mr. Matheu directed Pfizer's 1,100 person sales force, its hospital marketing group, and its training department.

Theodore L. Phillips, M.D., Secretary and Director

     Dr. Phillips is the principal or contributing author on more than 300 articles on cancer treatment in the medical literature and is one of the most distinguished radiation oncologists in the world. Under his guidance as Professor and Chairman of Radiation Oncology at the UCSF from 1978 to 1998, the University became recognized as one of the top cancer treatment centers in the world. He has received numerous awards and honors for his many contributions to cancer treatment. While Dr. Phillips was Chairman of Radiation Oncology at UCSF, the hospital purchased the first Mobetron system. He currently serves as Chairman of our Technical Advisory Board and since 1998, holds the prestigious Wun-Kon Fu Endowed Chair in Radiation Oncology at UCSF.

Non-Director Executive Officers:

Regis Bescond, Controller

     Mr. Bescond joined IntraOp in October 2005. Mr. Bescond has eleven years' experience in accounting and manufacturing. Prior to joining IntraOp, Mr. Bescond served as the Accounting Manager of Ikanos Communications from June 2003 to September 2005, where he was responsible for managing an international staff of 13, consolidation of six foreign entities, financial planning and analysis, as well as reviewing SEC filings. From May 2003 to June 2003, he provided contract consulting services to Nugen Technologies. He served as Plant Controller for Johnson & Johnson from April 2001 to March 2003, and prior to that as a controller at Heartport from November 1999 to April 2001, prior to their acquisition by Johnson & Johnson.

Scott Mestman, Vice President, Sales and Marketing

     Scott Mestman was hired as IntraOp's Vice President - Sales and Marketing, in September 2005. Mr. Mestman has over 24 years of experience in radiation therapy. Prior to joining IntraOp, he most recently served as Vice President, Corporate Development for Vantage Oncology, a venture capital funded developer, owner and operator of freestanding radiation therapy centers, a position he held from January 2004 to August 2005. From March 2002 to December 2003, Mr. Mestman was Vice President, Sales Strategy and Development at Siemens Medical Solutions where he acted as a key advisor to executive management for business strategy and direction. He began his 20 year career at Varian Medical Systems as a human factors and design engineer, where he was employed from 1981 to February 2002. While at Varian, he held positions in engineering, marketing, sales, sales management, national accounts, business development and mergers and acquisitions. He also spearheaded the development of the $100 million "See and Treat" Cancer Care business in partnership with General Electric Medical Systems.

Richard Simon, Vice President of Operations

     Mr. Simon has had an extensive career in the engineering, service and manufacturing of medical equipment, including twenty years in engineering positions with the medical division of Varian Associates. For ten years, Mr. Simon served as the engineer and project manager for the C Series linacs for Varian, developing and shipping more than 450 linear accelerators during this period. He was the project manager for the VARiS oncology information system from Varian, with more than 100 systems shipped. Mr. Simon received professional training in electrical engineering and project management.

Howard Solovei, Chief Financial Officer

     Mr. Solovei joined IntraOp as a consultant in August 2002, and was appointed our Chief Financial Officer in January 2003. Prior to that, Mr. Solovei served as the CFO of Phoenix Leasing Inc., where he gained 14 years experience in leasing and equipment finance from June 1984 to April 2000. At Phoenix, Mr. Solovei was responsible for the management of nearly $1 billion of leased assets, $600 million of bank agreements for the company's 30+ partnerships and corporate entities as well as securitized debt offerings of $85 million. Mr. Solovei was also responsible for projections and strategic and tactical planning for the company and its public limited partnerships.

                          BOARD COMMITTEES AND MEETINGS

Board of Directors

     Our Board of Directors currently consists of nine directors, as described in "Proposal 1: Election of Directors." The Board believes that there should be a majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, as directors. The current Board members include seven independent directors and two members who are officers of IntraOp.

     Each of our directors, other than Dr. Donald A. Goer and Mary Louise Meurk (who will resign as a director of IntraOp immediately prior to the 2006 Annual Meeting of Stockholders) qualify as "independent" in accordance with the published listing requirements of NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of IntraOp and has not engaged in various types of business dealings with IntraOp. In addition, as further required by the NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and IntraOp with regard to each director's business and personal activities as they may relate to IntraOp and IntraOp's management.

     The primary responsibilities of the Board are oversight, counseling and direction to IntraOp's management in the long-term interests of IntraOp and its stockholders. The Board and its committees meet throughout the year on a periodic basis, and also hold annual meetings and act by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to different Board committees as described in this section of the proxy statement. Committees regularly report on their activities and actions to the full Board. Board members have access to all IntraOp employees outside of Board meetings.

     During the fiscal year ending September 30, 2005 there were six meetings of the Board of Directors. All directors are expected to attend each meeting of the Board and the committees on which he serves, and are also expected to attend the annual stockholders' meeting. Each Board member attended 100% of the aggregate of the meetings of our Board of Directors and the meetings of all committees of the Board of Directors on which he served, except for one director, who attended 90% of such meetings.

Communications from Stockholders to the Board of Directors

     The Board recommends that stockholders initiate any communications with the Board in writing and send them in care of the Corporate Secretary. Stockholders can send communications by fax to (408) 636-0022 or by mail to Corporate Secretary, IntraOp Medical Corporation, 570 Del Rey Avenue, Sunnyvale, CA 94085. This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients, however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his or her discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board's consideration. In such cases, some of that correspondence may be forwarded elsewhere in IntraOp for review and possible response.

Nominating  Committee

     The Nominating Committee was established on April 6, 2005. The Nominating Committee is composed of three members and operates under a written charter adopted by the Board of Directors. The members of the Nominating Committee are Donald A. Goer, Michael Friebe, and John P. Matheu. Messrs. Friebe and Matheu are "independent," as defined by IntraOp policy and the National Association of Securities Dealers, Inc. listing standards. The Board appointed one director to the nominating Committee who is not "independent" as defined by IntraOp policy and the applicable listing standards. Dr. Goer serves as the Chief Executive Officer of IntraOp and, therefore, is not independent. A copy of the Nominating Committee Charter is attached to this Proxy Statement as Appendix A. The Nominating Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes numerous factors such as understanding of and achievements in manufacturing, technology, finance and marketing. These factors, and any other qualifications considered useful by the Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. The Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The Nominating Committee establishes procedures for the nomination process, recommends candidates for election to the Board and also nominates officers for election by the Board. The Nominating Committee met three times during the fiscal year ended September 30, 2005.

     Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by Board members or by our management employees. In fiscal 2005, IntraOp did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Nominating Committee will consider candidates proposed by stockholders. The

Committee evaluates candidates proposed by stockholders using the same criteria as for other candidates. A stockholder seeking to recommend a prospective nominee for the Nominating Committee's consideration should submit the candidate's name and qualifications to the Corporate Secretary by fax to (408) 636-0022 or by mail to Corporate Secretary, IntraOp Medical Corporation, 570 Del Rey Avenue, Sunnyvale, CA 94085.

Selection of nominees for the Board of Directors

     The Board of Directors considers candidates for Board membership suggested by its members as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Corporate Secretary in writing with whatever supporting material the stockholder considers appropriate.

     Once the Board has identified a prospective nominee, it considers such relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Board determines whether to interview the prospective nominee, and if warranted, one or more independent members of the Board and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the majority of the independent members make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of such independent members.

Compensation Committee

     The Compensation Committee was established on April 6, 2005. The members of the Compensation Committee are John P. Matheu, Theodore L. Phillips and Paul J. Crowe, none of whom is an employee of IntraOp. The Compensation Committee makes recommendations with respect to compensation of executive officers and granting of stock options and stock awards. The Compensation Committee met once during the fiscal year ended September 30, 2005.

Audit Committee

     The Audit Committee was established on April 6, 2005, and its members were appointed on August 8, 2005. The Audit Committee is composed of three members and operates under a written charter adopted by the Board of Directors. The Audit Committee Charter is attached hereto as Appendix B. The responsibilities of the Audit Committee are contained in the Audit Committee charter. The Audit Committee from its inception through the fiscal year ended September 30, 2005 consisted of Donald A. Goer, Paul J. Crowe and Keith Jacobsen. Messrs. Crowe and Jacobsen are "independent," as defined by IntraOp policy and the National Association of Securities Dealers, Inc. listing standards. The Board appointed one director to the Audit Committee who is not "independent" as defined by IntraOp policy and the applicable listing standards. Dr. Goer serves as the Chief Executive Officer of IntraOp and, therefore, is not independent. The Board of Directors appointed Dr. Goer as an Audit Committee member because of his specific business experience relative to IntraOp's business. The Board has further determined that Dr. Goer's position with IntraOp would not interfere with his providing impartial advice to the Audit Committee and that Dr. Goer's service on the Audit Committee was in the best interests of IntraOp and its stockholders. Nevertheless, on May 12, 2006 at a meeting of our Board of Directors, Dr. Goer resigned his position on the Audit Committee and the Board elected Director Stephen L. Kessler to the Audit Committee. The Board has also determined that there is no Audit Committee financial expert serving on the Audit Committee. Although the current members of the audit committee do not meet all of the criteria of a financial expert under SEC rules, the Board of Directors believes that the current members of the Audit Committee possess sufficient financial knowledge and experience relative to the financial complexity of IntraOp's financial statements to adequately carry out their duties under the Audit Committee charter. The Audit Committee met once during the fiscal year ended September 30, 2005.

Code of Ethics

     We have adopted a code of personal and business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of personal and business conduct and ethics is filed as an exhibit to our Annual Report on Form 10-KSB.


                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

     The Audit Committee reports to the Board and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of IntraOp.

     The Audit Committee charter, adopted by the Board of Directors on April 6, 2005, sets out the responsibilities, authority and specific duties of the audit committee. A copy of the Audit Committee charter is attached to this Proxy Statement as Appendix B.

     Pursuant to the charter, the Audit Committee has the following responsibilities:

     --   Monitor the preparation of quarterly and annual financial reports;

     -- Review the adequacy of internal control systems and financial reporting procedures with management and independent auditors;

     --   Appoint or replace the independent auditor; and

     -- Review the general scope of the annual audit and the fees charged by the independent auditors.

     In discharging its oversight responsibility the Audit Committee has met and held discussions with management and Pohl, McNabola, Berg & Company, LLP, the independent auditors for IntraOp for the fiscal year ended September 30, 2005. Management represented to the Audit Committee that all consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with Pohl, McNabola, Berg & Company, LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended or modified.

     The Audit Committee also obtained from Pohl, McNabola, Berg & Company, LLP a formal written statement describing all relationships between IntraOp and the auditors that bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. The Audit Committee discussed with Pohl, McNabola, Berg & Company, LLP any relationships that may impact on the firm's objectivity and independence and satisfied itself as to the independence of Pohl, McNabola, Berg & Company, LLP for the fiscal year ended September 30, 2005.

     Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of the Company's audited consolidated financial statements on Form 10-KSB for the fiscal year ended September 30, 2005 in the Company's Annual Report for filing with the Securities and Exchange Commission.

     Management is responsible for IntraOp's financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. IntraOp's' independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. Other than Donald A. Goer, who serves as IntraOp's Chief Executive Officer and President, we are not employees of IntraOp and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in their report on IntraOp's financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that IntraOp's financial statements are presented in accordance with generally accepted accounting principles, that the audit of our company's financial statement has been carried out in accordance with generally accepted auditing standards or that our company's independent registered public accounting firm are in fact "independent."

Respectfully submitted by the members of the Audit Committee of the Board of
Directors:

                                 AUDIT COMMITTEE

                                 Donald A. Goer
                                  Paul J. Crowe
                                 Keith Jacobsen

Dated:  May 4, 2006


                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of IntraOp. Officers, directors and greater than 10% stockholders are required by the SEC regulation to furnish us with copies of all
Section 16(a) forms they file.

     To our knowledge, except as described below, and based solely on a review of the copies of such reports and amendments thereto furnished to us and written representations from the reporting persons that no other reports were required during the fiscal year ended September 30, 2005, we believe that all Section 16(a) filing requirements applicable to the officers, directors and greater than 10% beneficial owners of IntraOp were complied with during the fiscal year ended September 30, 2005.

     Donald A. Goer, our CEO, had one late Form 4 filing involving one transaction for the conversion of notes into common shares.

     Paul J. Crowe, one of our directors, has not filed Form 3, Initial Statement of Beneficial Ownership of Securities.

     Keith Jacobsen, one of our directors, did not file Form 3, Initial Statement of Beneficial Ownership of Securities, on a timely basis.

     Scott Mestman, one of our executive officers, did not file Form 3, Initial Statement of Beneficial Ownership of Securities, on a timely basis.

                               SECURITY OWNERSHIP
                                   OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

     The following table contains information regarding the actual beneficial ownership of our outstanding common stock, our only class of outstanding equity securities, as of May 31, 2006, for:

     -- each person or group that we know beneficially owns more than 5% of our common stock;
     --   each of our directors;
     --   our chief executive officer;
     -- the other executive officers whose compensation exceeded $100,000 in fiscal 2005; and
     --   all of our directors and executive officers as a group.

     Percentage of beneficial ownership is based on shares of common stock outstanding as of May 31, 2006, together with warrants, options, and convertible securities that are exercisable within 60 days of May 31, 2006 for each stockholder. Beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated, the address of each beneficial owner listed below is the address of our principal offices.

Table of Principal Stockholders

                                              Number of Shares of  Percentage of
                                                     Common Stock      Shares of
                                         Beneficially Owned as of   Common Stock
Name                                                 May 31, 2006    Outstanding
--------------------------------------------------------------------------------
Paul J. Crowe (1)                                         37,500          0.18%
Michael Friebe (1)                                        90,500          0.44%
Donald A. Goer (1)                                     2,149,801         10.14%
Keith Jacobsen (1)                                       135,100          0.65%
Stephen L. Kessler (1)                                    22,500          0.11%
Allan C. Martin, Director (1)                            174,500          0.84%
John P. Matheu (1)                                        62,500          0.30%
Mary Louise Meurk (1)                                    448,134          2.16%
Theodore L. Phillips (1)                                  62,500          0.30%
Richard Simon (1)                                        137,500          0.66%
Howard Solovei (1)                                       219,722          1.05%
--------------------------------------------------------------------------------
Officers and Directors as a Group                      3,540,257         16.83%

William R. Hambrecht (2)                               1,430,348          6.89%
W. R. Hambrecht + Co., LLC (2)                         1,415,348          6.82%
W. R. Hambrecht/IntraOp Medical, LLC (2)               1,395,348          6.73%
Ronald W. Minor (3)                                    1,229,257          5.91%
Hans and Yvonne Morkner (4)                            1,040,000          5.02%
================================================================================

Footnotes to Table of Principal Stockholders

(1) Address: c/o IntraOp Medical Corporation, 570 Del Rey Avenue, Sunnyvale, CA 94085. Number of shares of common stock beneficially owned as of May 31, 2006 includes the following option and warrant grants:

                                               Options           Warrants
                                        Exercisable On     Exercisable On
                                          Or Within 60       Or Within 60
                                        Days of May 31,    Days of May 31,
     Name                                         2006               2006
     ---------------------------------------------------------------------
     Paul J. Crowe                              37,500                  0
     Michael Friebe                             42,500              8,000
     Donald A. Goer                            454,444             12,000
     Keith Jacobsen                             37,500                  0
     Stephen L. Kessler                         22,500                  0
     Allan C. Martin, Director                  22,500             36,000
     John P. Matheu                             57,500                  0
     Mary Louise Meurk                          52,500                  0
     Theodore L. Phillips                       62,500                  0
     Richard Simon                             137,500                  0
     Howard Solovei                            219,722                  0
     ---------------------------------------------------------------------
     Officers and Directors as a
     Group                                   1,146,666             56,000


(2) Address: 539 Bryant Street, San Francisco CA 94107. Ownership: W.R. Hambrecht + Co., Inc. (the "Parent") is the sole member of, and holds 100% of the equity interests in W.R. Hambrecht + Co., LLC ("WRH+Co"). W.R. Hambrecht/IntraOp, LLC (the "LLC") is managed by W.R. Hambrecht/IntraOp Management, LLC, of which WRH+Co is a manager and member and has voting and investment power over our held by LLC. The Parent and William R. Hambrecht are also members of LLC. As of December 31, 2004, Mr. Hambrecht had a 21.22% ownership interest in the Parent. WRH+Co holds warrants convertible into 20,000 shares of our Common Stock (the "Warrant Shares"). Mr. Hambrecht disclaims beneficial ownership of all 1,395,348 shares of the our Common Stock directly held by LLC and the 20,000 Warrant Shares, held by WRH+Co, except to the extent of his respective pro rata pecuniary interest in LLC and his beneficial ownership of WRH+Co. The Parent and WRH+Co disclaim beneficial ownership of all 1,395,348 shares of our Common Stock directly held by LLC except to the extent of their respective pro rata pecuniary interest therein. Additionally, Mr. Hambrecht may be deemed to beneficially own (i) 5,000 shares of our Common Stock held by Mr. Hambrecht and (ii) 15,000 shares of our Common Stock, upon exercise of options, held by Mr. Hambrecht.

(3) Address: 220 New Countyline Rd., Sylacauga AL 35151. Number of shares of common stock beneficially owned as of April 30, 2006 includes 63,000 warrants exercisable at or within 60 days of April 30,, 2006.

(4) Address: 15720 Simoni Drive, San Jose CA 95127.

                      EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance as of September 30, 2005:

                                                                                  Number of securities
                                                                                   remaining available
                                      Number of                                    for future issuance
                                   securities to be           Weighted-               under equity
                                     issued upon           average exercise        compensation plans
                                     exercise of              price of            (excluding securities
                                     outstanding             outstanding              reflected in
                                       options                 options                 column (a))
                                         (a)                     (b)                       (c)
                                  -------------------     ------------------     -----------------------
Equity compensation plans
approved by security holders           1,097,500                $0.788                   899,500

Equity compensation plans not
approved by security holders               0                      $0                        0
                                  -------------------     ------------------     -----------------------

Total:                                 1,097,500                $0.788                   899,500




                             EXECUTIVE COMPENSATION

Compensation of Non-Employee Directors

     Each member of the Board of Directors who is not an employee of IntraOp is compensated for his services as director as follows: $2,500 for each Board meeting attended in person, and $500 for each Board meeting attended by telephone. In addition, each non-employee member of the Board of directors is annually granted a nonstatutory stock option to purchase 30,000 shares of common stock under our stock option plan, as described below.

Compensation of Executive Officers

     The following table provides information concerning the compensation received for services rendered to IntraOp Medical Corporation in all capacities during the years ended September 30, 2005, September 30, 2004 and September 30, 2003 by our chief executive officer and each of the other most highly compensated executive officers or key employees whose compensation exceeded $100,000 for the fiscal year ended September 30, 2005.

                           Summary Compensation Table

                                                                            Long-Term
                                             Annual Compensation           Compensation
                                      ---------------------------------- ----------------
                                                          Other Annual      Securities       All Other
Name and Principal           Fiscal                       Compensation      Underlying     Compensation
 Position                     Year      Salary    Bonus      ($)(1)         Options (#)         ($)
-------------------------- ---------- ---------- ------- --------------- ---------------- ---------------
Donald A. Goer                2005     $176,551       -               -       450,000          $    -
  President and Chief         2004     $165,000                               435,000          $2,462
  Executive Officer           2003     $165,000                               420,000          $1,847

Howard Solovei                2005     $144,451       -               -       190,000               -
   Chief Financial Officer    2004     $135,000                               180,000
                              2003     $101,250                               175,000

Richard Simon                 2005     $128,528       -               -       135,000               -
   Vice President,            2004     $120,120                               125,000
   Operations                 2003     $120,120                               115,000


     (1)  For the years ended September 30, 2005, 2004 and 2003, there were no:

          a. perquisites over the lesser of $50,000 or 10% of any of the above named executive officers' total salary and bonus;
          b. payments of above-market preferential earnings on deferred compensation;
          c.   tax payment reimbursements; or
          d.   preferential discounts on stock.

     ----------

              Option Grants in Fiscal Year Ended September 30, 2005

     IntraOp Medical Corporation made the following options grants to its chief executive officer and each of the other most highly compensated executive officers or key employees whose compensation exceeded $100,000 for the fiscal year ended September 30, 2005:

                                                                           Exercise
                                                            Options       Price Per      Expiration       Percentage
Name and Principal Position                                 Granted           Share            Date              (1)
Donald A. Goer, President and Chief Executive
Officer                                                      15,000          $1.375       9/30/2014           25.21%
Howard Solovei, Chief Financial Officer                      10,000          $1.250       9/30/2014           16.81%
Richard Simon, Vice President, Operations                    10,000          $1.250       9/30/2014           16.81%


(1) Percentage of total option grants to all employees in the fiscal year ended September 30, 2005.

Aggregate Option Exercises and Fiscal Year-End Option Values

     During the fiscal year ended September 30, 2005, neither the chief executive officer nor any of the other most highly compensated executive officers or key employees whose compensation exceeded $100,000 of IntraOp Medical Corporation exercised any options.

Employment Agreements

     Donald A. Goer, our Chief Executive Officer, has an employment agreement with IntraOp that provides for an annual salary of $184,800. In addition, Dr. Goer will receive a severance payment equal to one year's salary in the event of IntraOp terminates his employment without cause. The agreement automatically renews for successive one-year periods unless either party gives prior written notice of termination at least 60 days prior to the end of the then current one-year term.

     Howard Solovei, our Chief Financial Officer, has an employment agreement with IntraOp that provides for an annual salary of $166,125. In addition, Mr. Solovei will receive a severance payment equal to (i) two weeks salary times the number of months Mr. Solovei has been employed by IntraOp, up to a maximum of twelve months' salary, if he is terminated by IntraOp without cause or (ii) in the event that Mr. Solovei is terminated without cause and there is a change of control of IntraOp prior to Mr. Solovei's termination or within four months following such a termination, twelve months' salary. The agreement automatically renews for successive one-year periods unless either party gives prior written notice of termination at least 60 days prior to the end of the then current one-year term.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the two fiscal years ended September 30, 2004 and September 30, 2005 we entered into the following transactions with our directors, chief executive officer and our other most highly compensated executive officers or key employees whose compensation exceeded $100,000 and or beneficial owners of 5% or more of our common stock:

     Donald A. Goer, our Chief Executive Officer and a director, made unsecured loans to us in the aggregate principal amount of $862,255, including the capitalization of $109,675 of accrued and unpaid interest on those same notes or notes made prior to October 1, 2003. We repaid $340,000 of principal plus interest thereon of those same notes or notes made prior to October 1, 2003, and Dr. Goer converted $100,000 of principal and interest thereon of those same notes or notes made prior to October 1, 2003 into our common stock. The notes bore interest from 8 - 9% per annum. As of September 30, 2005, notes in the principal amount of $1,000,025, plus accrued interest thereon, remained outstanding.

     Mary Louise Meurk, who will resign as the Secretary and a director of IntraOp immediately prior to the 2006 Annual Meeting of Stockholders, made unsecured loans to us in the aggregate principal amount of $54,671, including the capitalization of $29,671 of accrued and unpaid interest on those same notes or notes made prior to October 1, 2003. The notes bore interest at 9%. As of September 30, 2005, notes in the principal amount of $174,671, plus accrued interest thereon, remained outstanding.

     Michael Friebe, a director, made unsecured loans to us in the aggregate principal amount of $50,000. We repaid $50,000 of principal, plus interest thereon, on those notes, and Dr. Friebe converted $50,000 of principal of notes made prior to October 1, 2003 into our common stock. The notes bore interest at 9% per annum. As of September 30, 2005, no amounts remained outstanding. We paid $23,545 of fees to two overseas firms controlled by Dr. Friebe for sales and marketing consulting in Europe provided by Dr. Friebe directly or employees of the firms he controls.

     Theodore L. Phillips, a director, made an unsecured loan to us in the aggregate principal amount of $5,000. The notes bears interest at 9%. As of September 30, 2005, the note remained outstanding.

     John P. Matheu, a director, made an unsecured loan to us in the aggregate principal amount of $5,000. The notes bears interest at 9%. As of September 30, 2005, the note remained outstanding.

                             DISCUSSION OF PROPOSALS
                      RECOMMENDED BY THE BOARD OF DIRECTORS

                                   PROPOSAL 1:
                              ELECTION OF DIRECTORS

Nominees for election to the Board of Directors

     Our Bylaws provide that the number of directors of IntraOp shall be determined by resolution of the Board of Directors but in no event shall be less than three. The number of directors is currently set at nine (9). The Board of Directors has recommended candidates for 8 of the 9 Board positions, with one Board seat remaining vacant.

     The Board of Directors recommends the election as directors the nominees listed below, to hold office for the terms indicated and until their successors are elected and qualified or until their earlier death, resignation or removal. The person named as "Proxy" in the enclosed form of proxy statement will vote the shares represented by all valid returned proxies in accordance with the specifications of the stockholders returning such proxies. If at the time of the Annual Meeting of Stockholders that the nominee named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the proxy statement will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     A stockholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of IntraOp.

     The following sets forth the name and age as of August 8, 2006 of each nominee for director:


                Name                                        Age
                ----                                        ---
                Donald A. Goer                              63

                Paul J. Crowe                               56

                Michael Friebe                              41

                Keith Jacobsen                              62

                Stephen L. Kessler                          63

                Allen C. Martin                             56

                John P. Matheu                              84

                Theodore L. Phillips, M.D.                  73

Family Relationship Among the Current Directors and Executive Officers

     No family relationships exist among our directors or executive officers.

THE INTRAOP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR

                                   PROPOSAL 2:
    TO APPROVE AN AMENDMENT AND RESTATEMENT OF THE 1995 STOCK OPTION PLAN TO
      RENAME THE PLAN "THE 2005 EQUITY INCENTIVE PLAN" AND TO AUTHORIZE AN
                          ADDITIONAL 1,600,000 SHARES
                          FOR ISSUANCE UNDER THE PLAN

Description of the Proposal

     You are being asked to vote on a proposal to approve the amendment and restatement of our 1995 Stock Option Plan, which we have renamed the "2005 Equity Incentive Plan" (the "Plan"). Subject to stockholder approval, on December 7, 2005, our Board of Directors approved the amendment and restatement of the Plan to, among other things: (a) change the name of the Plan to the "2005 Equity Incentive Plan;" (b) increase the number of shares authorized for issuance under the Plan by one million six hundred thousand (1,600,000) shares; and (c) extend the term of the Plan to December 6, 2015.

     The purpose of the Plan is to attract, motivate and retain highly qualified employees and members of our Board of Directors. We issue options to provide our employees and directors an opportunity to acquire or increase their ownership stake in us, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees and directors to continue their service with us. Our Board of Directors believes that stock-based incentives will continue to play a vital role in our success.

     As of May 31, 2006, there were a total of 1,740,000 outstanding stock options under the Plan and 257,000 shares of common stock, excluding the proposed increase of 1,600,000 shares, remained available for future grants under the Plan. As our company continues to develop, we will need the flexibility to provide grants to key employees to provide incentives for them to manage expanded levels of operations and achieve our growth targets.

     We believe that in a business that is as heavily human-capital intensive as ours, options and other types of stock awards are an important factor in hiring and retaining talented personnel. While we recognize the possible dilutive effect to our stockholders, we believe, on balance, the incentive that is provided by the opportunity to participate in our growth and earnings through the granting of awards to acquire our common stock is important to our success and, accordingly, will benefit us and our stockholders. We believe it is in the best interests of our stockholders to approve these amendments to, and the restatement of, the Plan.

Principal Provisions of the 2005 Equity Incentive Plan

     The following summary of the Plan, as amended and proposed for stockholder approval, is not a complete description of all of the provisions of the Plan and is qualified in its entirety by reference to the full text of the proposed amended Plan that is attached hereto as Appendix C.

     Administration. Our Board of Directors, or a committee designated by the Board of Directors, administers our Plan. The Board, or its delegates, determines who will be granted awards, the date of grants of awards and the terms and provisions of each award (which need not be identical).

     Eligibility. Our employees, non-employee directors and consultants are eligible to receive awards under the Plan, a total of approximately 24 people.

     Securities Subject to Plan. As of May 31, 2006, a total of 257,000 shares of common stock, excluding the proposed increase of 1,600,000 shares, remain available for future awards under the Plan. If the amendments to the Plan are approved by the stockholders, the number of shares of common stock available for future awards will be increased by 1,600,000 shares, with a total of 4,000,000 shares ultimately reserved in total under the Plan (including options and shares already issued under the Plan). As of May 31, 2006, there were outstanding options to purchase 1,740,000 shares of our common stock under the Plan.

     Should an option under the Plan expire or terminate for any reason prior to exercise in full, the shares subject to the unexercised portion of the option will be available for subsequent awards under the Plan.

     Option Grants: Price and Exercisability. The Plan authorizes the Board to grant options that are incentive stock options or nonstatutory stock options. Incentive stock options may be granted only to employees of IntraOp. Nonstatutory stock options may be granted to employees, non-employee directors and consultants of IntraOp. The option exercise price of each option granted under the Plan may not be less than 100% of the fair market value of the common stock on the grant date, as determined by the Board of Directors or a Committee of the Board. As of June 15, 2006, the last reported sale price for our common stock on the OTC Bulletin Board was $0.70 per share.

     For purposes of establishing the exercise price and for all other valuation purposes under the Plan, the fair market value of a share of common stock on any relevant date will be the fair value of the common stock as determined by the Board of Directors in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

     Options granted under the Plan may be exercised in whole or in part and the purchase price may be paid in cash, other shares of our common stock or through a net exercise.

     No optionee will have any stockholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price and become a holder of record of the shares. During the optionee's lifetime, the option may be exercised only by the optionee and options are not assignable or transferable other than by will or the laws of descent and distribution.

     Options granted under the Plan must be exercised within a period fixed by the Board, which period shall be not more than ten years from the date of grant. Options may expire before the end of the option period if the optionee's service with us ceases for any reason, including death, disability, retirement or termination.

     The Board shall determine the vesting schedule for options and shall set forth such vesting schedule in the award agreement. Vesting may be based on any of the following: (i) continuous employment with the Company, (ii) performance, or (iii) any combination of (i) and (ii).

     Termination of Service. Any option held by the optionee upon termination of service will cease to be exercisable 90 days following termination of service, if the cause of termination is anything other than death or disability. Each such option will normally be exercisable only as to shares of common stock in which the optionee is vested at the time of termination. In the case of death or disability, any option held by the optionee upon termination of service will be exercisable until the expiration of the option period, in the case of death, and one year from the date of termination in the case of disability, and all such options shall be exercisable to the extent vested at the time of death or disability.

     Reorganization or Liquidation of the Company. In the event of the liquidation or dissolution of IntraOp, any unexercised options then outstanding shall be deemed canceled as of the effective date of such event.

     Amendment and Termination of Plan. No awards may be granted under the Plan after December 6, 2015 and the Plan shall terminate when all options under the plan are no longer outstanding. The Board of Directors may, at any time, amend or discontinue the Plan, and the Board may amend or cancel any option for any lawful purpose, but no action can adversely affect rights under any outstanding award without the recipient's consent. Except for adjustments upon changes in capitalization, stock split or dividend, merger or similar event, the Plan prohibits us from increasing the maximum number of shares available under the Plan, materially modifying the requirements as to eligibility to participate in the Plan or materially increase benefits accruing to option holders under the Plan without stockholder approval.

     Adjustments and Corporate Transactions. If any change of common stock occurs (through a recapitalization, stock dividend, stock split, reorganization, merger or similar change affecting common stock), we will make appropriate adjustments in the number and kind of shares covered by each outstanding option or other award granted under the Plan, the maximum number of shares reserved for issuance under the Plan and the exercise price per share in respect of each outstanding option or other award to prevent dilution or enlargement of benefits thereunder.

Summary of Federal Income Tax Consequences of Awards Granted Under the Plan

     The following is only a summary of the general rules of present U.S. federal income tax law relating to the tax treatment of the recipient and IntraOp with respect to the awards under the Plan. The discussion is general in nature and is not intended to be exhaustive and among other things, does not discuss the tax consequences of a participant's death or the income taxes of any city, state or foreign country in which the participant may reside.

     Options granted under the Plan may be incentive stock options or non-statutory options.

     Incentive Stock Options. Under current tax rules, an optionee will not be subject to the regular income tax when an incentive stock option ("ISO") is issued or when the ISO is exercised. However, the spread between the value of the stock and the option exercise price will be included in the calculation for determining whether the alternative minimum tax applies to the optionee. The optionee may be subject to the regular income tax when he or she sells or otherwise disposes of the shares issued upon exercise of the ISO. If the optionee satisfies the ISO holding periods, the difference between the exercise price of the option and the sale price of the shares issued upon exercise of the option will be treated as long-term capital gain or loss. To qualify for preferential tax treatment, the shares purchased in an ISO exercise must be held at least one (1) year from the date of the option exercise and two (2) years from the date of option grant. If the optionee transfers shares issued upon exercise of an ISO prior to satisfying both of the holding periods, the optionee will have a "disqualifying disposition," and the shares the optionee sells will be disqualified from preferential tax treatment. If the optionee makes a disqualifying disposition by selling shares resulting from an ISO exercise prior to the expiration of the applicable holding periods, the optionee will pay ordinary income tax on the lesser of: (i) the difference between the exercise price of the ISO and the fair market value of the shares on the date of exercise, or (ii) the difference between the fair market value of the shares on the date of the disqualifying disposition and the exercise price. This amount will be added to the optionee's total wages, but IntraOp will not withhold taxes on this additional income. The optionee will also have capital gain income if the sale price of the shares sold in a disqualifying disposition is greater than the fair market value on the exercise date.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     We may be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.


Accounting Treatment

     Beginning January 1, 2006, we will be required to adopt Financial Accounting Standard ("FAS") 123r, which requires "fair-value" accounting for all share-based payments, including employee stock options that are granted with an exercise price equal to the fair market value of the option shares on the grant date. Under this new standard, we will be required to record on our balance sheet the fair market value of all employee stock option awards on the date of grant, and amortize as compensation expense that estimated value on a pro rata basis over the service period.

Required Vote and Board Recommendation

     The affirmative vote of the holders of a majority of the votes cast on this proposal in person or by proxy is required to approve the amendment of the Plan.

THE INTRAOP BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE 1995 STOCK OPTION PLAN AND TO AUTHORIZE AN ADDITIONAL 1,600,000 SHARES FOR ISSUANCE UNDER THE PLAN.

                                   PROPOSAL 3:
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Our Board of Directors has selected Pohl, McNabola, Berg & Company, LLP as our principal accountant for the fiscal year ending September 30, 2006 and has further directed that management submit the selection of the principal accountant for ratification by the stockholders at the annual meeting. The audit committee recommended the appointment of Pohl, McNabola, Berg & Company, LLP to the Board. Pohl, McNabola, Berg & Company, LLP has acted as our principal accountant starting with fiscal year 2005.

     Stonefield Josephson, Inc., or SJI, became the independent public accountants for IntraOp on April 25, 2005. SJI had been the independent auditors and reviewed the financial statements of IntraOp Medical, Inc., a Delaware corporation, or IMI, since May 21, 2004. IMI was merged with and into IntraOp on March 9, 2005, and on April 25, 2005, became our independent public accountants.

     On September 12, 2005, SJI resigned as the independent registered public accounting firm for IntraOp. SJI's report on IMI's consolidated balance sheet as of September 30, 2004 and the related consolidated statements of operations and stockholders' deficit and cash flows for the years ended September 30, 2004 and September 30, 2003 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle, except that such report expressed SJI's opinion that various factors about IMI raised substantial doubt about the ability of IMI to continue as a going concern. In connection with its audit of IMI's consolidated balance sheet as of September 30, 2004 and the related consolidated statements of operations and shareholders' deficit and cash flows for the years ended September 30, 2004 and September 30, 2003 and, with respect to IntraOp, for the period from April 25, 2005 through September 12, 2005, neither IntraOp nor IMI had any disagreements, whether or not resolved, with SJI on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of SJI, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report on the financial statements of IntraOp or IMI for such periods.

     On October 27, 2005 the Audit Committee approved the engagement of Pohl, McNabola, Berg & Company, LLP as its principal accountant to audit its financial statements for the fiscal year ending September 30, 2005 and signed an audit engagement letter with the firm on November 17, 2005.

Fees

     (1) Audit Fees. The aggregate fees billed to us for the years ended September 30, 2005 and September 30, 2004 for professional services rendered by our principal accountant for the audit of our annual financial statements and review of financial statements included in our Form 10-KSB were $101,728 and $56,840, respectively.

     (2) Audit-Related Fees. There were no fees billed to us for the years ended September 30, 2005 and September 30, 2004 for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Item (1) above.

     (3) Tax Fees. The aggregate fees billed to us for the years ended September 30, 2005 and September 30, 2004 for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning were $0 and $7,275, respectively.

     (4) All Other Fees. There were no other fees billed to us for the years ended September 30, 2005 and September 30, 2004 for products and services provided by our principal accountant, other than the services reported in Items
(1) through (3) above.

     (5) Our audit committee pre-approves all auditing and tax services to be provided by our principal accountant on an annual basis prior to entering into an engagement with our principal accountant for such services. All other non-audit services, if any, must be pre-approved by our audit committee on a case by case basis. All services described in Items (1) through (4) above for the fiscal year ended September 30, 2005, were pre-approved by management, or following their first meeting on October 27, 2005, by our audit committee.

     (6) All of the hours expended on our principal accountant's engagement to audit our financial statements for the fiscal year ended September 30, 2005 were attributed to work performed by our principal accountant's full time, permanent employees.


General

     Representatives of Pohl, McNabola, Berg & Company, LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Pohl, McNabola, Berg & Company, LLP as our independent auditors is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of Pohl, McNabola, Berg & Company, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will reconsider whether to retain that firm. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of IntraOp and its stockholders.

     THE INTRAOP BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF POHL, McNABOLA, BERG & COMPANY, LLP AS OUR INDEPENDENT AUDITORS.

                                  OTHER MATTERS

Information About Stockholder Proposals

     If you wish to submit a proposal to be included in our proxy statement for consideration at our 2007 annual meeting, you may do so by following the procedures prescribed in the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in our proxy statement and proxy materials, we must receive your proposal no later than March 7, 2007.

     If you intend to present a proposal at our 2007 annual meeting, but you do not intend to have it included in our 2007 proxy statement, your proposal must be delivered to the Secretary of IntraOp no later than May 21, 2007.

Other Business

     The Board of Directors does not intend to bring any other business before the meeting and, to the knowledge of the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. If any other business does properly come before the meeting, however, the proxies will be voted in accordance with the judgment of the persons voting them.

Annual Report

     Together with this proxy statement, we have distributed to each of our stockholders our Annual Report on Form 10-KSB for the year ended September 30, 2005, which includes the consolidated financial statements of IntraOp and its subsidiaries. If you have not received a copy of our Form 10-KSB for the year ended September 30, 2005 we will send you a copy, without charge, upon written request to our Corporate Secretary at the address below.

     The Annual Report on Form 10-KSB includes a list of exhibits filed with the Securities and Exchange Commission, but does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing the exhibits will be your responsibility. Please write to:

                               Corporate Secretary
                           IntraOp Medical Corporation
                               570 Del Rey Avenue
                           Sunnyvale, California 94085

     In addition, the Securities and Exchange Commission maintains an internet site at http://www/sec.gov that contains information filed with them.

     You should rely only on the information contained in this document to vote your shares at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated June 20, 2006. You should not assume that the information contained in this document is accurate as of any date other than the date indicated, and neither the mailing of this document creates any implication to the contrary.

                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           /s/ Mary Louise Meurk
                                           ---------------------
                                           Mary Louise Meurk, Secretary
                                           IntraOp Medical Corporation

Dated:  June 20, 2006
Sunnyvale, California

                                                                      APPENDIX A

                          Nominating Committee Charter
                          ----------------------------

                           INTRAOP MEDICAL CORPORATION
                                   CHARTER OF
                     THE NOMINATING AND GOVERNANCE COMMITTEE
                            OF THE BOARD OF DIRECTORS

I.   STATEMENT OF POLICY

     This Charter specifies the scope of the responsibilities of the Nominating and Corporate Governance Committee (the "Committee") of the Board of Directors (the "Board") of Intraop Medical Corporation (the "Company") and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

     The primary responsibilities of the Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates;
(iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and (vi) provide oversight in the evaluation of the Board and each committee.

II.  ORGANIZATION AND MEMBERSHIP REQUIREMENTS

     The Committee shall be comprised of three or more directors, each of whom shall satisfy the independence requirements established by the rules of Nasdaq, provided that one director who does not meet the independence criteria of Nasdaq may, subject to the approval of the Board, serve on the Committee pursuant to, and subject to the limitation under, the "exceptional and limited circumstances" exception as provided under the rules of Nasdaq.

     The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be removed or replaced by the Board. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership. The Committee may, from time to time, delegate duties or responsibilities to subcommittees or to one member of the Committee.

     A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee.

     The Committee shall have the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate to perform its duties hereunder, and to determine the terms, costs and fees for such engagements. Without limitation, the Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates and to determine and approve the terms, costs and fees for such engagements. The fees and costs of any consultant or advisor engaged by the Committee to assist the Committee in performing its duties hereunder shall be borne by the Company.

III. MEETINGS

     The Committee shall meet as often as it deems necessary to fulfill its responsibilities hereunder, and may meet with management or individual directors at any time it deems appropriate to discuss any matters before the Committee.

     The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

IV.  COMMITTEE AUTHORITY AND RESPONSIBILITY

     To fulfill its responsibilities and duties hereunder, the Committee shall:

  A. Nominating Functions

     1. Evaluate and select, or recommend to the Board, director nominees for each election of directors, except that if the Company is at any time legally required by contract or otherwise to provide any third party with the ability to nominate a director, the Committee need not evaluate or propose such nomination, unless required by contract or requested by the Board.

     2. Determine criteria for selecting new directors, including desired board skills and attributes, and identify and actively seek individuals qualified to become directors.

     3. Consider any nominations of director candidates validly made by stockholders.

     4. Review and make recommendations to the Board concerning qualifications, appointment and removal of committee members.

  B. Corporate Governance Functions

     1. Develop, recommend for Board approval, and review on an ongoing basis the adequacy of, the corporate governance principles applicable to the Company. Such principles shall include director qualification standards, director responsibilities, committee responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance evaluation of the Board and committees.

     2. Assist the Board in developing criteria for the evaluation of Board and committee performance.

     3. Evaluate the Committee's own performance on an annual basis.

     4. If requested by the Board, assist the Board in its evaluation of the performance of the Board and each committee of the Board.

     5. Review and recommend to the Board changes to the Company's bylaws as needed.

     6. Develop orientation materials for new directors and corporate governance-related continuing education for all Board members.

     7. Make regular reports to the Board regarding the foregoing.

     8. Review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

     9. Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

                                                                      APPENDIX B

                             Audit Committee Charter
                             -----------------------

                           INTRAOP MEDICAL CORPORATION
                      CHARTER OF THE AUDIT COMMITTEE OF THE
                               BOARD OF DIRECTORS


I.   STATEMENT OF POLICY

     This Charter specifies the scope of the responsibilities of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Intraop Medical Corporation (the "Company") and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

     The primary purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company's financial statements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company's independent auditor, review the performance of the Company's internal audit function and prepare any reports required of the Committee under rules of the Securities and Exchange Commission ("SEC").

     The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate investigations, and hire legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II.  ORGANIZATION AND MEMBERSHIP REQUIREMENTS

     The Committee shall comprise three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of The Nasdaq Stock Market, provided that one director who does not meet the independence criteria of Nasdaq, but is not a current employee or officer, or an immediate family member of an employee or officer, may be appointed to the Committee, subject to the approval of the Board pursuant to, and subject to the limitations under, the "exceptional and limited circumstances" exceptions as provided under the rules of Nasdaq. In addition, the Committee shall not include any member who:

     -- has participated in the preparation of the financial statements of the Company or any current subsidiary at any time during the past three
          (3) years; or

     -- accepts any consulting, advisory, or other compensatory fee, directly or indirectly, from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board; or

     -- is an affiliate of the Company or any subsidiary of the Company, other than a director who meets the independence requirements of The Nasdaq Stock Market.

     Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, at least one member shall have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual being financially sophisticated, which may include being or having been a chief executive, chief financial or other senior officer with financial oversight responsibilities.

     The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III. MEETINGS

     The Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate. The Committee shall meet with management, internal auditors and the independent auditor in separate executive sessions as appropriate. The Committee shall meet with the independent auditor and management on a quarterly basis to review the Company's financial statements and financial reports. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record summaries of its recommendations to the Board in written form, which will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

IV.  COMMITTEE AUTHORITY AND RESPONSIBILITIES

     To fulfill its responsibilities and duties, the Committee shall:

  A. Oversight of the Company's Independent Auditor

     1. Be directly and solely responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each such auditor reporting directly to the Committee.

     2. Periodically review and discuss with the independent auditor (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the independent auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor's objectivity and independence and (z) whether any of the Company's senior finance personnel were recently employed by the independent auditor.

     3. Obtain and review annually a report from the independent auditor describing (i) the independent auditor's internal quality-control procedures,
(ii) any material issues raised by the most recent internal quality-control review or peer reviews or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues, and (iii) all relationships between the independent auditor and the Company.

     4. Evaluate annually the qualifications, performance and independence of the independent auditor, including a review of whether the independent auditor's quality-control procedures are adequate and a review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management and the Company's internal auditors, and report to the Board on its conclusions, together with any recommendations for additional action.

     5. Consult with the independent auditor to assure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years, consider issues related to the timing of such rotation and the transition to new lead and reviewing partners, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm, and report to the Board on its conclusions.

     6. Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee's responsibilities hereunder and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting.

     7. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

     8. Approve as necessary the termination of the engagement of the independent auditor.

     9. Establish policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the impact of such policies on auditor independence.

     10. Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the independent auditor but that were "passed" (as immaterial or otherwise), any communications between the audit team and the independent auditor's national office respecting auditing or accounting issues presented by the engagement, any "management" or "internal control" letter or schedule of unadjusted differences issued, or proposed to be issued, by the independent auditor to the Company, or any other material written communication provided by the independent auditor to the Company's management.

     11. Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles ("GAAP") that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

  B. Review of Financial Reporting, Policies and Processes

     1. Review and discuss with management and the independent auditor the Company's annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company's annual report on Form 10-K.

     2. Review and discuss with management and the independent auditor the Company's quarterly financial statements.

     3. Review and discuss with management and the independent auditor the Company's disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Company's periodic reports.

     4. Review and discuss earnings press releases and other information provided to securities analysts and rating agencies, including any "pro forma" or adjusted financial information.

     5. Periodically meet separately with management and with the independent auditor.

     6. Review with management and the independent auditor any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

     7. Review with management its assessment of the effectiveness and adequacy of the Company's internal control structure and procedures for financial reporting ("Internal Controls"), review with the independent auditor the attestation to and report on the assessment made by management, and consider with management and the independent auditor whether any changes to the Internal Controls are appropriate in light of management's assessment or the independent auditor's attestation.

     8. To the extent that it deems appropriate, review with management its evaluation of the Company's procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the SEC for the filing of such reports ("Disclosure Controls"), and consider whether any changes are appropriate in light of management's evaluation of the effectiveness of such Disclosure Controls.

     9. Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company's financial results and operations, as well as the disclosure regarding such transactions and structures in the Company's public filings.

     10. Review with management and the independent auditor the effect of regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in selection of an application of accounting principles. Consider and approve, if appropriate, changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor or management.

     11. Review any analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the effects of alternative GAAP methods on the financial statements.

     12. Review any special audit steps adopted in light of material control deficiencies.

  C. Risk Management, Related Party Transactions, Legal Compliance and Ethics

     1. Review with the chief executive and chief financial officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls that could adversely affect the Company's ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's Internal Controls.

     2. Review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

     3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

     4. Consider and present to the Board for adoption a Code of Conduct for all employees and directors, which meets the requirements of Item 406 of the SEC's Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Conduct. Review such Code of Conduct periodically and recommend such changes to such Code of Conduct as the Committee shall deem appropriate, and adopt procedures for monitoring and enforcing compliance with such Code of Conduct.

     5. As requested by the Board, review and investigate conduct alleged by the Board to be in violation of the Company's Code of Conduct and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

     6. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company's financial statements or accounting policies.

     7. Review with the Company's general counsel and report to the Board on litigation, material government investigations and compliance with applicable legal requirements and the Company's Code of Conduct.

     8. Prepare the report required by the rules of the SEC to be included in the Company's annual proxy statement.

     9. Review and reassess the Charter's adequacy at least annually.

                                                                      APPENDIX C

                           2005 Equity Incentive Plan
                           --------------------------

                           INTRAOP MEDICAL CORPORATION
                           2005 EQUITY INCENTIVE PLAN

                  Board of Directors Approval: December 7, 2005

                   Stockholder Approval: ______________, 2006

     1. Purposes of the Plan. The purposes of the 2005 Equity Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Employees, Directors and Consultants of the Company and its Subsidiaries, and to promote the success of the Company's business. Options granted hereunder may be either Incentive Stock Options or Nonstatutory Stock Options at the discretion of the Committee.

     2. Definitions. As used herein, and in any Option granted hereunder, the following definitions shall apply:


          (a) "Affiliate" shall mean any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

          (b) "Board" shall mean the Board of Directors of the Company.

          (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (d) "Common Stock" shall mean the Common Stock of the Company.

          (e) "Company" shall mean Intraop Medical Corporation, a Nevada corporation, or any successor thereto.

          (f) "Committee" shall mean the Committee appointed by the Board in accordance with paragraph (a) of Section 4 of the Plan. If the Board does not appoint or ceases to maintain a Committee, the term "Committee" shall refer to the Board.

          (g) "Consultant" shall mean any consultant, independent contractor or other person who provides significant services to the Company or any Subsidiary, but who is neither an Employee nor a Director.

          (h) "Director" shall mean a member of the Board of Directors of the Company.

          (i) "Employee" shall mean any person, including officers (whether or not they are directors) , employed by the Company or any Affiliate.

          (j) "Fair Market Value" shall mean the price for the Shares determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

          (k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (l) "Incentive Stock Option" shall mean any option granted under this Plan and any other option granted to an Employee in accordance with the provisions of Section 422 of the Code, and the regulations promulgated thereunder.

          (m) "Nonstatutory Stock Option" shall mean an Option granted under the Plan that is subject to the provisions of Section 1.83-7 of the Treasury Regulations promulgated under Section 83 of the Code.

          (n) "Option" shall mean a stock option granted pursuant to the Plan.

          (o) "Option Agreement" shall mean a written agreement between the Company and the Optionee regarding the grant and exercise of Options to purchase Shares and the terms and conditions thereof as determined by the Committee pursuant to the Plan.

          (p) "Optioned Shares" shall mean the Common Stock subject to an Option.

          (q) "Optionee" shall mean an Employee, Director or Consultant who receives an Option.

          (r) "Plan" shall mean this 2005 Equity Incentive Plan. The Plan was formerly named the Intraop Medical, Inc. 1995 Stock Option Plan.

          (s) "Securities Act" shall mean the Securities Act of 1933, as amended.

          (t) "Share" shall mean a share of the Common Stock subject to an Option, as adjusted in accordance with Section 11 of the Plan.

          (u) "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (v) "Termination of Service" shall mean (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate; and (c) in the case of a non-employee Director, a cessation of the Director's service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, disability, retirement or non-reelection to the Board.

     3. Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is four million (4,000,000) Shares. The Shares may be authorized but unissued or reacquired shares of Common Stock. If an Option expires or becomes unexercisable for any reason without having been exercised in full, the Shares which were subject to the Option but as to which the Option was not exercised shall, unless the Plan shall have been terminated, became available for other Option grants under the Plan. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan and the number, class, and price of Shares subject to outstanding Options in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such Options. Shares issued under the Plan and later repurchased by the Company pursuant to any repurchase right that the Company may have shall not be available for future grant under the Plan; provided, that if unvested Shares of Common Stock are repurchased by the Company at their original purchase price, and the original Shares purchaser did not receive any benefits of ownership of those Shares (other than voting rights), then those Shares shall become available for future grant under the Plan.

     4. Administration of the Plan.

          (a) Procedure. The Plan shall be administered by the Board. The Board may appoint a Committee consisting of not less than three (3) members of the Board to administer the Plan, subject to such terms and conditions as the Board may prescribe, once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and, thereafter, directly administer the Plan.

          Members of the Board or Committee who are either eligible for Options or have been granted Options may vote on any matters affecting the administration of the Plan or the grant of Options pursuant to the Plan, except that no such member shall act upon the granting of an Option to himself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board or the Committee during which action is taken with respect to the granting of an Option to him or her.

          The Committee shall meet at such times and places and upon such notice as the Chairperson determines. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing or approved in writing by all of the members of the Committee shall be valid acts of the Committee.

          (b) Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority: (i) to determine, upon review of relevant information, the Fair Market Value of the Common Stock; (ii) to determine the exercise price of options to be granted, the Employees, Directors and Consultants to whom and the time or times at which options shall be granted, and the number of shares to be represented by each option; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to determine the terms and provisions of each option granted under the Plan (which need not be identical) and, with the consent of the holder thereof, to modify or amend any option; (vi) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Committee; (vii) defer an exercise date of any Option (with the consent of the Optionee), subject to the provisions of Section 9(a) of the Plan; (viii) to determine whether Options granted under the Plan will be Incentive Stock Options or Nonstatutory Stock Options; and (ix) to make all other determinations deemed necessary or advisable for the administration of the Plan.

          (c) Acceleration of Vesting. In addition to its other powers, the Committee, in its discretion, has the right, but not the obligation, to accelerate unvested Options in connection with (i) any tender offer for a majority of the outstanding shares of Common Stock by any person or entity; (ii) any proposed sale or conveyance of all or substantially all of the property and assets of the Company; or (iii) any proposed consolidation or merger of the Company with or into any other corporation, unless the Company is the surviving corporation. In the case of such accelerated vesting, the Company shall give written notice to the holder of any Option that such Option may be exercised even though the Option or portion thereof would not otherwise have been exercisable had the foregoing event not occurred. In such event, the Company shall permit the holder of any Option to exercise during the time period specified in the Company's notice, which period shall not be less than ten days following the date of notice. Upon consummation of a tender offer or proposed sale, conveyance, consolidation or merger to which such notice shall relate, all rights under said Option which shall not have been so exercised shall terminate unless the agreement governing the transaction shall provide otherwise.

          (d) Effect of Committee's Decision. All decisions, determinations and interpretations of the Committee shall be final and binding on all potential or actual Optionees, any other holder of an Option or other equity security of the Company and all other persons.

     5. Eligibility.

          (a) Persons Eligible for Options. Options under the Plan may be granted only to Employees, Directors or Consultants whom the Committee, in its sole discretion, may designate from time to time. Incentive Stock Options may be granted only to Employees. An Employee who has been granted an Option, if he or she is otherwise eligible, may be granted an additional Option or Options. However, the aggregate Fair Market Value of the Shares subject to one or more Incentive Stock Options grants that are exercisable for the first time by an Optionee during any calendar year (under all stock option plans of the Company and its Subsidiaries) shall not exceed $100,000 (determined as of the grant date). Any options granted that exceed the foregoing limitation shall be deemed to be Nonstatutory Stock Options.

          (b) No Right to Continuing Employment. Neither the establishment nor the operation of the Plan shall confer upon any Optionee or any other person any right with respect to continuation of employment or other service with the Company or any Subsidiary, nor shall the Plan interfere in any way with the right of the Optionee or the right of the Company (or any Subsidiary) to terminate such employment or service at any time.

     6. Term of Plan. The Plan shall become effective upon its adoption by the Board or its approval by vote of the holders of the outstanding shares of the Company entitled to vote on the adoption of the Plan (in accordance with the provisions of Section 17 hereof), whichever is earlier. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 14 of the Plan.

     7. Term of Option. Unless the Committee determines otherwise, the term of each Option granted under the Plan shall be ten (10) years from the date of grant. The term of the Option shall be set forth in the Option Agreement. No Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date such Option is granted; provided that, no Incentive Stock Option granted to any Employee who, at the date such Option is granted, owns (within the meaning of Section 425(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliates shall be exercisable after the expiration of five (5) years from the date such Option is granted.

     8. Exercise Price and Consideration.

          (a) Exercise Price. Except as provided in subsection (b) below, the exercise price for the Shares to be issued pursuant to any Option shall be such price as is determined by the Committee, which shall in no event be less than: the Fair Market Value of such Shares on the date the Option is granted; provided that, in the case of any Optionee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate of the Company, the exercise price shall be not less than one hundred and ten percent (110%) of Fair Market Value of such Shares on the date the Option is granted.

          (b) Ten Percent Stockholders. No Option shall be granted to any Employee who, at the date such Option is granted, owns (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, unless the exercise price for the Shares to be issued pursuant to such Option is at least equal to one hundred and ten percent (110%) of the Fair Market Value of such Shares on the grant date.

          (c) Consideration. The consideration to be paid for the Optioned Shares shall be payment in cash or by check unless payment in some other manner, including by promissory note, other shares of the Company's Common Stock or such other consideration and method of payment for the issuance of Optioned Shares as is authorized by the Committee at the time of the grant of the Option. Any cash or other property received by the Company from the sale of Shares pursuant to the Plan shall constitute part of the general assets of the Company.

     9. Exercise of Option.

          (a) Vesting Period. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee and as shall be permissible under the terms of the Plan, which shall be specified in the Option Agreement evidencing the Option. Options granted under the Plan shall vest at a rate of at least twenty percent (20%) per year.

          (b) Exercise Procedures. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the option agreement evidencing the Option, and full payment for the Shares with respect to which the Option is exercised has been received by the Company.

          An Option may not be exercised for fractional shares. As soon as practicable following the exercise of an Option in the manner set forth above, the Company shall issue or cause its transfer agent to issue stock certificates representing the Shares purchased. Until the issuance of such stock certificates (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Shares notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other rights for which the record date is prior to the date of the transfer by the Optionee of the consideration for the purchase of the Shares, except as provided in Section 12 of the Plan. The exercise of an Option by any person subject to short-swing trading liability under Section 16(b) of the Exchange Act shall be subject to compliance with all applicable requirements of Rule l6b promulgated under the Exchange Act.

          (c) Death of Optionee. In the event of the death during the Option period of an Optionee who is at the time of his death, or was within the ninety
(90)-day period immediately prior thereto, an Employee or Director, the Option may be exercised, at any time prior to the expiration of the Option period, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent such Option was exercisable at the time of the Optionee's death.

          (d) Disability of Optionee. In the event of the disability during the Option period of an Optionee who is at the time of such disability, or was within the ninety (90)-day period prior thereto, an Employee or Director, the Option may be exercised at any time within one (1) year following the date of disability, but only to the extent such Option was exercisable at the time of the termination of Optionee's status as an Employee or Director or the date on which Optionee first becomes disabled, whichever comes first, subject to the condition that no option shall be exercised after the expiration of the Option period.

          (e) Termination of Status as an Employee, Director or Consultant. If an Optionee shall cease to be an Employee or Director for any reason other than disability or death, or if an Optionee shall cease to be Consultant for any reason, the Optionee may, but only within ninety (90) days (or such other period of time as is determined by the Committee, but no greater than ninety (90) days in the case of an Incentive Stock Option) after such Optionee's Termination of Service, exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination, subject to the condition that no option shall be exercisable after the expiration of the Option period.

          (f) Exercise of Option with Stock. The Committee may permit an Optionee to exercise an Option by delivering shares of the Company's Common Stock. If the Optionee is so permitted, the option agreement covering such Option may include provisions authorizing the Optionee to exercise the Option, in whole or in part, by: (i) delivering whole shares of the Company's Common Stock previously owned by such Optionee (whether or not acquired through the prior exercise of a stock option) having a Fair Market Value equal to the aggregate exercise price for the Optioned Shares issuable on exercise of the Option; and/or (ii) directing the Company to withhold from the Shares that would otherwise be issued upon exercise of the Option that number of whole Shares having a fair market value equal to the aggregate exercise price for the Optioned Shares issuable on exercise of the Option. Shares of the Company's Common Stock so delivered or withheld shall be valued at their Fair Market Value at the close of the last business day immediately preceding the date of exercise of the Option, as determined by the Committee. Any balance of the exercise price shall be paid in cash. Any shares delivered or withheld in accordance with this provision shall not again become available for purposes of the Plan and for Options subsequently granted thereunder.

          (g) Withholding Requirements. Prior to the delivery of any Shares, the Company shall have the power and the right to deduct or withhold, or require an Optionee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Optionee's FICA obligation) required to be withheld.

          (h) Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit an Optionee to satisfy such tax withholding obligation, in whole or in part by
(a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount which the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Optionee with respect to the Option on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

     10. Non-Transferability of Shares. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

     11. Limited Transferability of Options No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an Option granted to an Optionee shall be available during his or her lifetime only to the Optionee.

     12. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Optioned Shares covered by each outstanding Option, and the per share exercise price of each such Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, recapitalization, combination, reclassification, the payment of a stock dividend on the Common Stock or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

     The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the number or class of securities covered by any Option, as well as the price to be paid therefor, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

     Unless otherwise determined by the Committee, upon the dissolution or liquidation of the Company, or upon the sale of substantially all of the assets of the Company, or upon any merger or consolidation of the Company if the Company is not the surviving corporation, the Options granted under the Plan shall terminate and thereupon become null and void. Each Optionee shall be given not less than ten (10) days notice of such event and the opportunity to exercise each outstanding option before such event is effected.

     13. Time of Granting Options. Unless otherwise specified by the Committee, the date of grant of an Option under the Plan shall be the date on which the Committee makes the determination granting such option. Notice of the determination shall be given to each Optionee to whom an Option is so granted within a reasonable time after the date of such grant.

     14. Amendment and Termination of the Plan. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable. However, except as provided in Section 12 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Exchange Act Rule 16b-3 or any Nasdaq or securities exchange listing requirements. Any such amendment or termination of the Plan shall not affect Options already granted, and such Options shall remain in full force and effect as if the Plan had not been amended or terminated. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

     15. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an Option granted under the Plan unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     16. Reservation of Shares. During the term of this Plan the Company will at all times reserve and keep available the number of Shares as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain from any regulatory body having jurisdiction and authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such Shares as to which such requisite authority shall not have been obtained.

     17. Effective Date of Plan. This Plan shall become effective when adopted by the Company's Board of Directors and shall be submitted to the Company's stockholders for approval.

     18. Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Option, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

                                                                      APPENDIX D


                     PROXY -- Notice of 2006 Annual Meeting
 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTRAOP MEDICAL CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS ON AUGUST 8, 2006 AT 2:00PM
  Sheraton Hotel, Orchid Room, 1100 North Mathilda Avenue, Sunnyvale CA 94089.

The signing stockholder hereby constitutes and appoints Donald A. Goer, Chief Executive Officer of Intraop Medical Corporation and Howard Solovei, Chief Financial Officer of Intraop Medical Corporation as proxies, with the power to appoint his substitute, and hereby authorizes each to represent and to vote as designated below, all shares of common stock of Intraop Medical Corporation held of record by the signing stockholder on June 6, 2006 at the annual meeting of stockholders to be held on August 8, 2006, or any adjournment thereof.

1. Election of Directors -- The Board of Directors recommends a vote "FOR" all director nominees:


[ ]  (01) Paul J. Crowe           [ ]  (05) Stephen L. Kessler            [ ] FOR ALL EXCEPT
[ ]  (02) Michael Freibe, Ph. D.  [ ]  (06) Allen C. Martin                   To withhold a vote for a specific
[ ]  (03) Donald A. Goer, Ph. D.  [ ]  (07) John P. Mathew                    nominee, mark this box with an X and
[ ]  (04) Keith Jacobson          [ ]  (08) Theodore L. Phillips, M.D.        the numbered box to the left from the
                                                                              numbered list of nominees.


[ ]  TO VOTE FOR ALL NOMINEES     [ ]  TO WITHHOLD VOTE FROM ALL NOMINEES
             ---                          --------

Proposals -- The Board of Directors recommends a vote "FOR" proposals 2 and 3

2. To approve the amendment and restatement of the 1995 Stock Option Plan and authorize an additional 1,600,000 shares for issuance under the Plan:

     [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

3. To ratify the appointment of Pohl, McNabola, Berg & Company, LLP as auditors of the Company's financial statements for the fiscal year ending September 30, 2006:

     [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

                (Continued and to be signed on the reverse side)

The signing stockholder hereby acknowledges receipt of the notice of annual meeting and proxy statement and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to the annual meeting. If you received more than one proxy card, please date, sign and return all cards in the accompanying envelope.

This proxy when properly executed will be voted in the manner directed herein by the signing stockholder. If no direction is made, this proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposals 2 and 3.


                        Authorized Signatures -- Sign Here -- This section must be completed for your instructions to be executed.


                        --------------------------------------------------------
                        Signature                               Date

                        --------------------------------------------------------
                        Signature                               Date


                        Please sign as name(s) appears hereon. Give full title if you are signing for a corporation, partnership or other entity, or as an attorney, administrator, executor, guardian, trustee or in any other representative capacity.

                                  Attachment B
                 Form 10-QSB for the Quarter Ended June 30, 2006








                  (remainder of page intentionally left blank)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 10-QSB


[X] Quarterly Report under Section 13 or 15(d) of the Securities Exchange Act of 1934
     For the quarterly period ended June 30, 2006

[ ] Transition Report under Section 13 or 15(d) of the Securities Exchange Act of 1934
     For the transition period ____________ to ____________


                        Commission File Number 000-49735



                           INTRAOP MEDICAL CORPORATION

        (Exact name of small business issuer as specified in its charter)


              Nevada                                    87-0642947
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)

                               570 Del Rey Avenue
                           Sunnyvale, California 94085
                    (Address of principal executive offices)

          Issuer's telephone number, including area code: 408-636-1020



              (Former name, former address and former fiscal year,
                          if changed since last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days [X] Yes [ ] No

Indicate by check mark whether the registrant is a shell company (as defined in
Rule 12b-2 of the Exchange Act). [ ] Yes   [X] No

State the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: 26,027,172 shares of $0.001 par value Common Stock outstanding as of the date of this filing.

Transitional Small Business Disclosure Format (Check one):   Yes [ ]    No [X]

                           INTRAOP MEDICAL CORPORATION

                                   FORM 10-QSB

                                TABLE OF CONTENTS



PART 1 - FINANCIAL INFORMATION.................................................3
   Item 1.  Financial Statements...............................................3
   Item 2.  Management's Discussion and Analysis or Plan of Operation..........3
   Item 3.  Controls And Procedures...........................................29

PART II - OTHER INFORMATION...................................................30

   Item 1.  Legal Proceedings.................................................30
   Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds.......30
   Item 3.  Defaults upon Senior Securities...................................31
   Item 4.  Submission of Matters to a Vote of Security Holders...............31
   Item 5.  Other Information.................................................31
   Item 6.  Exhibits..........................................................31

SIGNATURES....................................................................32

INDEX TO FINANCIAL STATEMENTS ...............................................Q-1

                         PART 1 - FINANCIAL INFORMATION

Item 1.  Financial Statements

         The accompanying unaudited financial statements, listed on the index to financial statements on page Q-1 and filed as part of this Form 10-QSB, have been prepared in accordance with the instructions to Form 10-QSB and, therefore, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders' deficit in conformity with generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. Operating results for the three and nine months ended June 30, 2006 are not necessarily indicative of the results that can be expected for the year ending September 30, 2006.


Item 2.  Management's Discussion and Analysis or Plan of Operation

         This discussion and analysis should be read in conjunction with our audited financial statements and accompanying footnotes included in our Form 10-KSB in which we disclosed our financial results for the years ended September 30, 2005 and 2004 and such other reports as we file from time to time with the SEC.

         This section contains forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including those identified in the section of this Form 10-QSB titled " Risk Factors" that may cause actual results to differ materially from those discussed in, or implied by, such forward-looking statements. Forward-looking statements within this Form 10-QSB are identified by words such as "believes," "anticipates," "expects," "intends," "may," and other similar expressions. However, these words are not the only means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We are not obligated and expressly disclaim any obligation to publicly release any update to any forward-looking statement. Actual results could differ materially from those anticipated in, or implied by, forward-looking statements as a result of various factors, including the risks outlined elsewhere in this report.


Business Overview

         Intraop Medical Corporation or IntraOp, formerly Digitalpreviews.com, Inc., was organized under the laws of the State of Nevada on November 5, 1999. IntraOp's initial purpose was to engage in a consulting and seminar business. In September 2003, in anticipation of negotiating a potential merger with Intraop Medical, Inc., a privately-held Delaware corporation, we formally abandoned our consulting and seminar business operations, which from inception through March 9, 2005, generated no revenue and during which time we were considered to be a development stage company. On March 9, 2005, we completed the merger with Intraop Medical, Inc. pursuant to the terms of an Agreement and Plan of Reorganization dated February 24, 2004, or the Merger Agreement, by and between IntraOp and Intraop Medical, Inc., pursuant to which Intraop Medical, Inc. was merged with and into IntraOp, and IntraOp remained as the surviving corporation. As result of the merger, we acquired all of the assets and assumed all of the obligations of Intraop Medical, Inc. Such assets consist, without limitation, of all of Intraop Medical, Inc.'s cash and cash equivalents, accounts receivables, inventory, prepaid expenses, property and equipment, leased equipment, intangible assets (including patents, certain installment payments for license rights to acquire certain technology, amounts paid to third parties for manufacturing and design rights as well as design rights and manufacturing/ design instructions in connection with the Mobetron, Intraop Medical, Inc.'s product, and a certain medical device approval license).

         In connection with the consummation of the merger and pursuant to the merger agreement, each of the issued and outstanding shares of Intraop Medical, Inc.'s preferred stock and common stock was cancelled and extinguished and automatically converted into the right to receive one (1) corresponding share of our common stock. As a result of the merger, 14,175,028 shares of our common stock were issued to stockholders of Intraop Medical, Inc. in exchange for their shares of preferred stock and common stock. Additionally, as of March 9, 2005 we assumed (i) 1,023,611 options reserved under Intraop Medical, Inc.'s stock option plan which were exercisable within 60 days of the closing date for the merger; (ii) warrants exercisable for 926,291 shares of our common stock; and
(iii) convertible promissory notes convertible into 1,540,795 shares of our common stock. Additionally, we sold 795,000 shares of our common stock to certain consultants in consideration for services provided in connection with the consummation of the Merger. All of these securities were issued in reliance upon the exemption from securities registration afforded by the provisions of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         As a result of the merger with Intraop Medical, Inc., we now manufacture, market and distribute the Mobetron, a proprietary mobile electron beam cancer treatment system designed for use in IORT. The IORT procedure involves the direct application of radiation to a tumor and/or tumor bed while a patient is undergoing surgery for cancer. The Mobetron is designed to be used without requiring additional shielding in the operating room, unlike conventional equipment adapted for the IORT procedure. The Mobetron system can be moved from operating room to operating room, thereby increasing its utilization and cost effectiveness. In addition to IORT, the Mobetron system also can be used as a conventional radiotherapy electron beam accelerator.

         Our strategy is to expand our customer base both in the United States and internationally through direct and distributor sales channels and joint ventures with health care providers. We also intend to continue our research and development efforts for additional Mobetron applications.

         We derive revenues from Mobetron product and accessory sales, service and support, and leases. Product sales revenue is recognized upon installation provided that any remaining obligations are inconsequential or perfunctory and collection of the receivable is deemed probable. Revenues from accessory sales are recognized upon shipment. Revenue from lease activities is recognized as income over the lease term as it becomes receivable according to the provisions of the lease. Revenue from maintenance is recognized as services are completed or over the term of the service agreements as more fully disclosed in our financial statements.

         Cost of revenues consists primarily of amounts paid to contract manufacturers and, salary and benefit costs for employees performing customer support and installation, lease related interest expense and depreciation related to leased assets. General and administrative expenses include the salaries and benefits of executive and administrative personnel, communications, facilities, insurance, professional services and other administrative expenses. Sales and marketing costs include salaries, benefits and the related expenses of the sales staff including travel expenses, promotion materials, conferences and seminars. Research and development expenses consist primarily of compensation and related direct costs for employees and an allocation of research and development-related overhead expenses. Since inception, we have invested approximately $7 million in research and development. These amounts have been primarily invested in development of the Mobetron product and have been expensed as they have been incurred.

         As the Mobetron, our primary product, sells for in excess of $1,000,000 depending on configuration, and because we are just beginning to move into full commercial sale and production of this product, our historical results may vary significantly from period to period. For example, the sale of only one Mobetron in any given quarter may substantially alter the sales and cost numbers for that quarter, and the timing of such a sale often cannot be predicted with any accuracy. While we expect that our financial results may ultimately become more predictable as sales increase and costs stabilize, our financial results for the foreseeable future are likely to continue to vary widely from period to period.

Critical Accounting Policies

         This discussion and analysis of financial condition and results of operation is based on our financial statements which were prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates and assumptions are based on historical experience and on various other factors that they believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates and assumptions also require the application of certain accounting policies, many of which require estimates and assumptions about future events and their effect on amounts reported in the financial statements and related notes. We periodically review our accounting policies and estimates and make adjustments when facts and circumstances dictate. Actual results may differ from these estimates under different assumptions or conditions. Any differences may have a material impact on our financial condition and results of operations.

         We believe that the following accounting policies fit the definition of critical accounting policies. We use the specific identification method to set reserves for both doubtful accounts receivable and the valuation of our inventory, and use historical cost information to determine our warranty reserves. Further, in assessing the fair value of option and warrant grants, we have valued these instruments based on the Black-Scholes model which requires estimates of the volatility of our stock and the market price of our shares, which in the absence of a market for shares, was based on estimates of fair value made by our Board of Directors.

         Additionally, we entered into registration rights agreements pursuant to our issuance of our senior and convertible debentures and warrants on August 31, 2005 and October 25, 2005. Pursuant to the registration rights agreements, we agreed to file a resale registration statement covering the resale of the shares issuable to the investors upon the exercise of their warrants and conversion of their debentures by September 30, 2005 and November 24, 2005, respectively. At inception, the registration rights agreements required us to pay monthly liquidated damages if:

     o a registration statement was not filed on or prior to September 30, 2005 and November 24, 2005, respectively, or

     o we failed to file with the Securities and Exchange Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five trading days of the date that we are notified by the Commission that a registration statement will not be "reviewed," or not subject to further review, or

     o prior to its effectiveness date, we failed to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such registration statement within 10 calendar days after the receipt of comments by or notice from the Commission that such amendment is required for a registration statement to be declared effective, or

     o a registration statement filed or required to be filed hereunder was not declared effective by the Commission by December 29, 2005 and February 22, 2006, respectively, or

     o after December 29, 2005 and February 22, 2006, respectively, a registration statement ceases for any reason to remain continuously effective as to all registrable securities for which it is required to be effective, or the investors are not permitted to utilize the prospectus therein to resell such registrable securities for 10 consecutive calendar days but no more than an aggregate of 15 calendar days during any 12-month period.

         The amount of monthly liquidated damages equals 2.0% of the aggregate purchase price paid by the investors for any registrable securities held by the investors. Late payment beyond seven days is subject to interest at an annual rate of 18%.

         We evaluated the liquidated damages feature of the registration rights agreements in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"). The liquidated damages qualify as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be recorded as derivative financial instruments. Further, in accordance with EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", we also evaluated whether the registration rights agreements, the senior and convertible debentures, and associated warrants should be combined into and accounted for as a single unit or accounted for as separate financial agreements. In considering the appropriate treatment of these instruments, we observed that:

     o Although entered into contemporaneously, the debentures, warrants and registration rights agreements are nevertheless separate legal agreements.

     o Payment of the liquidated damages penalties under the registration rights agreements does not alter the investors' rights under either the warrant or debenture agreements. The debentures and warrants have values which are based on their interest rate and the relation between their conversion price or exercise price and the value of our common stock. This value is independent of any payment for liquidated damages under the registration rights agreements, which is based on how long the shares remain unregistered.

     o The various agreements do not relate to the same risk. The risk inherent in the debentures relates to our ability to repay these instruments as and when they come due or to the extent converted into common stock, to the price of our common stock. The warrants similarly bear risk related to the value of our common stock. The liquidated damages penalty under the registration rights agreements relates to the risk of Intraop filing a registration statement and having it declared effective.

         Thus, in light of the above facts and circumstances and in accordance with guidance in EITF 05-4, View C, we evaluated and treated the registration rights agreements, senior and convertible debentures and associated warrants as separate free standing agreements.

         Upon execution, the registration rights agreements had no initial fair value. In subsequent periods, the carrying value of the derivative financial instrument related to the registration rights agreements will be adjusted to its fair value at each balance sheet date and any change since the prior balance sheet date will be recognized as a component of other income/(expense).

         The estimated fair value of the registration rights agreements was determined using the discounted value of the expected future cash flows. At September 30, 2005 and November 24, 2005, we were not able to file a registration statement with the SEC or have it declared effective as required by the dates specified in the registration rights agreements. However, in January 2006, we obtained an amendment to the registration rights agreements to extend the required filing date of our initial registration statement to January 27, 2006, a deadline that we met, and to extend the required effectiveness date of that same initial registration statement to March 31, 2006, a deadline we did not meet, and to waive all amounts potentially due under the liquidated damages clause which would have been due but for the waiver. On April 18, 2006 we obtained a further amendment to the registration rights agreements to further extend the required effectiveness date of our initial registration statement to May 15, 2006 for investors subject to the August 31, 2005 registration rights agreements and extend to May 30, 2006 the date on which we must have an effective registration statement for 50% of the registrable shares for investors who were signatory to the October 25, 2005 registration rights agreements, both deadlines we met. On June 19, 2006, we met the requirements to have an effective registration statement for all shares required to be registered pursuant to the registrations right agreements. We believe that, in the future, we will be able to meet the registration requirements of the registration rights agreements and that in the event we cannot, and assuming we are making reasonable efforts to file and have a registration statement declared effective, the holders of the debentures will waive the liquidated damages required under the registration rights agreements. As a result, at September 30, 2005 and June 30, 2006, we assigned no value to the potential liquidated damages under the registration rights agreements.

         EITF 05-04 offers multiple views on the question of whether a registration rights agreement should be combined as a unit with the underlying financial instruments and be evaluated as a single instrument. EITF 05-04 does not reach a consensus on this question and allows for treatment as a combined unit (Views A and B) as well as separate freestanding financial instruments (View C). On September 15, 2005, the FASB staff postponed further discussion of EITF 05-04. As of June 30, 2006, the FASB has still not rescheduled EITF 05-04 for discussion.

         In conjunction with our issuance of senior and convertible debentures and the related warrants and registration rights, we adopted View C of EITF 05-04. Accordingly, the registration rights agreements, the warrants associated with the senior and convertible debentures, the debentures themselves, as well as certain features of the debentures were evaluated as stand alone financial instruments. This treatment resulted in classification of the warrants and certain features of the debentures as equity while the registration rights agreements and other features of the debentures were treated as derivative liabilities. Derivative liability treatment requires adjusting the carrying value of the instrument to its fair value at each balance sheet date and recognizes any change since the prior balance sheet date as a component of other income/(expense). The recorded value of such derivative liabilities can fluctuate significantly based on fluctuations of the market value of our underlying securities, as well as on the volatility of our stock price during the term used for observation and the term remaining for the underlying financial instruments. We believe that should the FASB staff reach a consensus on EITF 05-04 and select combined unit treatment (View A or B), the debt features of the debentures and associated warrants previously classified as equity will have to be evaluated as a combined unit with the registration rights agreements. This combination will result in these instruments being treated as derivative liabilities requiring periodic reevaluation of fair value with potentially significant fluctuation in fair value from period to period. Accordingly, this consensus could have a significant effect on our financial statements.

Share-based Compensation Expense

         Effective January 1, 2006, we adopted on a modified prospective transition method Statement of Financial Accounting Standards No. 123 (revised
2004), Share-Based Payment, or SFAS 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options issued under the New Plan. Our financial statements as of June 30, 2006 and for the three and nine months ended June 30, 2006, reflect the effect of SFAS 123(R). In accordance with the modified prospective transition method, our financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in our Unaudited Condensed Consolidated Statements of Operations during the three and nine months ended June 30, 2006, included compensation expense for share-based payment awards granted prior to, but not yet vested as of, December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), we elected to attribute the value of share-based compensation to expense using the straight-line attribution method. Share-based compensation expense related to stock options was $53,162 and $125,557, before taxes on earnings for the three and nine months ended June 30, 2006, respectively. During the three and nine months ended June 30, 2005, there was no share-based compensation expense related to stock options recognized under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25. See Note 7 to the Condensed Consolidated Financial Statements for additional information.

         Upon adoption of SFAS 123(R), we elected to value our share-based payment awards granted after January 1, 2006 using the Black-Scholes option-pricing model, or the Black-Scholes model, which we previously used for the pro forma information required under SFAS 123. For additional information, see Note 7 to the Condensed Consolidated Financial Statements.

         The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The Black-Scholes model requires the input of certain assumptions. Our options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimates. The determination of fair value of share-based payment awards on the date of grant using the Black-Scholes model is affected by our stock price as well as the input of other subjective assumptions. These assumptions include, but are not limited to the expected term of stock options and our expected stock price volatility over the term of the awards.

         The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The expected term is based on the observed and expected time to post-vesting exercise and forfeitures of option by our employees. Upon the adoption of SFAS 123(R), we determined the expected term of stock options using the simplified method as allowed under SAB107. Prior to January 1, 2006, we determined the expected term of stock options based on the option vesting period. Upon adoption of SFAS 123(R), we used historical volatility measured over a period equal to the option expected terms in deriving its expected volatility assumption as allowed under SFAS 123(R) and SAB 107. Prior to January 1, 2006, we had also used our historical stock price volatility in accordance with SFAS 123 for purposes of our pro forma information. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of our stock options. The dividend yield assumption is based on our history and expectation of dividend payouts.

         As share-based compensation expense recognized in the Unaudited Condensed Consolidated Statements of Operations for the three and nine months ended June 30, 2006, is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on our historical experience. In our pro-forma information required under SFAS 123 for the periods prior to January 1, 2006, we accounted for forfeitures as they occurred. If factors change and we employ different assumptions in the application of SFAS 123(R) in future periods, the compensation expense that we record under SFAS 123(R) may differ significantly from what we have recorded in the current period.

         As of June 30, 2006, there was $87,097 of total unrecognized compensation expense related to stock options granted under the New Plan. This unrecognized compensation expense is expected to be recognized over a weighted average period of 1.22 years.


                  (Remainder of page intentionally left blank)

Results of Operation for the three months ended June 30, 2006 compared to the three months ended June 30, 2005.

Revenue, Costs of Revenue and Gross Margins


                                                                Quarter Ended June 30,
        Revenue                                        2006            2005         Change            Percent
        ------------------------------------------------------------------------------------------------------
          Product sales                             $25,100         $42,714       $(17,614)           -41.24%
          Leasing                                         -          62,168        (62,168)          -100.00%
          Service                                    60,319          56,912          3,407              5.99%
        ------------------------------------------------------------------------------------------------------
        Total Revenue                                85,419         161,794        (76,375)           -47.21%
        ------------------------------------------------------------------------------------------------------

        Costs of Revenue
        ------------------------------------------------------------------------------------------------------
          Product sales                              69,797         111,623        (41,826)           -37.47%
          Leasing                                         -          92,498        (92,498)          -100.00%
          Service                                    27,314          71,338        (44,024)           -61.71%
        ------------------------------------------------------------------------------------------------------
        Total Costs of Revenue                       97,111         275,459       (178,348)           -64.75%
        ------------------------------------------------------------------------------------------------------

                                                                Quarter Ended June 30,
        Gross Margin                                   2006            2005         Change            Percent
        ------------------------------------------------------------------------------------------------------
          Product sales                             (44,697)        (68,909)        24,212            -35.14%
                                                   -178.08%        -161.33%

          Leasing                                         -         (30,330)        30,330           -100.00%
                                                          -         -48.79%

          Service                                    33,005         (14,426)        47,431           -328.79%
                                                     54.72%         -25.35%
        ------------------------------------------------------------------------------------------------------
        Total Gross Margin                         $(11,692)      $(113,665)      $101,973            -89.71%
                                                    -13.69%         -70.25%
        ======================================================================================================


Product Sales

         Product sales revenue, which includes systems and accessories sales but excludes parts sold as part of our service business, were minimal in both the quarter ended June 30, 2005 and June 30, 2006. Product sale costs of revenue include ongoing warranty expenses related to our installed base which led to negative margins for this revenue segment in the quarters ended June 30, 2005 and 2006. Although we were unable to record a Mobetron sale in the quarter ended June 30, 2006, we were able to announce two new orders in Japan and another in Belgium received during the quarter ended June 30, 2006 and subsequent to the end of the quarter, two more orders, one each in Netherlands and China. We currently have six Mobetrons in inventory, which will allow us to satisfy these orders as well as support future expected demand.

Leasing

         Leasing revenue in the quarter ended June 30, 2005 is comprised of revenue recognized on a Mobetron system delivered to our customer in Eindhoven, Holland in November 2003 and which lease ended on January 1, 2006. At inception, as an equipment supplier, we received proceeds in the amount of $1,230,685 as sale price of the equipment from a third party leasing company, who in turn leased the equipment to the hospital pursuant to a seventy month lease. We had no material obligations under the lease and the lease remained an unconditional obligation of the hospital as the lessee to make payments to the leasing company as lessor for the leasing company's own account.

         However, as an inducement to the hospital to enter into the lease, we agreed in a contract with the hospital that, should the hospital decide, upon sixty days prior notice to us, that at end of month eighteen of its lease on May 31, 2005 that the hospital wishes to prepay the lease with the leasing company (a one-time option), that we would reimburse the hospital for the cost of the hospital's exercise of the prepayment option to the leasing company. Following the reimbursement by us to the hospital for the prepayment amount, title to the equipment would revert to us.

         Because of the potential reimbursement to the hospital at the end of month eighteen of the lease, we retained substantial risk of ownership in the leased property, and the transaction has therefore been accounted for in accordance with SFAS 13, "Accounting for Leases", specifically paragraphs 19, 21, and 22. Accordingly, we recorded the entire $1,230,685 of proceeds received from the leasing company as obligation for leased equipment, a liability on our balance sheet and accounted for the item as borrowing. In accordance with APB Opinion 21, "Interest on Receivables and Payables" paragraphs 13 and 14, we determined an interest rate for the obligation of 14.5% based on other debt arrangements entered into by us at dates closest to the inception of the obligation for leased equipment.

         During the quarter ended June 30, 2005, we recognized $62,168 of leasing revenue from this transaction. Further, prior to the lease expiration on January 1, 2006, a portion of each month's rental revenue was recorded as interest expense and included in cost of revenue with the remainder recorded as a reduction in obligation for leased equipment. Further, as the lease ended on January 1, 2006, we recognized no leasing revenue in the quarter ended June 30, 2006.

         Further, at inception of the lease, we recorded $1,016,238, the amount that would otherwise have been our cost of revenue for the transaction, as leased equipment, an asset on our balance sheet. The asset was depreciated on a straight line basis over the period of our reimbursement obligation to the hospital down to a value equal to the estimated residual value of the equipment at the end of the obligation of approximately $631,114. The depreciation expense is included in cost of revenue.

         Prior to May 31, 2005 the hospital notified us that it intended to exercise its prepayment option, however not until January 1, 2006. We agreed to extend our reimbursement option from May 31, 2005 until January 1, 2006, and agreed to a new reimbursement amount. Although satisfied with the performance of the Mobetron, the hospital completed the build out of certain shielded facilities and found the Mobetron surplus to its use. As a result, at lease termination, we reclassified our remaining obligation for leased equipment in the amount of $1,013,022 to accounts payable and further reclassified the leased asset to inventory.

         In the quarter ended June 30, 2005 we incurred interest and depreciation on the leased Mobetron of $92,498, exceeding the revenue recognized on this transaction during that same period. Beginning October 1, 2005, we stopped depreciating this asset as we believed that the residual value of the equipment at lease termination January 1, 2006 would exceed the assets book value. Further, as the lease ended on January 1, 2006, we recognized no cost of leasing revenue in the quarter ended June 30, 2006.

Service

         The majority of service revenue for the quarter ended June 30, 2006 came from five service contracts with U.S. hospitals, with the balance from as-requested service calls and parts sales to customers. In the quarter ended June 30, 2005, we recognized revenue on two service contracts with U.S. customers and on a single, significant, non-recurring repair order which accounted for the majority of the difference in service cost of revenue for the quarters ended June 30, 2006 and June 30, 2005. We expect service revenue to grow in relative proportion to U.S. based sales. Overseas distributors are generally responsible for servicing their own customers with parts supplied by us, though the company also recently obtained direct service contracts with a few of its customers in Europe, which revenue is included in the quarter ended June 30, 2006.

Operating Expenses

         A comparison of our operating expenses for the quarters ended June 30, 2006 and June 30, 2005 are as follows:


                                                            Quarter Ended
                                                               June 30,
                                                      2006               2005         Change          Percent
        ------------------------------------------------------------------------------------------------------
        Research and Development                  $164,073           $142,295        $21,778           15.30%
        General & Administrative                   784,474            391,465        393,009          100.39%
        Sales and Marketing                        171,085            159,886         11,199            7.00%
        ------------------------------------------------------------------------------------------------------
        Total Operating Expenses                $1,119,632           $693,646       $425,986           61.41%
        ======================================================================================================



         Research and development expenses increased by approximately 15.3% in the quarter ended June 30, 2006 in comparison to the quarter ended June 30, 2005 as we added staff and continued work on various cost reduction and enhancement projects for the Mobetron. During the quarter ended June 30, 2006, two significant on-going research and development projects began to yield results. In June 2006, we completed a prototype, cost-reduced modulator for the Mobetron which we expect to yield a production cost savings of approximately $34,000 per machine, and also in June 2006 we continued testing a prototype, motorized transport which will allow our customers to more easily move the Mobetron within the hospital.

         General and administrative expenses increased by approximately 100% in the quarter ended June 30, 2006 in comparison to the quarter ended June 30, 2005. The largest components of this change were related to our increased investor relations activities and to increases in compensation and related charges paid to employees and directors as we added staff in this area, began to provide cash compensation to our outside directors, and recognized share-based compensation expense related to our adoption of FAS 123R. We also incurred higher rental and office expenses due to our move to new, larger facilities in October 2005.

         Sales and marketing expenses rose by $11,199 in the quarter ended June 30, 2006 in comparison to the quarter ended June 30, 2005 due to an expansion of our sales force, including the recognition of share-based compensation expense related to our adoption of FAS 123R. We expect expenses in this area to continue to rise as we further our sales efforts by hiring staff and increasing our marketing and advertising efforts.

         Interest Expense. We completed post-merger restructuring of our debt in August through November 2005 through the sale of our senior and convertible debentures, the addition of our Revolving Line (see Note 4 to our financial statements included in this filing) and the repayment of certain pre-merger borrowings. That restructuring resulted in an increase in the amounts borrowed, a shift from shorter term to longer term maturities and a decrease in our overall borrowing cost. As a result, although our interest expense increased by $1,158,855 in the quarter ended June 30, 2006 in comparison to the quarter ended June 30, 2005, after subtracting amortization of debt issuance costs, debt discounts due to warrants and beneficial conversions features (all non-cash components of interest), adjusted interest expense increased only by $1,659 while the amount of interest bearing obligations at June 30, 2006 was $3,271,331 greater than at June 30, 2005. Further, as a percentage of our interest bearing obligations in quarter ended June 30, 2006, our adjusted interest expense, an approximation of our borrowing rate during that quarter, decreased to 9.34%, which compares favorably to an approximate annual borrowing rate of 12.37% for the three months ended June 30, 2005, the quarter in which we completed our merger.




                                                            Quarter Ended June 30,
        Interest Bearing Obligations                                2006            2005          Change
        -------------------------------------------------------------------------------------------------
        Capital lease obligations                                 $2,063          $    -

        Notes payable, related parties                           709,169       1,032,425

        Notes payable other, current portion                   4,281,462       7,732,306

        Obligation for leased equipment                                -       1,088,081
        Addback debt discounts and beneficial
        conversion features                                            -               -
        -------------------------------------------------------------------------------------------------
        Interest bearing obligations, current                  4,992,694       9,852,812     $(4,860,118)

        Capital lease obligations, non-current                     8,499               -
        Notes payable, related parties, non-current                    -               -
        Notes payable, other, non-current                      2,944,339               -
        Addback debt discounts and beneficial
        conversion features                                    5,188,641          10,030
        -------------------------------------------------------------------------------------------------
        Interest bearing obligations, non-current              8,141,479          10,030       8,131,449
        -------------------------------------------------------------------------------------------------
        Total interest bearing obligations                   $13,134,173      $9,862,842      $3,271,331
        =================================================================================================

        Interest Expense                                            2006            2005          Change
        -------------------------------------------------------------------------------------------------
        Interest Expense                                      $1,528,124        $369,269      $1,158,855

        Amortization of debt issuance costs, debt
        discounts due to warrants and beneficial
        conversion features                                    1,221,444          64,248       1,157,196
        -------------------------------------------------------------------------------------------------
        Adjusted interest expense                               $306,680        $305,021          $1,659

        Annualized adjusted interest expense                   1,226,720       1,220,083
        Interest bearing obligations                         $13,134,173      $9,862,842
                                                                   9.34%          12.37%         (3.03)%
        =================================================================================================


Results of Operation for the nine months ended June 30, 2006 compared to the nine months ended June 30, 2005.

Revenue, Costs of Revenue and Gross Margins


                                                              Nine Months Ended June 30,
        Revenue                                      2006              2005          Change         Percent
        ----------------------------------------------------------------------------------------------------
          Product sales                        $1,948,556        $2,427,339       $(478,783)        -19.72%
          Leasing                                 134,127           186,503         (52,376)        -28.08%
          Service                                 238,058           105,347         132,711         125.98%
        ----------------------------------------------------------------------------------------------------
        Total Revenue                           2,320,741         2,719,189        (398,448)        -14.65%
        ----------------------------------------------------------------------------------------------------

        Costs of Revenue
        ----------------------------------------------------------------------------------------------------
          Product sales                         1,748,476         1,952,510        (204,034)        -10.45%
          Leasing                                  38,323           279,822        (241,499)        -86.30%
          Service                                 201,682           128,418          73,264          57.05%
        ----------------------------------------------------------------------------------------------------
        Total Costs of Revenue                  1,988,481         2,360,750        (372,269)        -15.77%
        ----------------------------------------------------------------------------------------------------

                                                              Nine months Ended June 30,
        Gross Margin                                 2006             2005           Change         Percent
        ----------------------------------------------------------------------------------------------------
          Product sales                           200,080           474,829        (274,749)        -57.86%
                                                   10.27%            19.56%

          Leasing                                  95,804           (93,319)        189,123        -202.66%
                                                   71.43%           -50.04%

          Service                                  36,376           (23,071)         59,447        -257.67%
                                                   15.28%           -21.90%
        ----------------------------------------------------------------------------------------------------
        Total Gross Margin                       $332,260          $358,439        $(26,179)         -7.30%
                                                   14.32%            13.18%
        ====================================================================================================



Product Sales

During the nine months ended June 30, 2006, we sold our sixth and seventh systems in Europe bringing the total installed Mobetron base worldwide to fifteen systems. Product sales revenue, which includes systems and accessories sales but excludes parts sold as part of our service business, decreased however due to the higher margins earned on a direct-to-the-customer, domestic sale made during the nine months ended June 30, 2005 in comparison to the two overseas sales made by distributors in the nine months ended June 30, 2006. We expect overseas sales to continue to outnumber U.S. sales over the next few years.



                                                             Nine Months Ended June 30,
Product Sales Analysis                                     2006               2005          Change         Percent
-------------------------------------------------------------------------------------------------------------------
Systems sold                                                  2                  2               -

  Product sales                                      $1,948,556         $2,427,339
  Non-recurring items                                    92,500           (133,630)
-------------------------------------------------------------------------------------------------------------------
  Adjusted product sales                              2,041,056          2,293,709
  Adjusted revenue per system sold                    1,020,528          1,146,855      $(126,327)         -11.02%

  Materials cost                                      1,521,856          1,756,099
  Non-recurring items                                    67,117            (67,117)
-------------------------------------------------------------------------------------------------------------------
  Adjusted material cost                              1,588,973          1,688,982
  Materials cost per system sold                        794,487            844,491        (50,005)          -5.92%
-------------------------------------------------------------------------------------------------------------------
  Adjusted materials margin                             452,083            604,727
  Adjusted materials margin per system sold             226,042            302,364        (76,322)         -25.24%
                                                         22.15%             26.36%

  Labor, and overhead                                   124,917            126,208

  Warranty                                              101,703             70,203
-------------------------------------------------------------------------------------------------------------------
Adjusted margin after warranty, labor and
overhead                                               $225,463           $408,316       (182,853)         -44.78%
                                                         11.05%             17.80%
===================================================================================================================



         Per systems sales revenues were higher in the nine months ended June 30, 2005 in comparison to the nine months ended June 30, 2006 due to a better mix of direct-to-customer versus distributor based sales in the nine months ended June 30, 2005. Additionally, included in revenue for the nine months ended June 30, 2005 were certain non-recurring, one-time foreign exchange gains on a system sold prior to the nine months ended June 30, 2005, but for which receivables were collected in the period. In the nine months ended June 30, 2006 we also experienced a large, one-time return of certain spare parts, representing $92,500 of product revenue and $67,117 of cost of product revenue, from one of our distributors. These spare parts were originally sold to the distributor in the nine months ended June 30, 2005. The return occurred based on a change in our agreement with that distributor over servicing responsibility for that country. These transactions have been backed out of the table above to facilitate a better period-to-period comparison.

         Because of our continued efforts to bring down materials costs, average materials costs per system decreased by $50,005 in the nine months ended June 30, 2006 versus the nine months ended June 30, 2005, a 5.92% improvement. The labor and overhead expenses remained constant for the nine months ended June 30, 2006 over the nine months ended June 30, 2005 as increased personnel related expenses, including $21,705 of share based compensation related to our adoption of FAS 123R, were offset by increased overhead absorption into our inventory. We continue to seek improvement in our margins through various engineering cost reduction efforts for the Mobetron.

Leasing

         Leasing revenue in the nine months ended June 30, 2006 and 2005 is comprised of revenue recognized on a Mobetron system delivered to our customer in Eindhoven, Holland in November 2003 and which lease ended on January 1, 2006. At inception, as an equipment supplier, we received proceeds in the amount of $1,230,685 as sale price of the equipment from a third party leasing company, who in turn leased the equipment to the hospital pursuant to a seventy month lease. We had no material obligations under the lease and the lease remained an unconditional obligation of the hospital as the lessee to make payments to the leasing company as lessor for the leasing company's own account.

         However, as an inducement to the hospital to enter into the lease, we agreed in a contract with the hospital that, should the hospital decide, upon sixty days prior notice to us, that at end of month eighteen of its lease on May 31, 2005 that the hospital wishes to prepay the lease with the leasing company (a one-time option), that we would reimburse the hospital for the cost of the hospital's exercise of the prepayment option to the leasing company. Following the reimbursement by us to the hospital for the prepayment amount, title to the equipment would revert to us.

         Because of the potential reimbursement to the hospital at the end of month eighteen of the lease, we retained substantial risk of ownership in the leased property, and the transaction has therefore been accounted for in accordance with SFAS 13, "Accounting for Leases", specifically paragraphs 19, 21, and 22. Accordingly, we recorded the entire $1,230,685 of proceeds received from the leasing company as obligation for leased equipment, a liability on its balance sheet and accounted for the item as borrowing. In accordance with APB Opinion 21, "Interest on Receivables and Payables" paragraphs 13 and 14, we determined an interest rate for the obligation of 14.5% based on other debt arrangements entered into by us at dates closest to the inception of the obligation for leased equipment.

         During the nine months ended June 30, 2005, we recognized $186,503 of leasing revenue from this transaction. Further, prior to the lease expiration on January 1, 2006, a portion of each month's rental revenue was recorded as interest expense and included in cost of revenue with the remainder recorded as a reduction in obligation for leased equipment. As the lease terminated on January 1, 2006, in the nine months ended June 30, 2006, in addition to monthly rental earned during the three months ended December 31, 2005, we realized as leasing revenue a final, one-time payment from the third party leasing company due to the early termination of the lease by the hospital in the amount of $71,959.

         Further, at inception of the lease, we recorded $1,016,238, the amount that would otherwise have been our cost of revenue for the transaction, as leased equipment, an asset on our balance sheet. The asset was depreciated on a straight line basis over the period of our reimbursement obligation to the hospital down to a value equal to the estimated residual value of the equipment at the end of the obligation of approximately $631,114. The depreciation expense is included in cost of revenue.

         Prior to May 31, 2005 the hospital notified us that it intended to exercise its prepayment option, however not until January 1, 2006. We agreed to extend our reimbursement option from May 31, 2005 until January 1, 2006, and agreed to a new reimbursement amount. Although satisfied with the performance of the Mobetron, the hospital completed the build out of certain shielded facilities and found the Mobetron surplus to its use. As a result, at lease termination, we reclassified our remaining obligation for leased equipment in the amount of $1,013,022 to accounts payable and further reclassified the leased asset to inventory.

         In the nine months ended June 30, 2005 we incurred interest and depreciation on the leased Mobetron in Eindhoven, Holland of $279,822, exceeding the revenue recognized on this transaction during that same period. Beginning October 1, 2005, we stopped depreciating this asset as we believed that the residual value of the equipment at lease termination January 1, 2006 would exceed the assets book value. Further, as no interest expense was recognized with respect to the early termination payment we received from the third party leasing company, leasing revenue exceeded leasing cost of revenue for the nine months ended June 30, 2006.

Service

         The majority of service revenue for the nine months ended June 30, 2005 came from two service contracts with U.S. hospitals, with the balance from as-requested service calls and parts sales to customers. In the nine months ended June 30, 2006 we recognized revenue on five service contracts with U.S. customers, however the majority of the difference in service revenue and service cost of revenue for the nine months ended June 30, 2006 and June 30, 2005 resulted from a single, large, non-recurring repair order. We expect service revenue to grow in relative proportion to U.S. based sales. Overseas distributors are generally responsible for servicing their own customers with parts supplied by us, though the company also recently obtained direct contracts with a few of its customers in Europe, which revenue is included in the nine months ended June 30, 2006.

Operating Expenses

         A comparison of our operating expenses for the nine months ended June 30, 2006 and June 30, 2005 are as follows:

                                                             Nine Months Ended June 30,
                                                     2006             2005           Change       Percent
        ----------------------------------------------------------------------------------------------------
        Research and Development                 $459,553         $378,443          $81,110        21.43%
        General & Administrative                1,756,896        2,698,976         (942,080)      -34.91%
        Sales and Marketing                       545,236          449,477           95,759        21.30%
        ----------------------------------------------------------------------------------------------------
        Total Operating Expenses               $2,761,685       $3,526,896        $(765,211)      -21.70%
        ====================================================================================================



         Research and development expenses, primarily personnel related, increased by approximately 21.43% in the nine months ended June 30, 2006 in comparison to the nine months ended June 30, 2005 as we as we added staff and continue work on various cost reduction and enhancement projects for the Mobetron.

         General and administrative expenses decreased by $942,080 in the nine months ended June 30, 2006 in comparison to the nine months ended June 30, 2005. Of this difference, $1,709,292 were costs related to our merger completed in March 2005, including $1,591,470 of non-cash charges for stock issued to service providers and preferred shareholders under anti-dilutive agreements upon their conversion to common stock. Without the merger related charges, general and administrative expenses in the nine months ended June 30, 2006 would have shown an increase of $767,212 over the nine months ended June 30, 2005. The largest components of this change were increased investor relations activities and increases in compensation and related charges paid to employees and directors as we added staff in this area and began to provide cash compensation to our outside directors and recognized share-based compensation expense related to our adoption of FAS 123R. We also incurred higher rental and office expenses due to our move to new, larger facilities in October 2005.

         Sales and marketing expenses rose by $95,759 in nine months ended June 30, 2006 in comparison to the nine months ended June 30, 2005 due to an expansion of our sales force, including the recognition of share-based compensation expense related to our adoption of FAS 123R, and increased expenditures for marketing and promotion. We expect expenses in this area to continue to rise as we further our sales efforts by hiring staff and increasing our marketing and advertising efforts.

         Interest Expense. We completed post-merger restructuring of our debt in August through November 2005 through the sale of our senior and convertible debentures, the addition of our Revolving Line (see Note 4 to our financial statements included in this filing) and the repayment of certain pre-merger borrowings. That restructuring resulted in an increase in the amounts borrowed, a shift from shorter term to longer term maturities and a decrease in our overall borrowing cost. As a result, although our interest expense increased by $2,268,886 in the nine months ended June 30, 2006 in comparison to the nine months ended June 30, 2005, after subtracting amortization of debt issuance costs, debt discounts due to warrants and beneficial conversions features (all non-cash components of interest), adjusted interest expense decreased by $58,053 while the amount of interest bearing obligations at June 30, 2006 was $3,271,331 greater than at June 30, 2005.



        Interest Expense                             2006             2005           Change
        ------------------------------------------------------------------------------------
        Interest Expense                       $3,580,134       $1,311,248       $2,268,886

        Amortization of debt issuance
        costs, debt discounts due to
        warrants. and beneficial
        conversion features                     2,708,842          381,903        2,326,939
        ------------------------------------------------------------------------------------
        Adjusted interest expense                $871,292         $929,345        $(58,053)
        ====================================================================================



Liquidity and Capital Resources

         We experienced net losses of $6,019,773 and $4,375,060 for the nine months ended June 30, 2006 and 2005, respectively. In addition, we have incurred substantial monetary liabilities in excess of monetary assets over the past several years and, as of June 30, 2006, had an accumulated deficit of $26,874,590. These matters, among others, raise substantial doubt about our ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown on our consolidated balance sheet is dependent upon our ability to generate sufficient sales volume to cover our operating expenses and/or to raise sufficient capital to meet our payment obligations. Management is taking action to address these matters, which include:

     o Retaining experienced management personnel with particular skills in the development and sale of our products and services.

     o Developing new markets (primarily Europe) and expanding our sales efforts.

     o    Evaluating funding strategies in the public and private markets.

         Historically, management has been able to raise additional capital. During the nine months ended June 30, 2006, we obtained an additional $4.5 million through the sale of convertible debentures and $880,716 through the exercise of warrants related to these debentures. The proceeds will be used for working capital. The successful outcome of future activities cannot be determined at this time and there is no assurance that if achieved, we will have sufficient funds to execute our business plan or generate positive operating results.

         Our primary cash inflows and outflows for the nine months ended June 30, 2006 and 2005 are as follows:


                                             Nine Months Ended June 30,
        Cash Flows                                 2006           2005             Change
        ------------------------------------------------------------------------------------
        Provided by (Used in):
          Operating Activities                 $(4,532,662)   $(1,096,072)     $(3,436,590)
          Investing Activities                    (193,237)       (58,298)        (134,939)
          Financing Activities                    4,899,410      1,057,616        3,841,794
        ------------------------------------------------------------------------------------
        Net Increase/(Decrease)                    $173,511      $(96,754)         $270,265
        ====================================================================================


Operating Activities

         Net cash used for operating activities increased by $3,436,590 in the nine months ended June 30, 2006 in comparison to the same period in the prior fiscal year. Significantly offsetting our net loss of $6,019,773 for the nine months ended June 30, 2006 were $3,055,389 of non-cash charges, primarily for amortization of debt discounts, beneficial conversion features and issuance costs related to our new senior and convertible debentures. During the nine months ended June 30, 2005, our net loss of $4,375,060 was similarly offset by non-cash charges of $2,290,788 of which $1,709,292 were merger related non-cash charges for stock issued to service providers and preferred shareholders under anti-dilutive agreements upon their conversion to common stock. Additionally, large combined differences in other asset and liability accounts of approximately $2.5 million between nine months ended June 30, 2006 and June 30, 2005 significantly affected operating cash flow during those two years. These accounts, which include inventories, account receivable, accounts payable, customer deposits, and deposits with vendors, are currently highly subject to short term fluctuations and will continue to be volatile because of our low volume of Mobetron sales and large per system cost of the Mobetron.

Investing Activities

         Investing activities in the nine months ended June 30, 2006 consisted primarily of the acquisition of fixed assets related to our move and expansion into our new headquarters, manufacturing, and test facilities in October 2005.

Financing Activities

         In October and November 2005, we completed the sale of our convertible debentures with the issuance of an additional $4.5 million of debentures. The addition of these debentures to our existing convertible and senior debentures completes a significant change and improvement to our capital structure. Prior to the sale of the senior and convertible debentures, all of our notes payable were due within one year. However, because no scheduled principal amortization is required on the convertible debentures until their maturity three years from date of issuance, and because only $333,333 of scheduled principal amortization per annum is required on the senior debentures, our capital structure is much more stable.

         During the nine months ended June 30, 2006 we repaid $341,789 of outstanding notes to related parties and $2,768,145 of other notes payable, the majority of which were repayments under our Product Financing Arrangement and which we substantially re-borrowed during the period. We plan to fully repay our related party debt over the next few years. Additionally, during the nine months ended June 30, 2006, the following amounts were converted to shares of our common stock: $183,967 of principal and $66,033 of interest by a related party and $600,000 of principal and $14,660 of interest by holders of our convertible debentures.





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                                       18

Debt and Lease Obligations

         At June 30, 2006, we had notes payable and capital leases from various sources as shown below. Interest rates on such debt range from 5% to 24%. We also lease office space and equipment under non-cancelable operating and capital leases with various expiration dates through 2011. Also, during the nine months ended June 30, 2006, we entered into a $312,500 payment agreement with a vendor related to certain Mobetron manufacturing and design rights which is included in Other Notes below.




                                                                                  June 30, 2006
                                                                                ------------------
        Notes payable, related parties, current                                        $  709,169
                                                                                ==================


        Convertible debentures                                                       $  6,400,000
        Product financing arrangement                                                   3,946,798
        Senior secured debentures                                                       1,750,000
        Other notes                                                                       317,644
                                                                                ------------------

        Less debt discounts due to warrants                                            (2,492,383)
        Less beneficial conversion features                                            (2,696,258)
                                                                                ------------------

        Notes payable, net of debt discounts and beneficial conversion
        features                                                                        7,225,801

        Less current portion                                                           (4,281,462)
                                                                                ------------------

           Notes payable, other, net of current portion, unamortized
             debt discounts and beneficial conversion features                        $ 2,944,339
                                                                                ==================



        Capital lease for equipment                                                    $   10,562

        Less current portion                                                               (2,063)
                                                                                ------------------

        Capital lease obligations, net of current portion                              $    8,499
                                                                                ==================

         As of June 30, 2006, future minimum lease payments that come due in the current and following fiscal years ending September 30:


                                                                             Capital      Operating
                           Year Ended September 30,                          Leases        Leases
        -------------------------------------------------------------    ----------------------------
                                    2006                                       $  645       $ 57,277
                                    2007                                        2,579        233,796
                                    2008                                        2,579        237,625
                                    2009                                        2,579        244,754
                                    2010                                        2,579        233,838
                                    2011                                          431              -
                                                                         ----------------------------

        Total minimum lease payments                                           11,392     $1,007,290
                                                                                       ==============

        Less: Amount representing interest                                       (830)
                                                                         -------------

        Present value of minimum lease payments                                10,562
        Less: Current portion                                                  (2,063)
                                                                         -------------

        Obligations under capital lease, net of current portion                $8,499
                                                                         =============



Deferred Revenue:

         Revenue under service agreements is deferred and recognized over the term of the agreement, typically one year, over a straight line basis. As of June 30, 2006 and June 30, 2005 deferred revenue was $93,224 and $34,920 respectively, which is included under accrued liabilities.



Off-Balance Sheet Arrangements

         We had no off-balance sheet arrangements to report for the three months ended June 30, 2006 or June 30, 2005.



                  (Remainder of page intentionally left blank)

                                  RISK FACTORS

         Stockholders should carefully consider the following risk factors, together with the other information included and incorporated by reference in this Form 10-QSB.

                         RISKS RELATING TO OUR BUSINESS

We have been in operation for over 10 years and have never been profitable.

         IntraOp is a medical device company that has experienced significant operating losses in each year since incorporation on March 9, 1993, primarily due to the cost of substantial research and development of its sole product, the Mobetron. We have generated about $14.9 million in revenues through June 30, 2006, however we expect to continue to incur operating losses as well as negative cash flows from operations in future periods. Our ability to achieve profitability will depend upon our successful commercial marketing of the Mobetron and effectively making the transition to a manufacturing and marketing company. It is possible that the Mobetron and any other products of Intraop will never gain full commercial acceptance, and as a result we may never generate significant revenues or achieve or maintain profitability. As a consequence of these uncertainties, our independent public accountants have expressed a "going concern" qualification in their audit reports.

We have pledged all of our assets and issued a significant amount of our capital stock as security for a loan.

         In August 2005, we entered into a revolving, $3,000,000, combined inventory and international factoring agreement, or Revolving Line, under which we pledged as collateral certain of our inventory and receivables. On June 1, 2006 we entered into an amendment to the Revolving Line, or Product Financing Arrangement to increase the line to $4,000,000. Also in August 2005, we borrowed $2,000,000 pursuant to 10% senior secured debentures issued to two private lenders which are due at maturity in August 2008. Among other terms, the loan is secured by a lien on all of our assets not otherwise pledged under our Revolving Line. In addition we issued 1,600,000 shares of our common stock to the holders of the 10% senior secured debentures, the Collateral Shares. So long as an event of default under the secured debentures has not occurred, we retain voting rights over the Collateral Shares and the lenders are not permitted to sell the Collateral Shares.

         Should a default occur under the Revolving Line or the secured debentures, the lenders under those agreements would be entitled to exercise their rights as secured creditors under the Uniform Commercial Code, including the right to take possession of the pledged collateral, which in the case of the 10% senior secured debentures would include all of our assets, and to sell those assets at a public or private sale and also to sell the Collateral Shares. In the event the lenders exercise those rights, we would have a very short period of time in which to obtain adequate capital to satisfy the amount of the obligations to the lenders to prevent the sale of our assets. For us to obtain such capital in such a short period would result in very significant dilution to the stockholders and if we are unable to obtain those funds, we could be unable thereafter to operate, possibly resulting in a total loss of the investment made by our stockholders.

We have significant additional capital needs.

         We have expended, and will continue to expend, substantial funds on development, marketing, research, and commercialization related to the Mobetron. In the past we received liquidity from payments by distributors and customers, proceeds from the sale of equity securities and debt instruments, and government grants. Any additional secured indebtedness would require the consent of our senior lenders. Equity or debt financing may not be available on terms favorable to us or at all, in which case we may be unable to meet our expenses.

Our single product is subject to uncertain market acceptance.

         We have not yet manufactured, marketed, or sold the Mobetron in full commercial quantities. We cannot assure that the Mobetron will gain broad commercial acceptance or that commercial viability will be achieved; that future research and development related to the Mobetron system will be successful or produce commercially salable products; that other products under development by us will be completed or commercially viable; or that hospitals or other potential customers will be willing to make the investment necessary to purchase the Mobetron or other products under development by us, or be willing to comply with applicable government regulations regarding their use.

We are dependent on key suppliers and have limited manufacturing experience.

         We have entered into an agreement with CDS Engineering LLC, or CDS, for the manufacture of the majority of the Mobetron system, while the accelerator guide, a key component of the Mobetron, is manufactured by Accuray Incorporated of Sunnyvale, California and the modulator another key component of the Mobetron is manufactured by TPI systems. One of the founders of Accuray Incorporated, Donald A. Goer, is our President and CEO.

         Though members of management have extensive experience in manufacturing, to date we have not manufactured the Mobetron system ourselves. We do not have experience manufacturing our products in the volumes that will be necessary for us to achieve significant commercial sales. Any significant interruption in our relationship with Accuray, CDS, TPI systems or any other key suppliers, including subcontractors, would have a material adverse effect on our ability to manufacture the Mobetron and, therefore, on our business, financial condition, and results of operation.

         We expect to retain the rights to manufacture certain Mobetron accessories, options, and disposable medical devices. We may encounter difficulties in scaling up the production of the Mobetron or in hiring and training additional personnel to manufacture the Mobetron in commercial quantities.

         We intend to continue to do our own final testing of the Mobetron. This testing requires a specialized test facility. In September, 2005 we entered into a lease for combined office, manufacturing, research and test facilities which we believe are adequate for testing Mobetrons through August 2010. Should our business grow more quickly than anticipated, our inability to locate additional test facilities or expand test facilities at our current location would likely have a material adverse effect on our ability to manufacture the Mobetron and, therefore, on our business, financial condition, and results of operation.

We may be unable to protect our patents and proprietary technology.

         Our ability to compete effectively in the marketplace will depend, in part, on our ability to protect our intellectual property rights. We rely on patents, trade secrets, and know-how to establish and maintain a competitive position in the marketplace. The enforceability of medical device or other patents, however, can be uncertain. Any limitation or reduction in our rights to obtain or enforce our patents could have a material adverse effect on our ability to maintain or protect our intellectual property rights.

         NRT, an Italian company, is offering a modified, non-shielded IORT unit called the Novac 7. This linear accelerator system was developed, in part, with funding from the Italian government. The Novac 7 has lower energy than the Mobetron and requires mobile shielding to be positioned around the surgical table prior to treatment. A spin-off of NRT, called Info & Tech, which manufactures a system called the Liac, is attempting to replace NRT in the market. Info & Tech has delivered a small number of pre-commercial units to its customers. The features and technology of the Liac system are very similar to that of the NRT system.

         The Liac system has been offered to at least one customer in Germany and we have notified Info & Tech and its German distributor that the Liac system infringes on our intellectual property and demanded that Liac desist from this infringement. In June, 2006, we brought suit at Dusseldorf, Germany against Info & Tech for infringement of our German Patent 700578, seeking damages and an injunction against further infringement. Although it is understood that Info & Tech has accepted an order for equipment in Germany as of this date, no infringing equipment is known to have been delivered into Germany by them.

We may unknowingly infringe the intellectual property rights of third parties and thereby be exposed to lawsuit(s).

         We attempt to avoid infringing known proprietary rights of third parties in our product development efforts. However, we have not conducted and do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If we discover that our products violate third-party proprietary rights, we cannot assure that we would be able to obtain licenses to continue offering such products without substantial reengineering or that any effort to undertake such reengineering would be successful, that any such licenses would be available on commercially reasonable terms, if at all, or that litigation regarding alleged infringement could be avoided or settled without substantial expense and damage awards. Any claims against us relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and in injunctions preventing us from distributing certain products. Such claims could materially adversely affect our business, financial condition, and results of operations.

We could be subject to product liability claims for which we have no insurance coverage.

         The manufacture and sale of our products entails the risk of product liability claims. Although we obtained product liability insurance prior to commercially marketing our products, product liability insurance is expensive and may not be available to us in the future on acceptable terms or at all. To date, we have not experienced any product liability claims. A successful product liability claim against us in excess of our insurance coverage could have a material adverse affect on our business, financial condition, and results of operations.

We are substantially dependent on certain key employees.

         We believe that our success will depend to a significant extent upon the efforts and abilities of a relatively small group of management personnel, particularly Donald A. Goer, PhD, our Chief Executive Officer. The loss of the services of one or more of these key people could have a material adverse effect on us. We have employment agreements with Mr. Goer and one other employee and have purchased "key person" life insurance for Mr. Goer in the amount of $5,000,000, of which $3,000,000 has been pledged to holders of our 10% senior secured debentures as security for their debentures.

         Our future success will also depend upon our ability to continue to attract and retain qualified personnel to design, test, market, and service our products and manage our business. Competition for these technical and management employees is significant. We cannot assure that we will be successful in attracting and retaining such personnel.

Our limited resources may prevent us from developing additional products or services.

         We have limited financial, management, research, and development resources. Plans by us to develop additional products and services may require additional management or capital which may not be available at the appropriate time or at a reasonable cost. In addition, these products and services may divert our resources from the development and marketing of the Mobetron system which could decrease our revenue and potential earnings.

The preparation of our financial statements requires us to make estimates and assumptions and apply certain critical accounting policies that could materially affect the reported amounts of our assets, liabilities, revenues and expenses.

         Estimates and assumptions used in our financial statements are based on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates and assumptions also require the application of certain accounting policies, many of which require estimates and assumptions about future events and their effect on amounts reported in the financial statements and related notes. We periodically review our accounting policies and estimates and make adjustments when facts and circumstances dictate. Actual results may differ from these estimates under different assumptions or conditions. Any differences may have a material impact on our financial condition and results of operations.

         In June 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". Under EITF 05-04, liquidated damages clauses may qualify as freestanding financial instruments for treatment as a derivative liability. Furthermore, EITF 05-04 addresses the question of whether a registration rights agreement should be combined as a unit with the underlying financial instruments and be evaluated as a single instrument. EITF 05-04 does not reach a consensus on this question and allows for treatment as a combined unit (Views A and B) as well as separate freestanding financial instruments (View C). On September 15, 2005, the FASB staff postponed further discussion of EITF 05-04. As of June 30, 2006, the FASB has still not rescheduled EITF 05-04 for discussion.

         In conjunction with our issuance of senior and convertible debentures and the related warrants and registration rights, we adopted View C of EITF 05-04. Accordingly, the registration rights agreements, the warrants associated with the senior and convertible debentures, the debentures themselves, as well as certain features of the debentures were evaluated as stand alone financial instruments. This treatment resulted in classification of the warrants and certain features of the debentures as equity while the registration rights agreements and other features of the debentures were treated as derivative liabilities. Derivative liability treatment requires adjusting the carrying value of the instrument to its fair value at each balance sheet date and recognizes any change since the prior balance sheet date as a component of other income/(expense). The recorded value of such derivative liabilities can fluctuate significantly based on fluctuations of the market value of our underlying securities, as well as on the volatility of our stock price during the term used for observation and the term remaining for the underlying financial instruments. We believe that should the FASB staff reach a consensus on EITF 05-04 and select combined unit treatment (View A or B), the debt features of the debentures and associated warrants previously classified as equity will have to be evaluated as a combined unit with the registration rights agreements. This combination will result in these instruments being treated as derivative liabilities requiring periodic reevaluation of fair value with potentially significant fluctuation in fair value from period to period. Accordingly, this consensus could have a significant effect on our financial statements.

         We believe that the following accounting policies also fit the definition of critical accounting policies. We use the specific identification method to set reserves for both doubtful accounts receivable and the valuation of our inventory, and use historical cost information to determine our warranty reserves. Further, in assessing the fair value of certain option and warrant grants, we have valued these instruments based on the Black-Scholes model which requires estimates of the volatility of our stock and the market price of our shares, which in the absence of a market for shares, was based on estimates of fair value made by our Board of Directors.

We are required to recognize expense for share-based compensation related to stock, and there can be no assurance that the expense that we are required to recognize accurately measures the value of our share-based payment awards and the recognition of this expense could cause the trading price of our common stock to decline

         On January 1, 2006, we adopted SFAS 123(R) using the modified prospective transition method, which requires the measurement and recognition of compensation expense for all share-based payment awards made to our employees and directors including stock options and restricted stock based on their fair values. As a result, our operating results contain, and our operating results for future periods will contain, a charge for share-based compensation related to stock. This charge is in addition to other share-based compensation expense we have recognized in prior periods.

         The application of SFAS 123(R) requires the use of an option-pricing model, such as the Black-Scholes option-pricing model, to determine the fair value of share-based payment awards. Option-pricing models were developed for use in estimating the value of traded options that have no vesting restrictions and are fully transferable. Our stock options have characteristics significantly different from those of traded options, and changes in the assumptions (such as expected term, stock price volatility and other variables) can materially affect the fair value estimates. Therefore, although we determine the fair value of stock options in accordance with SFAS 123(R) and SAB 107, the existing valuation models may not provide an accurate measure of such fair value, and there can be no assurance that the resulting expense that we are required to recognize accurately measures that value.

         As a result of the adoption of SFAS 123(R), our earnings the periods subsequent to our adoption of SFAS 123(R) were lower than they would have been had we not been required to adopt SFAS 123(R). This will continue to be the case for future periods. We cannot predict the effect that this decrease in earnings will have on the trading price of our common stock.



                         RISKS RELATING TO OUR INDUSTRY

We are subject to intense competition.

         Conventional medical linear accelerator manufacturers have more substantial histories, backgrounds, experience, and records of successful operations; possess greater financial, technical, marketing, and other resources; and have more employees and more extensive facilities than we now have, or will have in the foreseeable future. These companies have sold one or two modified conventional accelerators and could continue to offer essentially the same type of conventional unshielded system. Additionally, two other manufacturers, NRT and Info & Tech, are known to us to have developed systems that are light enough for operating room use.

         NRT, an Italian company, is offering a modified, non-shielded IORT unit called the Novac 7. This linear accelerator system was developed, in part, with funding from the Italian government. The Novac 7 has lower energy than the Mobetron and requires mobile shielding to be positioned around the surgical table prior to treatment. A spin-off of NRT, called Info & Tech, which manufactures a system called the Liac, is attempting to replace NRT in the market. Info & Tech has delivered a small number of pre-commercial units to its customers. The features and technology of the Liac system are very similar to that of the NRT system.

         The Liac system has been offered to at least one customer in Germany and we have notified Info & Tech and its German distributor that the Liac system infringes on our intellectual property and demanded that Liac desist from this infringement. In June 2006, we brought suit at Dusseldorf, Germany against Info & Tech for infringement of our German Patent 700578, seeking damages and an injunction against further infringement. Although it is understood that Info & Tech has accepted an order for equipment in Germany as of this date, no infringing equipment is known to have been delivered into Germany by them.

         The possibility of significant competition from other companies with substantial resources also exists. The cancer treatment market is subject to intense research and development efforts all over the world, and we can face competition from competing technologies that treat cancer in a different manner. It is also likely that other competitors will emerge in the markets that we intend to commercialize. We cannot assure that our competitors will not develop technologies or obtain regulatory approval for products that may be more effective than our products, and that our technologies and products would not be rendered less competitive or obsolete by such developments.

Our industry is subject to rapid, unpredictable, and significant technological change.

         The medical device industry is subject to rapid, unpredictable, and significant technological change. Our business is subject to competition in the U.S. and abroad from a variety of sources, including universities, research institutions, and medical device and other companies. Many of these potential competitors have substantially greater technical, financial, and regulatory resources than we do and are accordingly better equipped to develop, manufacture, and market their products. If these companies develop and introduce products and processes competitive with or superior to our products, we may not be able to compete successfully against them.

We are subject to extensive government regulation.

         The development, testing, manufacturing, and marketing of the Mobetron are regulated by the United States Food and Drug Administration, or FDA, which requires government clearance of such products before they are marketed. We filed and received 510(k) pre-market notification clearance from the FDA in July 1998. We received clearance for sales in Japan, or JIS, in May 2000, and received European EC Certificate approval, or CE Mark, on October 12, 2001. However, we may need to obtain additional approvals from the FDA or other governmental authorities if we decide to change or modify the Mobetron. In that case, the FDA or other authorities may not grant any new approvals. In addition, if we fail to comply with FDA or other regulatory standards, we could be forced to withdraw our products from the market or be sanctioned or fined.

         We are also subject to federal, state, and local regulations governing the use, generation, manufacture, and testing of radiation equipment, including periodic FDA inspections of manufacturing facilities to determine compliance with FDA regulations. In addition, we must comply with federal, state, and local regulations regarding the manufacture of healthcare products and radiotherapy accelerators, including Good Manufacturing Practice, or GMP, regulations, Suggested State Regulations for the Control of Radiation, or SSRCR, and International Electrotechnical Committee, or IEC, requirements, and similar foreign regulations and state and local health, safety, and environmental regulations. Although we believe that we have complied in all material respects with applicable laws and regulations, we cannot assure that we will not be required to incur significant costs in the future in complying with manufacturing and environmental regulations. Any problems with our, or our manufacturers' ability to meet regulatory standards could prevent us from marketing the Mobetron or other products.

We expect to be highly dependent on overseas sales.

         We believe that the majority of our sales over at least the next few years will be made to overseas customers. Our business, financial condition, and results of operations could be materially adversely affected by changes or uncertainties in the political or economic climates, laws, regulations, tariffs, duties, import quotas, or other trade, intellectual property or tax policies in the United States or foreign countries. We may also be subject to adverse exchange rate fluctuations between local currencies and the U.S. dollar should revenue be collectable or expenses paid in local currencies.

         Additionally, we have limited experience in many of the foreign markets in which we plan to sell our goods and services. To succeed, we will have to overcome cultural and language issues and expand our presence overseas by hiring and managing additional staff and opening overseas offices to meet our sales, manufacturing, and customer support goals. No assurance can be given that we can meet these goals. We may also be subject to taxation in foreign jurisdictions, and transactions between any of our foreign subsidiaries and us may be subject to U.S. and foreign withholding or other taxes. We also may encounter difficulties due to longer customer payment cycles and encounter greater difficulties in collecting accounts receivable from our overseas customers. Further, should we discontinue any of our international operations, we may incur material costs to cease those operations. An inability to expand our overseas presence or manage the risks inherent in that expansion could have a material adverse affect on our business, financial condition, and results of operations.

IORT treatment may not become a "standard of care" for cancer treatment.

         Despite the fact that more than 20,000 patients have received IORT treatment, and despite the promising results in selected clinical studies, IORT is not yet considered by the majority of cancer practitioners to be a "standard of care". In fact, IORT may never develop into a "standard of care" for the treatment of cancer, in which case the market potential for the Mobetron and other IORT techniques will remain limited. If the market remains limited, the Company may not be able to achieve sustained profitability, or profitability at all.

Our success in selling our Mobetron systems in the U.S. may depend on increasing reimbursement for IORT services.

         Hospitals in the U.S. pay increasing attention to treatment costs, return on assets and time to investment recovery when making capital purchase decisions. While IORT is generally reimbursable, its rate of return on capital invested compared to the return for external beam and other radiotherapy delivery systems is currently unfavorable. While the Company intends to make an effort to increase the rate of reimbursement to improve the rate of return on the capital investment in the Mobetron for hospitals in the U.S., there is no assurance that such an effort will be ultimately successful. Therefore, regardless of positive clinical outcomes, the current U.S. reimbursement environment may slow the widespread acceptance of IORT and the Mobetron in the U.S. market.

If our revenue stream were to become more dependent upon third party payors such as insurance companies, our revenues could decrease and our business could suffer.

         The system of health care reimbursement in the United States is being intensively studied at the federal and state level. There is a significant probability that federal and state legislation will be enacted that may have a material impact on the present health care reimbursement system. If, because of a change in the law or other unanticipated factors, certain third party payors (primarily insurance companies) were to become a more substantial source of payment for our products in the future, our revenues may be adversely affected. This is because such providers commonly negotiate or legislate cost structures below the prevailing market rate and typically negotiate payment arrangements which are less advantageous than those available from private payors. Payment by third party payors could also be subject to substantial delays and other problems related to receipt of payment. The health care industry, and particularly the operation of reimbursement procedures, has been characterized by a great deal of uncertainty, and accordingly no assurance can be given that third party payors will not become a significant source of payment for our products, or that such a change in payment policies will not occur. Any of these factors could have a material adverse effect on our business and financial condition and affect our ability to make interest and principal payments under our notes. We cannot assure that such legislation will not restrict hospitals' ability to purchase equipment such as the Mobetron or that such legislation will not have a material adverse affect on our ability to sell the Mobetron and our business prospects and financial condition.

                        RISKS RELATED TO OUR COMMON STOCK

The trading market for our common stock is limited.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "IOPM.OB." The trading market for our common stock is limited. Accordingly, we cannot assure the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile.

         The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

     o   technological innovations;
     o introductions or withdrawals of new products and services by us or our competitors;
     o   additions or departures of key personnel;
     o   sales of our common stock;
     o   our ability to integrate operations, technology, products and services;
     o   our ability to execute our business plan;
     o   operating results below expectations;
     o   loss of any strategic relationship;
     o   industry developments;
     o   changes in the regulatory environment;
     o   economic and other external factors; and
     o   period-to-period fluctuations in our financial results.

         Because we have a limited operating history with little revenues to date, any one of these factors may be considered material. Our stock price may fluctuate widely as a result of any of the above.

         In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

         We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our common stock may be deemed penny stock with a limited trading market.

         Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15
(g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $4.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the "penny stock rules" for any significant period, the market, if any, for our securities may suffer. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and
(iii) to obtain needed capital.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

         If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We recently completed four registration statements resulting in a total of 68,378,224 shares of our common stock registered, including shares resulting from the conversion of convertible securities and the exercise of warrants and options, and we expect, within the next twelve months, to register a minimum of up to an additional 3,597,000 shares of our common stock resulting from the exercise of options, which upon registration with the SEC will also be freely tradable.

Item 3.  Controls And Procedures.

         As of the end of the period covered by the Quarterly Report on Form 10-QSB, we evaluated, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, the effectiveness of our disclosure controls and procedures, as such term is defined under Rules 13a-15(e) and 15d-15(e) promulgated under the Securities Exchange Act of 1934, as amended. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective to insure that information we are required to disclose in reports that we file or submit under the Securities Exchange Act of 1934 is properly recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms.

         There has been no change in our internal control over financial reporting during the quarter ended June 30, 2006 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

                           PART II - OTHER INFORMATION

Item 1.  Legal Proceedings

         On April 21, 2006, DLA Piper Gray Cary US LLP, or DLA Piper, notified us that it had filed an arbitration proceeding against us with the American Arbitration Association, claiming that we owe it legal fees and costs in the amount of $445,909 for services rendered. We claim that no amounts are due DLA Piper and that DLA Piper overcharged us for the services it provided to us. Arbitration of this case is stayed by agreement of the parties, and the parties have agreed to mediation. The mediation is set to take place August 10, 2006. Management intends to contest this case vigorously. Regardless, we continue to carry an account payable to DLA Piper on our balance sheet in an amount satisfactory to meet DLA Piper's claim.

         In June 2006, we brought suit at Dusseldorf, Germany against Info & Tech S.p.A, an Italian company which manufactures an IORT system marketed as the Liac, for infringement of our German Patent 700578, seeking damages and an injunction against further infringement. Although it is understood that Info & Tech has accepted an order for equipment in Germany as of this date, no infringing equipment is known to have been delivered into Germany by them.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds

         During the three months ended June 30, 2006, we issued and sold the following securities:

         On April 7, 2006, we entered into an agreement with Emerging Markets Consulting, LLC, or EMC. Pursuant to the Agreement, we issued to EMC 100,000 shares of common stock and a five-year warrant to purchase 100,000 shares of common stock at an exercise price of $1.00 per share. Upon the first day of the second six-month term of the Agreement, we will issue to EMC an additional 100,000 shares of common stock and an additional five-year warrant to purchase 100,000 shares of stock.

         On June 1, 2006, we entered into an amendment to the Product Financing Arrangement, increasing the debt facility available under the Product Financing Arrangement to $4,000,000. Under the terms of the amendment, we granted warrants to purchase 192,307 shares of our common stock at an exercise price of $0.52 per share with an expiration date of May 31, 2008 to the financial institution. Additionally, we agreed to extend by one year to August 15, 2008, the expiration date of 576,923 warrants previously issued to the financial institution.

         In May 2006, we issued options to purchase an aggregate of 50,500 shares of common stock under our 2005 Equity Incentive Plan to certain officers, directors and employees. All options have a term of 10 years and were issued with an exercise price of $0.54 per share.

         On June 13, 2006, we issued 100,000 shares of common stock to The Investor Relations Group Inc pursuant to an agreement entered into on August 15, 2005.

         The issuances of the securities described above were deemed to be exempt from registration under the Act in reliance on Section 4(2) of the Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with Intraop, to information about Intraop. No underwriters were used in connection with these sales and issuances.

Item 3.  Defaults upon Senior Securities

         None.

Item 4.  Submission of Matters to a Vote of Security Holders

         None.

Item 5.  Other Information

         None.

Item 6.  Exhibits

Exhibit
Number                             Description
-------   ----------------------------------------------------------------------
31.1 Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2 Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1 Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2 Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

                                   SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                INTRAOP MEDICAL CORPORATION


Date:  August 4, 2006          By: /s/  Donald A. Goer
                                  ----------------------------------------------
                                       Donald A. Goer, Chief  Executive Officer
                                       and President
                                       (Principal Executive Officer)

Date:  August 4, 2006
                               By: /s/  Howard Solovei
                                  ----------------------------------------------
                                       Howard Solovei, Chief Financial Officer
                                       (Principal Financial Officer)

Date:  August 4, 2006
                               By: /s/  Regis Bescond
                                  ----------------------------------------------
                                       Regis Bescond, Corporate Controller
                                       (Principal Accounting Officer)

                           Intraop Medical Corporation
        Index to Condensed Consolidated Financial Statements (Unaudited)
                       For the Three and Nine Months Ended
                             June 30, 2006 and 2005

                                                                          Pages
                                                                          -----
Condensed Consolidated Financial Statements:
  Condensed Consolidated Balance Sheet (Unaudited)                          Q-2
  Condensed Consolidated Statements of Operations (Unaudited)               Q-3
  Condensed Consolidated Statements of Cash Flows (Unaudited)               Q-5
  Notes to Condensed Consolidated Financial Statements (Unaudited)          Q-7




Intraop Medical Corporation
Condensed Consolidated Balance Sheet (Unaudited)
--------------------------------------------------------------------------------------------------
                                                                                      June 30,
                                                                                        2006
                                                                                   ---------------
ASSETS
Current assets:
  Cash and cash equivalents                                                           $   216,952
  Accounts receivable                                                                     189,231
  Inventories, net                                                                      1,151,891
  Inventories, under product financing arrangement                                      3,617,186
  Prepaid expenses and other current assets                                               123,680
                                                                                   ---------------

         Total current assets                                                           5,298,940

Property and equipment, net                                                               251,454
Intangible assets, net                                                                    344,205
Deferred financing cost                                                                   949,440
Deposits                                                                                  412,244
                                                                                   ---------------

        Total Assets                                                                  $ 7,256,283
                                                                                   ===============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                                   $ 2,619,834
   Accrued liabilities                                                                    806,461
   Capital lease obligations, current portion                                               2,063
   Notes payable, related parties, current portion                                        709,169
   Notes payable, other, current portion, net of unamortized debt discounts             4,281,462
                                                                                   ---------------

         Total current liabilities                                                      8,418,989

   Capital lease obligations, net of current portion                                        8,499
   Notes payable, other, net of current portion, unamortized debt discounts
       and beneficial conversion features                                               2,944,339
                                                                                   ---------------

         Total liabilities                                                             11,371,827
                                                                                   ---------------

Commitments and contingencies (see note 9)

Stockholders' deficit:
  Common stock, $0.001 par value: 100,000,000 shares authorized;
     23,091,452 shares issued and outstanding                                              23,091
  Additional paid-in capital                                                           22,885,955
  Treasury stock, at cost, 600,000 shares at $.25 per share                             (150,000)
  Accumulated deficit                                                                (26,874,590)
                                                                                   ---------------

          Total stockholders' deficit                                                 (4,115,544)
                                                                                   ---------------

             Total liabilities and stockholders' deficit                               $7,256,283
                                                                                   ===============


See accompanying notes to these condensed consolidated financial statements.


Intraop Medical Corporation
Condensed Consolidated Statements of Operations (Unaudited)
---------------------------------------------------------------------------------------------------------------------------------
                                                     Three months ended June 30,                Nine months ended June 30,

                                                --------------------------------------     --------------------------------------
                                                      2006                 2005                  2006                 2005
                                                ------------------    ----------------     -----------------    -----------------

Revenues:
  Product sales                                    $       25,100       $      42,714          $  1,948,556        $   2,427,339
  Leasing                                                       -              62,168               134,127              186,503
  Service                                                  60,319              56,912               238,058              105,347
                                                ------------------    ----------------     -----------------    -----------------

  Total revenues                                           85,419             161,794             2,320,741            2,719,189
                                                ------------------    ----------------     -----------------    -----------------

Cost of revenues:
  Product sales (1)                                        69,797             111,623             1,748,476            1,952,510
  Leasing                                                       -              92,498                38,323              279,822
  Service (1)                                              27,314              71,338               201,682              128,418
                                                ------------------    ----------------     -----------------    -----------------

  Total cost of revenues                                   97,111             275,459             1,988,481            2,360,750
                                                ------------------    ----------------     -----------------    -----------------

Gross margin                                              (11,692)           (113,665)              332,260              358,439

Operating expenses:
  Research and development (1)                            164,073             142,295               459,553              378,443
  General and administrative (1)                          784,474             391,465             1,756,896            2,698,976
  Sales and marketing (1)                                 171,085             159,886               545,236              449,477
                                                ------------------    ----------------     -----------------    -----------------

          Total operating expenses                      1,119,632             693,646             2,761,685            3,526,896
                                                ------------------    ----------------     -----------------    -----------------

Loss from operations                                   (1,131,324)           (807,311)           (2,429,425)          (3,168,457)

Other income                                              (42,375)                  -               (45,627)                   -
Gain on extinguishment of debt                                  -                   -                28,214              104,645
Interest income                                             1,646                   -                 7,199                    -
Interest expense                                       (1,528,124)           (369,269)           (3,580,134)          (1,311,248)
                                                ------------------    ----------------     -----------------    -----------------

Loss before taxes                                      (2,700,177)         (1,176,580)           (6,019,773)          (4,375,060)

Provision for income taxes (1)                                  -                   -                     -                    -
                                                ------------------    ----------------     -----------------    -----------------

Net loss                                           $   (2,700,177)       $ (1,176,580)        $  (6,019,773)       $  (4,375,060)
                                                ==================    ================     =================    =================

Basic and diluted net loss per share
   available to common shareholders                $        (0.13)       $      (0.07)        $       (0.29)       $       (0.29)
                                                ==================    ================     =================    =================
Weighted average number of shares in
   calculating net loss per share:
   Basic and diluted                                   21,048,860          16,970,983            20,602,552           15,194,890
                                                ==================    ================     =================    =================


See accompanying notes to these condensed consolidated financial statements.


Intraop Medical Corporation
Condensed Consolidated Statements of Operations (Unaudited) (Continued)
---------------------------------------------------------------------------------------------------------------------------------
                                                     Three months ended June 30,                  Nine months ended June 30,
                                                --------------------------------------    ---------------------------------------
                                                      2006                 2005                 2006                  2005
                                                ------------------    ----------------    ------------------    -----------------
(1) Includes the following amounts related to share-based compensation expense of stock options:

Cost of revenues - Product sales                        $       -             $     -            $        -           $        -
Cost of revenues - Service                                  1,826                   -                 4,430                    -
Research and development                                   15,705                   -                38,716                    -
General and administrative                                 20,623                   -                46,291                    -
Sales and marketing                                        15,008                   -                36,120                    -
Provision for income taxes                                      -                   -                     -                    -
                                                ------------------    ----------------    ------------------    -----------------
Total                                                   $  53,162             $     -            $  125,557           $        -
                                                ==================    ================    ==================    =================


See accompanying notes to these condensed consolidated financial statements.

                  (Remainder of page intentionally left blank)



Intraop Medical Corporation
Consolidated Statements of Cash Flows (Unaudited)
---------------------------------------------------------------------------------------------------
                                                                     Nine months ended June 30,
                                                                -----------------------------------
                                                                      2006               2005
                                                                ----------------   ----------------
Cash flows from operating activities:
   Net loss                                                        $ (6,019,773)      $ (4,375,060)
   Adjustments to reconcile net loss to net cash
     used for operating activities:
     Depreciation of property and equipment                              56,489            174,131
     Amortization of intangible assets                                    9,352            170,410
     Amortization of beneficial conversion rights                     1,169,255                  -
     Amortization of debt discount                                    1,095,513             16,904
     Amortization of debt issuance costs                                181,207            365,000
     Non-cash compensation  for options issued                          127,538             20,649
     Non-cash compensation for warrants issued                          223,878             16,155
     Non-cash compensation for common stock issued                      216,001          1,216,349
     Non-cash expense related to issuance
       of anti-dilutive shares of common stock                                -            375,421
     Non-cash revenue received on leased equipment                      (62,168)          (186,504)
     Non-cash gain on extinguishment of debt                                  -                  -
     Non-cash interest expense                                           38,324            122,273
   Changes in assets and liabilities:
        Accounts receivable                                             740,072          1,016,096
        Inventories                                                  (1,854,297)           100,987
        Prepaid expenses and other current assets                       (16,294)           (27,940)
        Other assets                                                   (224,133)          (608,042)
        Accounts payable                                                 (9,689)           310,092
        Accrued liabilities                                            (269,008)           197,007
        Foreign exchange translation                                     65,071                  -
                                                                ----------------   ----------------

        Net cash used for operating activities                       (4,532,662)        (1,096,072)
                                                                ----------------   ----------------

Cash flows used for investing activities:
   Acquisition of fixed assets                                         (193,237)            (8,298)
   Acquisition of intangible assets                                           -            (50,000)
                                                                ----------------   ----------------

        Net cash used for investing activities                         (193,237)           (58,298)
                                                                ----------------   ----------------

Cash flows provided by financing activities:
     Proceeds from note payable, related party                           50,000            273,000
     Proceeds from note payable, other                                8,057,092          4,247,000
     Payments on note payable, related party                           (341,789)          (198,000)
     Payments on note payable, other                                 (2,819,325)        (3,054,384)
     Debt issuance costs                                               (339,568)          (210,000)
     Proceeds from issuance of common stock                             293,000                  -
                                                                ----------------   ----------------

            Net cash provided by financing activities                 4,899,410          1,057,616
                                                                ----------------   ----------------

Net increase (decrease) in cash and cash equivalents                    173,511            (96,754)
Cash and cash equivalents, at beginning of period                        43,441            119,475
                                                                ----------------   ----------------

Cash and cash equivalents, at end of period                       $     216,952      $      22,721
                                                                ================   ================


See accompanying notes to these condensed consolidated financial statements.


Intraop Medical Corporation
Consolidated Statements of Cash Flows (Unaudited) (Continued)
-------------------------------------------------------------------------------------------------------
                                                                          Nine months ended June 30,
                                                                       --------------------------------
                                                                            2006              2005
                                                                       --------------    --------------

Supplemental disclosure of cash flow information:
   Cash paid for interest                                                 $  777,509        $  618,552
   Income taxes paid                                                               -                 -

Supplemental disclosure of non-cash investing
  and financing activities:
  Inventory reclassified to leased equipment                              $        -        $    1,137
  Leased equipment reclassifed to inventory                                  631,114                 -
  Property and equipment, at book value, converted to inventory                    -             6,616
  Purchase of intangible under vendor payment agreement                      312,500                 -
  Proceeds of notes payable deposited with vendors                                 -         1,065,000
  Accounts payable, interest payable and royalty payable converted
     to notes payable                                                              -           308,022
  Conversion of promissory notes and interest payable
     to common stock                                                         864,660           395,000
  Adjustment to common stock and additional paid in capital
    due to anti-dilutive issuance of 300,336 shares of common stock                -           375,421


See accompanying notes to these condensed consolidated financial statements.

                  (Remainder of page intentionally left blank)

                    INTRAOP MEDICAL CORPORATION NOTES TO THE
             CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements and the accompanying notes are unaudited and should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2005. In the opinion of management, the condensed consolidated financial statements herein include adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position as of June 30, 2006, results of operations for the three and nine months ended June 30, 2006 and June 30, 2005, and cash flows for the nine months ended June, 2006 and June 30, 2005. The results of operations for the three and nine months ended June 30, 2006 are not necessarily indicative of the operating results to be expected for the full fiscal year or any future periods.

Formation and Business of the Company:

Intraop Medical Corporation (the "Company") was organized under the laws of the State of Nevada on November 5, 1999 under the name DigitalPreviews.com. On January 21, 2004, the Company filed a Certificate of Amendment with the Secretary of State of Nevada to change the name of the Company from DigitalPreviews.com, Inc. to Intraop Medical Corporation. On March 9, 2005, Intraop Medical Corporation merged with Intraop Medical, Inc. Until this date, Intraop Medical Corporation had been seeking viable business opportunities but had not commenced operations and was considered a development stage company as defined in Statement of Financial Accounting Standards No. 7.

Intraop Medical, Inc., was incorporated in Delaware in March 1993 to develop, manufacture, market, and service mobile electron beam treatment systems designed for intraoperative radiotherapy (IORT). IORT is the application of radiation directly to a cancerous tumor and/or tumor bed during surgery. In July 1998, the Company obtained FDA 510(k) clearance on its initial product, the "Mobetron". The business of Intraop Medical, Inc, is now the sole business of the Company.

History:

On March 9, 2005, the Company acquired all the outstanding shares of Intraop Medical, Inc., a privately-held Delaware Corporation (incorporated on March,
1993) in exchange for an aggregate of 14,175,028 restricted shares of its common stock. The merger transaction was a tax-free exchange of stock. All of the outstanding common and preferred stock of Intraop Medical, Inc. was exchanged on a one-for-one basis with the Company's common stock, and the Company assumed all obligations under outstanding options, warrants and convertible securities of Intraop Medical, Inc. The acquisition has been accounted for as a reverse merger (recapitalization) with Intraop Medical, Inc., deemed to be the accounting acquirer. Accordingly, the historical financial statements presented herein are those of Intraop Medical, Inc., as adjusted to give effect to any difference in the par value of the issuer's and the accounting acquirer's stock with an offset to capital in excess of par value, and those of Intraop Medical Corporation (the legal acquirer) since the merger. The retained earnings of the accounting

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

acquirer have been carried forward after the acquisition and Intraop Medical, Inc.'s basis of assets and liabilities were carried over in the recapitalization. Operations prior to the business combination are those of the accounting acquirer. Further pursuant to the Merger, certain holders of convertible notes representing $295,000 of principal and $100,000 of principal due related parties under Intraop Medical Inc.'s Promissory Note program, converted their notes to common stock upon completion of the Merger at a price of $1.25 per share.

Further pursuant to the Merger, the Company had agreed upon the close of the Merger to issue 795,000 shares of common stock to certain service providers in exchange for services related to the Merger. These shares were valued at $1.53 per share, the price of the Company's common stock on March 9, 2005, the date of the Merger and were recorded as an expense on the Company's books.

In April 2005, the Company received notices from stockholders representing an aggregate of 97,000 shares of common stock who had previously voted against the Merger that they wished to redeem their shares in accordance with certain dissenter's rights provisions. An accrual for the estimated redemption value of $121,250 and a corresponding offset to common stock and additional paid in capital was recorded and subsequently paid to the dissenting stockholders.

Basis of Consolidation:

The unaudited condensed consolidated financial statements include the accounts of Intraop Medical Corporation and its wholly owned subsidiaries, Intraop Medical Services, Inc. and IMS Louisville, LLC. All significant intercompany balances and transactions have been eliminated in preparation of the unaudited condensed consolidated financial statements.

Going Concern:

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States, which contemplate continuation of the Company as a going concern. However, the Company has experienced net losses of $2,700,177 and $1,176,580 for the three months ended June 30, 2006 and 2005, respectively, and $6,019,773 and $4,375,060 for the nine months ended June 30, 2006 and 2005, respectively. In addition, the Company has incurred substantial monetary liabilities in excess of monetary assets over the past several years and, as of June 30, 2006, has an accumulated deficit of $26,874,590. These matters, among others, raise substantial doubt about the Company's ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying unaudited condensed consolidated balance sheet is dependent upon the Company's ability to generate sufficient sales volume to cover its operating expenses and to raise sufficient capital to meet its payment obligations. Management is taking action to address these matters, which include:

     o Retaining experienced management personnel with particular skills in the development and sale of its products and services.

     o Developing new markets (primarily Europe) and expanding its sales efforts.

     o    Evaluating funding strategies in the public and private markets.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Historically, management has been able to raise additional capital. During the nine months ended June 30, 2006, the Company obtained capital through the issuance of convertible debentures. The unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The successful outcome of future activities cannot be determined at this time and there is no assurance that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

Concentration of Credit Risk:

The Company maintains its cash in bank accounts, which at times may exceed federally insured limits. The Company has not experienced any losses on such accounts.

Credit risk with respect to account receivables is concentrated due to the limited number of transactions recorded in any particular period. One customer represents 93.3% of accounts receivable at June 30, 2006. The Company reviews the credit quality of its customers but does not require collateral or other security to support customer receivables. Five customers accounted for 23.4%, 22.8%, 21.5%, 11.7% and 10.1% of net revenue for the three months ended June 30, 2006. Three customers accounted for 38.4%, 29.6% and 22.9% of net revenue for the three months ended June 30, 2005. Two customers accounted for 44.4% and 37.8% of net revenue for the nine months ended June 30, 2006 and for 47.6% and 38.2% of net revenue for the nine months ended June 30, 2005.

Use of Estimates:

The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Management makes estimates that affect reserves for allowance for doubtful accounts, deferred income tax assets, estimated useful lives of property and equipment, accrued expenses, fair value of equity instruments and reserves for any other commitments or contingencies. Any adjustments applied to estimates are recognized in the period in which such adjustments are determined.

Revenue Recognition:

Revenue is recognized when earned in accordance with applicable accounting standards, including Staff Accounting Bulletins 104, "Revenue Recognition in Financial Statements" ("SAB 104"), and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue number 00-21, "Accounting for Revenue Arrangements with Multiple Elements", of the FASB's Emerging Task Force. Revenue is generated from machine sales, leasing of machines, installations, and maintenance. Machine sales and installation revenue are recognized upon shipment, installation, or final customer acceptance, depending on specific contract terms, provided any remaining obligations are inconsequential or perfunctory and collection of resulting receivable is deemed probable. Revenue from maintenance is recognized as services are completed or over the term of the maintenance agreements. Revenue from the leasing of machines is recognized over the term of the lease agreements.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


The Company recognized revenue on service contracts with five and two institutions for the service of Mobetrons at the customer site during the three months ended June 30, 2006 and June 30, 2005, respectively. During the nine months ended June 30, 2006 and June 30, 2005, the Company recognized revenue on service contracts with five and two institutions respectively, for the service of Mobetrons at the customer site. The customers paid for a one-year service contract for which they receive warranty-level labor and a credit for a certain contracted dollar amount of service-related parts. On each contract, the Company recorded a liability for parts equal to the amount of the parts credit contracted for by the customer with the remainder of the contract price recorded as labor related service contract liability.


Lease Revenue and Leasing Transactions:

Revenue for the three months ended June 30, 2005 and nine months ended June 30, 2006 and June 30, 2005 is partly comprised of revenue recognized on a Mobetron system delivered to our customer in Eindhoven, Holland in November 2003. At inception, as an equipment supplier, we received proceeds in the amount of $1,230,685 as the sale price of the equipment from a third party leasing company, who in turn leased the equipment to the hospital pursuant to a seventy month lease. The Company has no material obligations under the lease and the lease remains an unconditional obligation of the hospital, as lessee, to make payments to the leasing company, as lessor, for the leasing company's own account.

However, as an inducement to the hospital to enter into the lease, the Company agreed in a contract with the hospital that, should the hospital decide, upon sixty days prior notice to the Company, to prepay the lease with the leasing company (a one-time option), at the end of the 18th month of its lease on May 31, 2005, the Company would reimburse the hospital for the cost of the hospital's exercise of the prepayment option to the leasing company. Following the reimbursement by the Company to the hospital for the prepayment amount, title to the equipment would revert to the Company.

Because of the potential reimbursement to the hospital at the end of month eighteen of the lease, the Company retains substantial risk of ownership in the leased property, and the transaction has therefore been accounted for in accordance with SFAS 13, "Accounting for Leases", specifically paragraphs 19, 21, and 22.

Accordingly, the Company recorded the entire $1,230,685 of proceeds received from the leasing company as obligation for leased equipment, a liability on its balance sheet and accounted for the item as borrowing. In accordance with APB Opinion 21, "Interest on Receivables and Payables" paragraphs 13 and 14, the Company determined an interest rate for the obligation of 14.5% based on other debt arrangements entered into by the Company at dates closest to the inception of the obligation for leased equipment. Further, although the Company is not entitled to the cash rental payments, the Company recognized rental revenue totaling zero and $62,168 for the three months ended June 30, 2006 and June 30, 2005 respectively and $134,127 and $186,503 for the nine months ended June 30, 2006 and June 30, 2005 respectively. A portion of each month's rental revenue was recorded as interest and included in cost of revenue with the remainder recorded as a reduction in obligation for leased equipment.

Accordingly, the Company recorded $1,016,238, the amount that the Company would otherwise have been the Company's cost of revenue for the transaction, as leased equipment, an asset on its balance sheet. The asset was depreciated on a straight line basis over the period of the Company's reimbursement obligation to the hospital down to a value equal to the estimated residual value of the equipment at the end of the obligation. The depreciation expense is included in cost of revenue.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Prior to May 31, 2005, the hospital notified the Company that it intended to exercise its prepayment option, however the Company agreed to extend its reimbursement option from May 31, 2005 until January 1, 2006 and agreed to a new reimbursement amount. Pursuant to the reimbursement option extension, the Company continued to recognize revenue and expense on this transaction, including continued straight line depreciation down to a new asset residual value of $631,114 which was reached on September 30, 2005, based on extended usage, as described above. In January 2006, the hospital exercised its prepayment option by paying certain sums to the third party leasing company. As per prior agreement, the Company is obligated to reimburse the hospital for $1,013,022, the amount paid to the leasing company. The previously recorded leased asset with residual value of $631,114 was reclassified and included in inventory at June 30, 2006. The previously recorded lease obligation was adjusted to $1,013,022 and reclassified to accounts payable and a gain on extinguishment of debt for $28,214 was recognized on the transaction.

Intangible Assets:

Intangible assets consist primarily of amounts paid for manufacturing and design rights related to the Mobetron and a medical device approval license. These manufacturing and design rights related to the Mobetron are amortized on a straight-line basis over their estimated useful lives of five years.

The medical device approval license has an indefinite life and therefore is not subject to amortization.

The Company evaluates the carrying value of its intangible assets during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the asset below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator.

The Company's evaluation of intangible assets completed during the fourth quarter of the fiscal year ended September 30, 2005 resulted in no impairment losses.

Income Taxes:

The Company accounts for its income taxes using the Financial Accounting Standards Board Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for book and tax purposes during the year.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards. A valuation allowance is established to reduce that deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized. The Company has recorded a full valuation allowance against its deferred tax assets.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basic and Diluted Loss Per Share:

In accordance with SFAS No. 128, "Earnings Per Share," the basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Basic net loss per share excludes the dilutive effect of stock options or warrants and convertible notes. Basic net loss per share for the three and nine months ended June 30, 2005, includes shares redeemable by stockholders in accordance with certain dissenter's rights provisions as these shares were repurchased on December 13, 2005. Diluted net loss per share was the same as basic net loss per share for all periods presented, since the effect of any potentially dilutive securities is excluded, as they are anti-dilutive due to the Company's net losses.

The following table sets forth the computation of basic and diluted net loss per common share:


                                                        Three months ended                      Nine months ended
                                                ------------------------------------    -----------------------------------
                                                             June 30,                                June 30,
                                                ------------------------------------    -----------------------------------
                                                     2006                2005                2006                2005
                                                ----------------    ----------------    ---------------     ---------------

Numerator
Net loss available to common
stockholders                                        $(2,700,177)        $(1,176,580)       $(6,019,773)        $(4,375,060)

Denominator
Weighted average common shares
outstanding                                          21,048,860          16,873,983         20,602,552          15,097,890
Dissenter shares pending redemption                           -              97,000                  -              97,000
                                                ----------------    ----------------    ---------------     ---------------
Total shares, basic                                  21,048,860          16,970,983         20,602,552          15,194,890
                                                ================    ================    ===============     ===============

Net loss per common share:
  Basic and diluted                                $      (0.13)       $      (0.07)       $     (0.29)        $     (0.29)
                                                ================    ================    ===============     ===============



The potential shares, which are excluded from the determination of basic and diluted net loss per share as their effect is anti-dilutive, are as follows:


                                                                 Three months ended                Nine months ended
                                                            ------------------------------   ------------------------------
                                                                      June 30,                         June 30,
                                                            ------------------------------   ------------------------------
                                                                 2006             2005            2006             2005
                                                            -------------    -------------   --------------    ------------
Debentures convertible to common stock                        16,000,000                -       16,000,000               -
Bridge notes payable convertible to common stock                       -          920,128                          920,128
Promissory Notes convertible to common stock                           -          384,000                          384,000
Options to purchase common stock                               1,740,000        1,127,500        1,740,000       1,127,500
Warrants to purchase common stock                             22,390,481          871,251       22,390,481         871,251
                                                            -------------    -------------   --------------    ------------

Potential equivalent shares excluded                          40,130,481        3,302,879       40,130,481       3,302,879
                                                            =============    =============   ==============    ============


NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation:

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), Share-Based Payment ("SFAS 123(R)"), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock based on their fair values. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), which the Company previously followed in accounting for stock-based awards. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107") to provide guidance on SFAS 123(R). The Company has applied SAB 107 in its adoption of SFAS 123(R). See Note 7 for a detailed discussion of SFAS 123(R).

On November 10, 2005, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position No. FAS 123(R)-3 Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The Company has elected to adopt the "short-cut" method provided in the FASB Staff Position for calculating the tax effects of share-based compensation pursuant to SFAS 123(R). The "short-cut" method includes simplified methods to establish the beginning balance of the additional paid-in capital pool ("APIC pool") related to the tax effects of share-based compensation, and to determine the subsequent impact on the APIC pool and the Condensed Consolidated Statements of Cash Flows of the tax effects of share-based compensation awards that are outstanding upon adoption of SFAS 123(R).

Accounting for Convertible Debt Securities:

The Company has issued convertible debt securities with non-detachable conversion features. The Company accounts for such securities in accordance with Statement of Financial Accounting Standards No. 133 and 150 and Emerging Issues Task Force Issue Nos. 98-5, 00-19, 00-27, 05-02, 05-08 and 05-04 View C. For a
contingent benefit conversion option, the Company records the intrinsic value, which is to be measured using the commitment date fair value of the underlying stock.

Comprehensive Loss:

Comprehensive loss consists of net loss and other gains and losses affecting stockholders' equity that, under generally accepted accounting principles, are excluded from net loss in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The Company, however, does not have any components of other comprehensive loss as defined by SFAS No. 130 and therefore, for the three and nine months ended June 30, 2006 and 2005, comprehensive loss is equivalent to the Company's reported net loss. Accordingly, a statement of comprehensive loss is not presented.

Segment:

The Company operates in a single business segment that includes the design, development, and manufacture of the Mobetron. The Company does disclose geographic area data, which is based on product shipment destination. The geographic summary of long-lived assets is based on physical location.

Reclassification:

The Company made certain reclassifications to the condensed consolidated financial statements for the nine months ended June 30, 2005 to conform to the presentation of the condensed consolidated financial statements for the nine months ended June 30, 2006.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements:

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) are required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. Effective January 1, 2006, the Company adopted SFAS 123(R), and does not believe the impact to be significant to the Company's overall results of operations or financial position. However, the Company will recognize additional compensation expense related to stock options and warrants granted to employees.

In March 2005, the FASB issued Staff Accounting Bulletin No. 107 ("SAB 107") which provides additional guidance to the new stock option expensing provisions under SFAS 123(R). SAB 107 acknowledges that fair value estimates cannot predict actual future events and as long as the estimates are made in good faith, they will not be subsequently questioned no matter what the actual outcome. Historical volatility should be measured on an unweighted basis over a period equal to or longer than the expected option term or contractual term, depending on the option-pricing model that is used. Implied volatility is based on the market prices of a company's traded options or other financial instruments with option-like features, and is derived by entering the market price of the traded option into a closed-form model and solving for the volatility input. SAB 107 provides additional guidance for companies when estimating an option's expected term. In general, companies are not allowed to consider additional term reduction and the option term cannot be shorter than the vesting period. Companies are permitted to use historical stock option exercise experience to estimate expected term if it represents the best estimate for future exercise patterns. SAB 107 provides that companies should enhance MD&A disclosures related to equity compensation subsequent to adoption of Statement 123(R). SAB 107 provided that companies should provide all disclosures required by Statement 123 (R) in the first 10-Q filed after adoption of the new rules.

In February 2006, the FASB issued FASB Staff Position No FAS 123(R)-4 Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event. ("FSP FAS 123(R)-4"). FSP FAS 123(R)-4 addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event and amends paragraphs 32 and A229 of FASB Statement No. 123 (R). Companies are required to apply FSP FAS 123(R)-4 upon initial adoption of Statement 123(R). Effective January 1, 2006, the Company adopted FSP FAS 123(R)-4, and does not believe the impact to be significant to the Company's overall results of operations or financial position.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In June 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". Under EITF 05-04, liquidated damages clauses may qualify as freestanding financial instruments for treatment as a derivative liability. Furthermore, EITF 05-04 addresses the question of whether a registration rights agreement should be combined as a unit with the underlying financial instruments and be evaluated as a single instrument. EITF 05-04 doesn't reach a consensus on this question and allows for treatment as a combined unit (Views A and B) as well as separate freestanding financial instruments (View C). On September 15, 2005, the FASB staff postponed further discussion of EITF 05-04. As of June 30, 2006, the FASB has still not rescheduled EITF 05-04 for discussion.

In conjunction with the issuance of the Company's senior and convertible debentures and the related warrants and registration rights, the Company adopted View C of EITF 05-04. Accordingly, the registration rights agreements, the warrants associated with the senior and convertible debentures, the debentures themselves, as well as certain features of the debentures were evaluated as stand alone financial instruments. This treatment resulted in classification of the warrants and certain features of the debentures as equity while the registration rights agreements and other features of the debentures were

NOTE 1- INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

treated as derivative liabilities. Derivative liability treatment requires adjusting the carrying value of the instrument to its fair value at each balance sheet date and recognizes any change since the prior balance sheet date as a component of other income/(expense). The recorded value of such derivative liabilities can fluctuate significantly based on fluctuations of the market value of the underlying securities of the Company, as well as on the volatility of the Company's stock price during the term used for observation and the term remaining for the underlying financial instruments. The Company believes that should the FASB staff reach a consensus on EITF 05-04 and select combined unit treatment (View A or B), the debt features of the debentures and associated warrants previously classified as equity will have to be evaluated as a combined unit with the registration rights agreements. This combination will result in these instruments being treated as derivative liabilities requiring periodic reevaluation of fair value with potentially significant fluctuation in fair value from period to period. Accordingly, this consensus could have a significant effect on the Company's financial statements.


In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-08, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature." EITF 05-08 is effective for financial statements beginning in the first interim or annual reporting period beginning after December 15, 2005. We do not expect there to be a material impact from the adoption of EITF 05-08 on our unaudited condensed consolidated financial position, results of operations, or cash flows.

In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-02, "The Meaning of 'Conventional Convertible Debt Instrument' in EITF Issue No. 00-19, 'Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.'" EITF 05-02 is effective for new instruments entered into and instruments modified in reporting periods beginning after June 29, 2005. We do not expect there to be a material impact from the adoption of EITF 05-02 on our unaudited condensed consolidated financial position, results of operations, or cash flows.

In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-07, "Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues." EITF 05-7 is effective for future modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005. We do not expect there to be a material impact from the adoption of EITF 05-07 on our unaudited condensed consolidated financial position, results of operations, or cash flows.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140. Companies are required to apply Statement 155 as of the first annual reporting period that begins after September 15, 2006. The Company does not believe adoption of SFAS No. 155 will have a material effect on its unaudited condensed consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140. Companies are required to apply Statement 156 as of the first annual reporting period that begins after September 15, 2006. The Company does not believe adoption of SFAS No. 156 will have a material effect on its unaudited condensed consolidated financial position, results of operations or cash flows.

NOTE 2 - MAJOR CUSTOMERS AND VENDORS

One customer represented 93.3% of accounts receivable at June 30, 2006. Five customers accounted for 23.4%, 22.8%, 21.5%, 11.7% and 10.1% of net revenue for the three months ended June 30, 2006 respectively. Three customers accounted for 38.4%, 29.6% and 22.9% of net revenue for the three months ended June 30, 2005 respectively. Two customers accounted for 44.4% and 37.8% of net revenue for the nine months ended June 30, 2006 and for 47.6% and 38.2% of net revenue for the nine months ended June 30, 2005.

Three suppliers represented 43.2%, 22.1% and 18.4% of accounts payable at June 30, 2006. Purchases from these suppliers during the three months ended June 30, 2006 totaled approximately zero, $1,042,971 and zero. Purchases from these suppliers during the nine months ended June 30, 2006 totaled approximately zero, $2,469,920 and zero respectively.


NOTE 3 - BALANCE SHEET COMPONENTS


Inventory:

Inventory consists of the following:
                                                                                June 30,
                                                                                  2006
                                                                           -----------------
       Finished goods                                                      $              -
       Work-in-progress                                                             664,657
       Purchased parts and raw material, net of reserves of $10,159                 487,234
                                                                           -----------------
                                                                           $      1,151,891
                                                                           =================
Inventories, under product financing arrangement:

Inventories under product financing arrangement consist of the following:
                                                                                June 30,
                                                                                  2006
                                                                           -----------------

       Finished goods                                                      $      1,323,840
       Work-in-progress                                                           1,923,862
       Purchased parts and raw material                                             369,484
                                                                           -----------------
                                                                           $      3,617,186
                                                                           =================


On April 10, 2006, the Company entered into an amendment to the Revolving Line (see Note 4) to clarify and amend certain terms and conditions pursuant to which the Company can obtain financing under the Revolving Line. Under the amendment to the Revolving Line (the "Product Financing Arrangement"), ownership of the inventory financed is transferred to the lending financial institution. From time to time, the Company may repurchase financed inventory from the lender at a price equal to the original transfer price plus interest.

Property and Equipment and Leased Equipment:

 Property and Equipment and Leased Equipment consist of the following:

                                                                    June 30,
                                                                      2006
                                                               -----------------

   Equipment                                                      $     275,613
   Computer equipment                                                   115,000
   Furniture & fixtures                                                  64,306
   Lease hold improvements                                                5,707
                                                               -----------------
                                                                        460,626
   Less accumulated depreciation                                       (209,172)
                                                               -----------------
                                                                  $     251,454
                                                               =================

Included in property and equipment is an asset acquired under capital lease obligations with an original cost of $11,742 as of June 30, 2006. Related accumulated depreciation and amortization of this asset was $1,957 as of June 30, 2006.

Intangible Assets:

Intangible Assets consist of the following:

                                                                    June 30,
                                                                      2006
                                                              ------------------

  Mobetron related manufacturing and design rights                $     336,900
  Less accumulated amortization                                         (22,695)
                                                              ------------------
  Mobetron related manufacturing and design rights, net                 314,205
  Medical device approval license not subject to amortization            30,000
                                                              ------------------
  Intangible assets, net                                          $     344,205
                                                              ==================

The Company's historical and projected revenues are related to the sale and servicing of the Company's sole product, the Mobetron. Should revenues of the Mobetron product in future periods be significantly less than management's expectation, the benefit from the Company's Mobetron related intangibles would be limited and may result in an impairment of these assets.

Deferred financing cost:

Deferred financing cost consists of the following:

                                                   June 30,
                                                     2006
                                              ------------------

  Debt issuance cost                               $  1,286,906
  Less accumulated amortization                        (337,466)
                                              ------------------

  Deferred financing cost, net                     $    949,440
                                              ==================

Accrued Liabilities:

Accrued Liabilities consist of the following:


                                                         June 30,
                                                           2006
                                                    --------------------
            Accrued liabilities:
            Accrued interest payable                       $    172,711
            Contract advances                                   160,000
            Accrued warranty                                    149,788
            Accrued personal paid leave                         100,625
            Deferred revenue                                     93,224
            Accrued sales tax payable                            71,127
            Accrued royalty payable                              50,000
            Other accrued liabilities                             8,986
                                                    --------------------

                                                           $    806,461
                                                    ====================

Deferred Revenue:

Revenue under service agreements is deferred and recognized over the term of the agreement, typically one year, over a straight line basis. As of June 30, 2006 and June 30, 2005 deferred revenue was $93,224 and $34,920 respectively, which is included under accrued liabilities.

Warranty:

The warranty periods for the Company's products are generally one year from the date of shipment. The Company is responsible for warranty obligations arising from its sales and provides for an estimate of its warranty obligation at the time of sale. The Company's contract manufacturers are responsible for the costs of any manufacturing defects. Management estimates and provides a reserve for warranty upon sale of a new machine based on historical warranty repair expenses of the Company's installed base.

The following table summarizes the activity related to the product warranty liability, which was included in accrued liabilities.



            Warranty accrual at September 30, 2005         $  168,555

            Accrual for warranties during the period          101,703
            Actual product warranty expenditures             (120,470)
                                                     -----------------

            Warranty accrual at June 30, 2006              $  149,788
                                                     =================

NOTE 4 - BORROWINGS

Outstanding notes payable were as follows:


                                                                                       June 30,
                                                                                         2006
                                                                                  -------------------
        Notes payable, related parties, current                                        $     709,169
                                                                                  ===================


        Convertible debentures                                                         $   6,400,000
        Product financing arrangement                                                      3,946,798
        Senior secured debentures                                                          1,750,000
        Other notes                                                                          317,644

        Less debt discounts due to warrants                                               (2,492,383)
        Less beneficial conversion features                                               (2,696,258)
                                                                                  -------------------

        Notes payable, net of debt discounts and beneficial conversion
        features                                                                           7,225,801

        Less current portion                                                              (4,281,462)
                                                                                  -------------------

           Notes payable, other, net of current portion, unamortized debt
               discounts and beneficial conversion features                            $   2,944,339
                                                                                  ===================



Notes payable, related parties:

Notes payable to related parties of $709,169 at June 30, 2006, include notes issued to two officers of the Company. The notes are due on demand and bear interest at 9% per annum. During the nine months ended June 30, 2006, $183,967 of principal of notes and $66,033 of interest were converted to 431,034 shares of common stock at $0.58 per share. Additionally, during the nine months ended June 30, 2006, the Company received note proceeds of $50,000 from related parties and repaid $341,789 of principal to related parties.

Convertible debentures

In August 2005, the Company sold $2,500,000 of convertible debentures to certain investors. The debentures are convertible into the Company's common stock at $0.40 per share at the option of the debenture holders and bear interest at 7% per annum, payable quarterly. The debentures have a term of three years with principal due in full at maturity. As a further inducement, the Company granted the holders of the debentures warrants to purchase 3.125 million shares of the Company's common stock, expiring September 30, 2006, and warrants to purchase
3.125 million shares of the Company's common stock, expiring August 31, 2010. Both sets of warrants are exercisable at $0.40 per share.

In October 2005, the Company sold an additional $2,500,000 of convertible debentures to certain investors. The debentures are convertible into Company common stock at $0.40 per share at the option of the note holders and bear interest at 7% per annum, payable quarterly. The debentures have a term of three years with principal due in full at maturity. As a further inducement, the Company granted the holders of the convertible debentures short-term warrants to purchase 3.125 million shares of its common stock, expiring November 2006, and warrants to purchase 3.125 million shares of its common stock, expiring October 2010. Both sets of warrants are exercisable at $0.40 per share.

In November 2005, the Company sold an additional $2,000,000 of convertible debentures to certain investors. The debentures are convertible to Company common stock at $0.40 per share at the option of the note holders and bear interest at 7% per annum, payable quarterly. The debentures have a term of three years with principal due in full at maturity. As a further inducement, the Company granted the holders of the convertible debentures short-term warrants to purchase 2.5 million shares of its common stock expiring December 4, 2006 and warrants to purchase 2.5 million shares of its common stock expiring November 4, 2010. Both sets of warrants are exercisable at $0.40 per share.

The convertible debentures and associated warrants include a price reset provision. Under this provision the conversion price of the debentures and the exercise price of the warrants would be adjusted to take into account the effect of certain dilutive events. The price reset provision of the convertible debentures and associated warrants would be triggered if the following events occur:

   o the payment of a dividend in the form of common stock or other equivalent equity security, or the occurrence of a stock split, reverse stock split, or reclassification of common stock. Upon such event, the conversion price of the debentures and the exercise price of the warrants would be adjusted by a percentage equal to the percentage of the Company outstanding common shares prior to the event over the Company outstanding common shares and other equivalent equity securities after the event.
   o the re-pricing, sale, or right to re-price or buy the Company's common stock or equivalent instrument at a price less than the conversion price. Upon such event, the conversion price of the debentures and the exercise price of the warrants would be adjusted to the price of the Company common stocks or other equivalent equity securities involved in the triggering event.
   o the making of distribution of cash, evidence of indebtedness, cash other or other assets, or rights to any equity securities to the holders of the Company's common stock. Upon such event, the conversion price of the debentures and the exercise price of the warrants would be adjusted by a percentage equal to the percentage change in the Company common stock price resulting from this event.
   o the occurrence of a transaction for the merger, sale, tender offer, or recapitalization of the Company. Upon such event, the conversion price of the debentures and the exercise price of the warrants would be adjusted to allow the holders of the convertible debentures to receive upon conversion, the same consideration received by the holder of the Company common stocks at the time of the triggering event.

Pursuant to the registration rights agreements with the holders of the convertible debentures dated August 31, 2005 and October 25, 2005, the Company agreed to file by September 30, 2005 and November 24, 2005 respectively, a resale registration statement covering the resale of the shares issuable to the investors upon the conversion of their debt and the exercise of their warrants. At inception, the registration rights agreements required the Company to pay monthly liquidated damages if:

   o a registration statement was not filed on or prior to September 30, 2005 and November 24, 2005, respectively, or
   o the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five trading days of the date that the Company is notified by the Commission that a registration statement will not be "reviewed," or not subject to further review, or

   o prior to its effectiveness date, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such registration statement within 10 calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for a registration statement to be declared effective, or
   o a registration statement filed or required to be filed, is not declared effective by the Commission by December 29, 2005 and February 22, 2006, respectively, or
   o after December 29, 2005 and February 22, 2006, respectively, a registration statement ceases for any reason to remain continuously effective as to all registrable securities for which it is required to be effective, or the investors are not permitted to utilize the prospectus therein to resell such registrable securities for 10 consecutive calendar days but no more than an aggregate of 15 calendar days during any 12-month period.

The amount of monthly liquidated damages equals 2.0% of the aggregate purchase price paid by the investors for any registrable securities held by the investors. Seven day late payment of the damages is subject to interest at an annual rate of 18%. At June 30, 2006 the Company determined the maximum potential liquidated damages to be approximately, $2,273,720.

The Company evaluated the liquidated damages feature of the registration rights agreements in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"). The liquidated damages provisions qualify as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be recorded as derivative financial instruments. Further, in accordance with EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", the Company also evaluated whether the registration rights agreements, the convertible debentures, and associated warrants should be combined into and accounted for as a single unit or accounted for as separate financial agreements.

In considering the appropriate treatment of these instruments, the Company observed that:

   o Although entered into contemporaneously, the debentures, warrants and registration rights agreements are nevertheless separate legal agreements.
   o Payment of liquidated damages penalties under the registration rights agreements does not alter the investors' rights under either the warrant or debenture agreements. The debentures and warrants have values which are based on their interest rate and the relation between their conversion price or exercise price and the value of the Company's common stock. This value is independent of any payment for liquidated damages under the registration rights agreements, which is based on how long the shares remain unregistered.
   o The various agreements do not relate to the same risk. The risk inherent in the debentures relates to the Company ability to repay these instruments as and when they come due or to the extent converted into common stock, to the price of the Company's common stock. The warrants similarly bear risk related to the value of the Company common stock. The liquidated damages penalty under the registration rights agreements relates to the risk of the Company filing a registration statement and having it declared effective.

Thus, in light of the above facts and circumstances and accordance with guidance in EITF 05-4, View C, the Company evaluated and treated the registration rights agreements, convertible debentures and associated warrants as separate free standing agreements.

At issuance of the convertible debentures on August 31, 2005, October 31, 2005 and November 4, 2005, the Company assigned no initial fair value to the registration rights agreements. In subsequent periods, the carrying value of the derivative financial instrument related to the registration rights agreements will be adjusted to its fair value at each balance sheet date and any change since the prior balance sheet date will be recognized as a component of other income/(expense).

The estimated fair value of the registration rights agreements was determined using the discounted value of the expected future cash flows. At September 30, 2005 and November 24, 2005, the Company was not able to have a registration statement declared effective by the SEC as required by the registration rights agreements. However, in January 2006, the Company obtained an amendment to the registration rights agreements to extend the required filing date of the Company's initial registration statement to January 27, 2006, a deadline that the Company met, and to extend the required effectiveness date of that same initial registration statement to March 31, 2006, a deadline the Company did not meet, and to waive all amounts potentially due under the liquidated damages clause which would have been due but for the waiver. On April 18, 2006 the Company obtained a further amendment to the registration rights agreements to further extend the required effectiveness date of its initial registration statement to May 15, 2006 for investors subject to the August 31, 2005 registration rights agreement and extend to May 30, 2006 the date on which the Company must have an effective registration statement for 50% of the registerable shares for investors who were signatory to the October 25, 2005 registration rights agreement, both deadlines the Company met. On June 19, 2006, the Company met the requirements to have an effective registration statement for all shares required to be registered pursuant to the registrations right agreements. The Company believes that, in the future, it will be able to meet the registration requirements of the registration rights agreements and that, in the event it cannot, and assuming the Company is making reasonable efforts to file and have a registration statement declared effective, the holders of the debentures will waive the liquidated damages required under the registration rights agreements. As a result, at June 30, 2006, the Company assigned no value to the potential liquidated damages.

In accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"), certain features of the convertible debentures are not clearly and closely related to the characteristics of the convertible debentures. SFAS133 requires that, unless they qualify under a scope exemption, these features be recorded as derivative financial instruments. In accordance with the guidelines provided by SFAS133 and EITF 00-19, the following convertible debentures features qualified for a scope exemption under SFAS133 and were recorded as equity instruments:

   o Beneficial conversion features: these debentures are convertible at the option of the holder with the following provisions:
          o    the conversion can be at anytime on or prior to maturity;
          o holders of the convertible debentures are subject to certain conversion restrictions; and
          o the conversion price is subject to a conversion price reset provision.

The value of the beneficial conversion features, $3,904,926, was limited to the relative fair value of the debentures and will be amortized to interest over the life of the debentures.

Only the debt acceleration provision upon default features of the convertible debentures did not qualify for a scope exception under SFAS133. Accordingly, they were required by SFAS 133 to be accounted for separately from the debt instrument and recorded as derivative financial instruments.

At issuance of the convertible debentures on August 31, 2005, October 31, 2005 and November 4, 2005, the derivative features of the convertible debentures had no initial fair value as the Company estimated the probability of occurrence of these features to be nil or extremely low. In subsequent periods, the carrying value of the derivative financial instrument related to the derivative features of the convertible debentures will be adjusted to its fair value at each balance sheet date and any change since the prior balance sheet date will be recognized as a component of other income/(expense).

As of June 30, 2006, the Company assigned no value to the derivative features of the convertible debentures, as the Company believes the probability of occurrence of a default under the debentures to be nil or extremely low.

The estimated fair value of the derivative features was determined using the probability weighted averaged expected cash flows methodology. Accordingly, the fair value of the derivative features can fluctuate significantly based on changes in the Company estimates of the probability of occurrence of a default on the debentures and their then outstanding balance.

The relative fair value of the warrants issued was determined using the Black-Scholes option-pricing model.

The relative fair value of the warrants, the debentures conversion feature and the debentures derivative features were recorded as a note discount and will be amortized to interest over the life of the debentures. During the nine ended June 30, 2006, $600,000 of convertible debentures and $14,660 of related interest were converted to 1,500,000 and 36,651 shares of common stock at $0.40 per share, respectively. At June 30, 2006 the outstanding principal balance of the convertible debentures was $6,400,000 and the unamortized note discount was as follows:

Relative fair value of warrants allocated to note discount
Convertible debentures - August 2005                               $ 1,081,138
Convertible debentures - October 2005                                  995,963
Convertible debentures - November 2005                                 748,267
                                                                 --------------

Total relative fair value of warrants allocated to note discount     2,825,368
Less accumulated amortization                                         (875,337)
                                                                 --------------

Note discount related to warrants, net                               1,950,031
                                                                 ==============

Relative fair value of beneficial conversion features
 allocated to note discount
Convertible debentures - August 2005                                 1,418,862
Convertible debentures - October 2005                                1,487,797
Convertible debentures - November 2005                                 998,267
                                                                 --------------

Total relative fair value of beneficial conversion features
 allocated to note discount                                          3,904,926

Less accumulated amortization                                       (1,208,668)
                                                                 --------------

Note discount related to beneficial conversion features, net         2,696,258
                                                                 ==============

Fair value of derivative feature allocated to note discount
Convertible debentures - August 2005                                         -
Convertible debentures - October 2005                                        -
Convertible debentures - November 2005                                       -
                                                                 --------------

Total derivative feature allocated to note discount                          -
Less accumulated amortization
                                                                 --------------

Note discount related to derivative feature, net                   $         -
                                                                 ==============

Product financing arrangement:

In August 2005, the Company entered into a $3,000,000 revolving combined inventory financing and international factoring agreement (the "Revolving Line") with a financial institution. Under the terms of the agreement, the Company agreed to pay interest at the rate of 12% per annum on inventory financings and 24% per annum on factoring related borrowings under the line. The loan is secured by a lien on the financed inventory and receivables. As a further inducement, the Company also agreed to grant the financial institution a warrant, which included piggyback registration rights, for 576,923 shares of its common stock at an exercise price of $0.52 per share. The warrant has a two year term. The fair value attributable to the warrant of $120,608 was recorded as a note discount and will be amortized to interest over a one year period. On April 10, 2006, the Company entered into an amendment to the Revolving Line to clarify and amend certain terms and conditions pursuant to which the Company can obtain financing under the Revolving Line. Under the amendment to the Revolving Line (the "Product Financing Arrangement"), ownership of the inventory financed is transferred to the lending financial institution. From time to time, the Company may repurchase financed inventory from the lender at a price equal to the original transfer price plus interest. On June 1, 2006, the Company entered into an amendment to the Product Financing Arrangement, increasing the debt facility available under the Product Financing Arrangement to $4,000,000. Under the terms of the amendment, the Company granted warrants to purchase 192,307 shares of its common stock at an exercise price of $0.52 per share with an expiration date of May 31, 2008 and a fair value of $66,708 to the financial institution. Additionally, the Company agreed to extend by one year to August 15, 2006, the expiration date of 576,923 warrants previously issued to the financial institution representing a fair value of $45,945. The fair value attributable to the warrant and to the expiration date extension was recorded as a note discount and will be amortized to interest over a one year period. At June 30, 2006 the outstanding principal balance under this agreement was $3,946,799 and the unamortized note discount was $123,366.

Senior secured debentures

In August 2005, the Company sold $2,000,000 of senior secured debentures to certain investors. The debentures bear interest at 10% per annum, payable monthly, and have a three year term. Principal in the amount of $27,778 is due monthly, with the remaining balance due at maturity. The debentures are secured by a security interest in substantially all of the Company's assets. In addition, the Company issued 1,600,000 shares of its common stock to the holders of the debentures as security for the debentures, which the Company estimated had a fair market value of $0.55 per share. As a further inducement, the Company granted the holders of the debentures warrants to purchase 2.5 million shares of its common stock at an exercise price of $0.40 per share with an expiration date of August 31, 2010.

The warrants associated with the senior debentures include a price reset provision. Under this provision the exercise price of the warrants would be adjusted to take into account the effect of certain dilutive events. The price reset provision of the warrants associated with the senior debentures would be triggered if the following events occur:

     o the payment of a dividend in the form of common stock or other equivalent equity security, or the occurrence of a stock split, reverse stock split, or reclassification of common stock. Upon such event, the exercise price of the warrants would be adjusted by a percentage equal to the percentage of the Company outstanding common shares prior to the event over the Company outstanding common shares and other equivalent equity securities after the event.

     o the re-pricing, sale, or right to re-price or buy the Company's common stock or equivalent instrument at a price less than the conversion price. Upon such event, the exercise price of the warrants would be adjusted to the price of the Company common stocks or other equivalent equity securities involved in the triggering event.
     o the making of distribution of cash, evidence of indebtedness, cash other or other assets, or rights to any equity securities to the holders of the Company's common stock. Upon such event, the exercise price of the warrants would be adjusted by a percentage equal to the percentage change in the Company common stock price resulting from this event.
     o the occurrence of a defined event of default under the senior debentures, upon which event the exercise price of the warrants would be reduced to one cent per share.
     o the occurrence of a transaction for the merger, sale, tender offer, or recapitalization of the Company. Upon such event, the exercise price of the warrants would be adjusted to allow the holders of the warrants to receive upon conversion, the same consideration received by the holder of the Company common stocks at the time of the triggering event.

Pursuant to the registration rights agreement with the holders of the senior debentures dated August 31, 2005, the Company agreed to file by September 30, 2005, a resale registration statement covering the resale of the shares issuable to the holders of the senior debentures upon the exercise of their warrants. At inception, the registration rights agreement required the Company to pay monthly liquidated damages if:

     o a registration statement was not filed on or prior to September 30, 2005, or
     o the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five trading days of the date that the Company is notified by the Commission that a registration statement will not be "reviewed," or not subject to further review, or
     o prior to its effectiveness date, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such registration statement within 10 calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for a registration statement to be declared effective, or
     o a registration statement filed or required to be filed is not declared effective by the Commission by December 29, 2005, or
     o after December 29, 2005 a registration statement ceases for any reason to remain continuously effective as to all registrable securities for which it is required to be effective, or the investors are not permitted to utilize the prospectus therein to resell such registrable securities for 10 consecutive calendar days but no more than an aggregate of 15 calendar days during any 12-month period.

The amount of monthly liquidated damages equals 2.0% of the aggregate purchase price paid by the investors for any registrable securities held by the investors. Late payment beyond seven days is subject to interest at an annual rate of 18%. At June 30, 2006, the Company determined the maximum potential liquidated damages to be approximately, $638,734.

The Company evaluated the liquidated damages feature of the registration rights agreement in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"). The liquidated damages qualify as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be recorded as derivative financial instruments. Further, in accordance with EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", the Company also evaluated whether the registration rights agreement, the senior debentures, and associated warrants should be combined into and accounted for as a single unit or accounted for as separate financial agreements. In considering the appropriate treatment of these instruments, the Company observed that:

     o Although entered into contemporaneously, the debentures, warrants and registration rights agreements are nevertheless separate legal agreements.
     o Payment of the liquidated damages penalties under the registration rights agreement does not alter the investors' rights under either the warrant or debenture agreements. The debentures and warrants have values which are based on their interest rate and the relation between their conversion price or exercise price and the value of the Company's common stock. This value is independent of any payment for liquidated damages under the registration rights agreement, which is based on how long the shares remain unregistered.
     o The two agreements do not relate to the same risk. The risk inherent in the debentures relates to the Company ability to repay these instruments as and when they come due or to the extent converted into common stock, to the price of the Company's common stock. The warrants similarly bear risk related to the value of the Company common stock. The liquidated damages penalty under the registration rights agreement relates to the risk of the Company filing a registration statement and having it declared effective.

Thus, in light of the above facts and circumstances and accordance with guidance in EITF 05-4, View C, the Company evaluated and treated the registration rights agreement, senior debentures and associated warrants as separate free standing agreements.

At issuance of the senior debentures on August 31, 2005, the Company assigned no initial fair value to the registration rights agreement. In subsequent periods, the carrying value of the derivative financial instrument related to the registration rights agreement will be adjusted to its fair value at each balance sheet date and any change since the prior balance sheet date will be recognized as a component of other income/(expense).

The estimated fair value of the registration rights agreement was determined using the discounted value of the expected future cash flows. At September 30, 2005, the Company was not able to have a registration statement declared effective by the SEC as required by the registration rights agreement. However, in January 2006, the Company obtained an amendment to the registration rights agreement to extend the required filing date of the Company's initial registration statement to January 27, 2006, a deadline that the Company met, and to extend the required effectiveness date of that same initial registration statement to March 31, 2006, a deadline the Company did not meet, and to waive all amounts potentially due under the liquidated damages clause which would have been due and payable but for the waiver. On April 18, 2006 the Company obtained a further amendment to the registration rights agreement to further extend the required effectiveness date of its initial registration statement to May 15, 2006, a deadline the Company met. On June 19, 2006, the Company met the requirements to have an effective registration statement for all shares required to be registered pursuant to the registrations right agreement. The Company believes that, in the future, it will be able to meet the registration requirements of the registration rights agreement and that in the event it cannot, and assuming the Company is making reasonable efforts to file and have a registration statement declared effective, the holders of the debentures will waive the liquidated damages required under the registration rights agreement. As a result, at June 30, 2006, the Company assigned no value to the potential liquidated damages.

The relative fair value of the warrants was determined using the Black-Scholes option-pricing model and was recorded as a note discount and will be amortized to interest over the life of the debentures. At June 30, 2006 the outstanding principal balance under the senior secured debentures was $1,750,000 and the unamortized note discount was $418,986.

Other notes:

The Company converted an outstanding accounts payable balance into an unsecured note during fiscal year 2003. This unsecured note accrues interest at 5%. At June 30, 2006, the principal balance outstanding under this note was $5,144.

The Company has a twelve month payment arrangement with a vendor in the amount of $312,500 related to the acquisition of certain Mobetron design rights. The payment arrangement bears interest of 10% per annum. At June 30, 2006, the principal balance outstanding under this payment arrangement was $312,500.


NOTE 5 - CAPITAL LEASE

Capital lease

Capital lease obligations were as follows:

                                                            Nine months
                                                               ended
                                                           June 30, 2006
                                                        --------------------

Capital lease for equipment                                      $   10,562

Less current portion                                                 (2,063)
                                                        --------------------

Capital lease obligations, net of current portion                $    8,499
                                                        ====================

During the year ended September 30, 2005, the Company acquired equipment from a vendor, to be paid in monthly installments through November 2010. At June 30, 2006 the outstanding principal balance under the lease is $10,562 of which $2,063 is classified as current and $8,499 as long term.

NOTE 6 - COMMON STOCK

Shares Reserved for Future Issuance:

The Company has reserved shares of common stock for future issuance as follows:

                                                              June 30,
                                                               2006
                                                       ---------------------

            2005 Equity Incentive Plan                            3,597,000
            Common stock warrants                                22,390,481
                                                       ---------------------

            Total                                                25,987,481
                                                       =====================

Conversion of notes payable, related parties into Common Stock:

During the nine months ended June 30, 2006, one holder of the Company's notes payable to related parties elected to convert an aggregate of $183,967 of principal amount of the notes and $66,033 of related interest into 317,185 and 113,849 shares of the Company's common stock, respectively.

Issuance of Common Stock as consideration for amending the registration rights agreements:

On March 16, 2006, the Company issued an aggregate of 135,000 shares of its common stock having a market value of $81,000, a component of non cash interest expense, to the holders of the Company's convertible and senior debentures in consideration for amending the registration rights agreements. The amendment to the registration rights agreements waived all liquidated damages currently owed by the Company to the holders of the Company's convertible and senior debentures and extended the required effectiveness date of the initial registration statement to March 31, 2006. (see Note 4).

Issuance of Common Stock as consideration for services:

On April 7, 2006, the Company entered into an agreement with Emerging Markets Consulting, LLC ("EMC"). Pursuant to the agreement, the Company issued to EMC 100,000 shares of common stock having a market value of $70,000, a component of general and administrative expense. Upon the first day of the second six-month term of the agreement, should the Company not cancel the agreement, the Company will issue to EMC an additional 100,000 shares of common stock.

On June 13, 2006, the Company issued 100,000 shares of common stock having a market value of $65,000, a component of general and administrative expense, to the Investor Relations Group Inc pursuant to an agreement entered into on August 15, 2005.

Conversion of convertible debentures into Common Stock:

During the nine months ended June 30, 2006, the holders of the Company's convertible debentures elected to convert an aggregate of $600,000 of principal amount of the debentures and $14,660 of related interest into 1,500,000 and 36,651 shares of the Company's common stock, respectively.

Issuance of Common Stock upon exercise of warrants:

During the nine months ended June 30, 2006, the Company received proceeds of $290,000 upon the exercise by certain investors of warrants to purchase 725,000 shares of its common stock.

NOTE 7 - STOCK OPTIONS

In 1995, the Company adopted the 1995 Stock Option Plan (the "Plan") and reserved 2,400,000 shares of common stock for issuance under the Plan. On December 7, 2005, the Company's Board of Directors voted to amend and restate the Company's 1995 Stock Option Plan to among other things, a) extend the expiration date of the Plan to December 7, 2015; b) change the name of the plan to the "Intraop Medical Corporation 2005 Equity Incentive Plan" (the "New Plan") and c) increase the number of shares reserved under the New Plan from 2,400,000 shares to 4,000,000 shares.

Under the New Plan, incentive options to purchase the Company's common stock may be granted to employees at prices not lower than fair market value at the date of grant as determined by the Board of Directors. In addition, incentive or non-statutory options may be granted to persons owning more than 10% of the voting power of all classes of stock at prices no lower than 110% of the fair market value at the date of grant as determined by options (no longer than ten years from the date of grant, five years in certain instances). Options granted generally vest at a rate of 33% per year and have 10-year contractual terms.

Effective January 1, 2006, the Company adopted SFAS 123(R) using the modified prospective transition method, which requires the measurement and recognition of compensation expense for all share-based payment awards made to the Company's employees and directors including stock options under the New Plan. The Company's financial statements as of June 30, 2006, and for the three months and nine months ended June 30, 2006 reflect the effect of SFAS 123(R). In accordance with the modified prospective transition method, the Company's financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in the Company's Condensed Consolidated Statements of Operations during the three months and nine months ended June 30, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested, as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), the Company elected to attribute the value of share-based compensation to expense using the straight-line attribution. Share-based compensation expense related to stock options was $53,162 and $125,557 for the three and nine months ended June 30, 2006, respectively. During the three months and nine months ended June 30, 2005, there was no share-based compensation expense related to stock options recognized under the intrinsic value method in accordance with APB 25.

Upon adoption of SFAS 123(R), the Company elected to value its share-based payment awards granted after January 1, 2006 using the Black-Scholes option-pricing model, which was previously used for its pro-forma information required under SFAS 123. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The Black-Scholes model requires the input of certain assumptions. The Company's options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimates.

The fair value of options granted under the Plan and the New Plan were estimated at the date of grant using the Black-Scholes model with the following weighted average assumptions:


                                          Three months ended                           Nine months ended
                                               June 30,                                    June 30,
                                   ------------------------------------------------------------------------------------
                                          2006             2005                    2006                   2005
                                   ------------------------------------------------------------------------------------
Expected term (in years)               5.1 to 6.5            -                   4 to 10                 4 to 10
Risk-free interest rate              4.99% to 5.11%          -                4.41% to 5.11%         3.11% to 4.16%
Expected volatility                     131.35%              -              103.37% to 131.35%           42.68%
Expected dividend yield                    0%                -                      0%                     0%
Weighted average fair
   value at grant date                   $0.45               -                    $0.57                   $0.59


The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The expected term is based on the observed and expected time to post-vesting exercise and forfeitures of options by employees. Upon the adoption of SFAS 123(R), the Company determined the expected term of stock options using the simplified method as allowed under SAB107. Prior to January 1, 2006, the Company determined the expected term of stock options based on the option vesting period. Upon the adoption of SFAS 123(R), the Company used historical volatility measured over a period equal to the option expected terms in deriving its expected volatility assumption as allowed under SFAS 123(R) and SAB 107. Prior to January 1, 2006, the Company also used its historical stock price volatility in accordance with SFAS 123 for purposes of its pro-forma information. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the Company's stock options. The expected dividend assumption is based on the Company's history and expectation of dividend payouts.

As share-based compensation expense recognized in the Condensed Consolidated Statements of Operations for the three months and nine months ended June 30, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience. In the Company's pro forma information required under SFAS 123 for the periods prior to January 1, 2006, the Company accounted for forfeitures as they occurred.

The effect of recording share-based compensation expense for the three months and nine months ended June 30, 2006 is as follows:


                                                                       Three Months           Nine Months
                                                                           Ended                 Ended
                                                                         June 30,              June 30,
                                                                           2006                  2006
---------------------------------------------------------------------------------------     ----------------
Stock-based compensation expense related to employee
stock options and employee stock purchases                                   $  53,162            $ 125,557
Tax benefit                                                                          -                    -
                                                                     ------------------     ----------------
Net decrease in net earnings                                                 $  53,162            $ 125,557
                                                                     ==================     ================

Effect on:
Cash flows from operating activities                                                 -                    -
Cash flows from financing activities                                                 -                    -

Effect on:
Net earnings per share -- Basic                                              $       -            $    0.01
                                                                     ==================     ================
Net earnings per share -- Diluted                                            $       -            $    0.01
                                                                     ==================     ================



For the three and nine months ended June 30, 2006, total share-based compensation expense recognized in earnings before taxes was $53,162 and $125,557, respectively and the total related recognized tax benefit was zero in both periods. Total share-based compensation expense capitalized as part of inventories for the three and nine months ended June 30, 2006 was $8,256 and $21,705 respectively. Total share-based compensation expense applied to warranty reserve for the three and nine months ended June 30, 2006 was $1,703 and $4,131, respectively.




                   Remainder of page intentionally left blank.

Activity under the New Plan is presented below:



                                                                                       Weighted
                                                                                        Average
                                                                        Weighted       Remaining        Aggregate
                                        Shares                          Average       Contractual       Intrinsic
                                      Available         Number of       Exercise          Term            Value
                                      for Grant          Shares          Price         (in years)          (1)
                                    ---------------  --------------  -------------  ---------------  ---------------
Balance at September 30, 2005              899,500       1,127,500         $ 0.77             5.15
Granted                                   (656,000)        656,000           0.58             9.46
Authorized                               1,600,000               -
Cancelled or expired                        13,500         (13,500)          0.93
Exercised                                        -         (30,000)          0.10
                                    ---------------  --------------  -------------  ---------------  ---------------
Balance at June 30, 2006                 1,857,000       1,740,000         $ 0.71             6.38           $  970
                                    ---------------  --------------  -------------  ---------------  ---------------
Exercisable at June 30, 2006                             1,335,722         $ 0.73             5.49           $  970
                                    ===============  ==============  =============  ===============  ===============


(1) The aggregate intrinsic value represents the total pre-tax intrinsic value, based on the Company's closing stock price of $0.51 as of June 30, 2006, which would have been received by the option holders had all option holders exercised their options as of that date.

The total pre-tax intrinsic value of options exercised was zero and $12,000 during the three and nine months ended June 30, 2006, respectively.

Total options under the Plan at September 30, 2005, comprised the following:



                                                            Weighted
                                     Options                 Average               Options
                                   Outstanding              Remaining            Exercisable
                Option                as of                Contractual              as of
               Exercise            September 30,           Life (Years)          September 30,
                Price                  2005                                          2005
            ---------------    ----------------------     -----------------    -------------------
                $0.100                  30,000                 0.12                   30,000
                 0.500                  97,000                 2.87                   97,000
                 0.550                 300,000                 2.20                  300,000
                 0.800                 386,500                 6.53                  386,250
                 0.880                 120,000                 5.55                  120,000
                 1.250                 164,000                 8.63                   98,583
                 1.375                  30,000                 8.51                   15,000
                               ----------------------                          -------------------

                Total                1,127,500                                      1,046,833
                               ======================                          ===================


Total options under the New Plan at June 30, 2006, comprised the following:

                          Options            Weighted              Options
                        Outstanding           Average            Exercisable
     Option                as of             Remaining              as of
    Exercise             June 30,           Contractual           June 30,
     Price                 2006             Life(Years)             2006
 ---------------    ----------------     ------------------   ----------------
     $0.500                97,000              2.12                  97,000
      0.540                50,500              9.61                       -
      0.550               300,000              1.45                 300,000
      0.580               602,000              9.44                 292,528
      0.700                 3,500              9.61                     486
      0.800               377,000              5.81                 377,000
      0.880               120,000              4.80                 120,000
      1.250               160,000              7.89                 126,208
      1.375                30,000              7.76                  22,500
                    ----------------                          ----------------

     Total              1,740,000                                 1,335,722
                    ================                          ================


SFAS 123(R) requires the Company to present pro forma information for the comparative period prior to the adoption as if it had accounted for all of its stock options under the fair value method of SFAS 123. The following table illustrates the pro forma information regarding the effect on net earnings and net earnings per share if the Company had accounted for the share-based employee compensation under the fair value method of accounting:


                                                            Three months ended                    Nine months ended
                                                                 June 30,                             June 30,
                                                          2006              2005               2006              2005
                                                    -----------------------------------   ----------------------------------

Net loss available to common stockholders,
  as reported                                        $ (2,700,177)     $ (1,176,580)         $(6,019,773)   $  (4,375,060)

Compensation recognized under APB 25                         -                 -                    -                -

Compensation recognized under SFAS 123                       -                 -                (347,029)         (47,637)
                                                    -----------------------------------   ----------------------------------

Pro-forma net loss available to common
  stockholders                                       $ (2,700,177)     $ (1,176,580)         $(6,366,802)   $  (4,422,697)
                                                    ===================================   ==================================

           Net loss per share:

             Basic and diluted - as reported                $ (0.13)         $  (0.07)          $  (0.29)       $    (0.29)
                                                    ===================================   ==================================

             Basic and diluted - pro-forma                 $  (0.13)         $  (0.07)         $  ( 0.31)       $    (0.29)
                                                    ===================================   ==================================


As of June 30, 2006, there was $87,097 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the New Plan. This unrecognized compensation expense is expected to be recognized over a weighted-average period of 1.22 years.

NOTE 8 - WARRANTS

The following warrants are each exercisable into one share of common stock:


                                                                         Weighted
                                                 Number of               Average              Aggregate
                                                   Shares                 Price                 Price
                                             -------------------     -----------------     ----------------
 Balance at September 30, 2004                          863,091            $     1.49          $ 1,287,500
 Warrants granted                                    10,222,583                  0.42            4,250,200
 Warrants exercised                                           -                     -                    -
 Warrants cancelled                                           -                     -                    -
 Warrants repriced                                     (119,100)                (1.25)            (148,875)
 Warrants repriced                                      119,100                  0.70               83,370
 Warrants expired                                      (100,000)                (2.00)            (200,000)
                                             -------------------     -----------------     ----------------

 Balance at September 30, 2005                       10,985,674                  0.48            5,272,195
 Warrants granted                                    12,329,807                  0.41            5,015,000
 Warrants exercised                                    (725,000)                 0.40             (290,000)
 Warrants cancelled                                           -                     -                    -
 Warrants expired                                      (200,000)                (1.88)            (375,000)
                                             -------------------     -----------------     ----------------

 Balance at June 30, 2006                            22,390,481            $     0.43          $ 9,622,195
                                             ===================     =================     ================


The common stock warrants are comprised of the following:

                                  Warrants               Weighted
                                Outstanding              Average
                                   as of                Remaining
         Exercise               September 30,          Contractual
          Price                    2005                 Life (Years)
    --------------------    ---------------------    ------------------
          $0.400                  9,537,500                3.64

           0.520                    576,923                1.88

           0.700                    119,100                4.92

           1.250                    583,060                1.85

           1.375                     69,091                1.42

           2.500                    100,000                0.50

                            ---------------------
           Total                 10,985,674
                            =====================

                                  Warrants                Weighted
                                Outstanding               Average
                                   as of                 Remaining
        Exercise                  June 30,              Contractual
          Price                     2006                Life (Years)
    --------------------    ---------------------    ------------------
          $0.400                      20,850,000           2.74
           0.520                         769,230           2.08
           0.700                         119,100           4.17
           1.000                         100,000           4.77
           1.250                         483,060           1.40
           1.375                          69,091           0.67

                            ---------------------
           Total                      22,390,481
                            =====================

During the following fiscal years, the numbers of warrants to purchase common stock which will expire in the next five years if unexercised are:

                    Fiscal Year
                       Ending
                    September 30,              Number
                 --------------------     ----------------
                        2006                    2,500,000
                        2007                    5,963,051
                        2008                      813,330
                        2009                      150,000
                        2010                    6,451,600

                                          ================
                                               15,877,981
                                          ================

During the nine months ended June 30, 2006, the Company issued to the holders of its convertible debentures short-term warrants to purchase 5.625 million shares of its common stock, with expiration dates between November 25, 2006 and December 4, 2006 and warrants to purchase 5.625 million shares of its common stock, with expiration dates between October 25, 2010 and November 4, 2010. Both sets of warrants are exercisable at $0.40 per share. The Company determined that the relative fair value of the warrants was $1,744,230. The relative fair value of the warrants was recorded as a note discount and will be amortized to interest over the life of the convertible debentures. At June 30, 2006 the unamortized note discount was $1,262,907.

During the nine months ended June 30, 2006, the Company issued five year warrants to purchase 787,500 shares of common stock at an exercise price of $0.40 per share for services rendered by a financial advisor in connection with sales of the 7% convertible debentures (see Note 4). The fair value of these warrants of $255,085 was capitalized as debt issuance cost and amortized over the term of the debentures. At June 30, 2006 the unamortized debt issuance cost was $198,399.

On April 7, 2006, the Company entered into an agreement with Emerging Markets Consulting, LLC. Pursuant to the agreement, the Company issued to EMC a five-year warrant to purchase 100,000 shares of common stock at an exercise price of $1.00 per share. Upon the first day of the second six-month term of the agreement, should the Company not cancel the agreement, the Company will issue to EMC an additional five-year warrant to purchase 100,000 shares of stock. The fair value of these warrants of $42,011 was recorded as marketing expense in the three months ended June 30, 2006.

On June 1, 2006, the Company entered into an amendment to the Product Financing Arrangement, increasing the debt facility available under the Product Financing Arrangement to $4,000,000. Under the terms of the amendment the Company granted warrants to purchase 192,307 shares of its common stock at an exercise price of $0.52 per share with an expiration date of May 31, 2008 and a fair value of $66,708 to the financial institution. Additionally, the Company agreed to extend by one year to August 15, 2008, the expiration date of 576,923 warrants previously issued to the financial institution representing a fair value of $45,945. The fair value attributable to the warrant and to the expiration date extension was recorded as a note discount and will be amortized to interest over a one year period. At June 30, 2006 the unamortized note discount was $103,265.

The values of the warrants issued were determined using the Black-Scholes option-pricing model based on the following assumptions:

                                              Nine months ended
                                                  June 30,
                                                    2006
                                            -------------------------

Expected life (in years)                           1.08 to 5
Risk-free interest rate                          4.26% to 4.92%
Expected volatility                            77.39% to 134.40%
Expected dividend yield                                -

NOTE 9 - COMMITMENTS AND CONTENGENCIES

The Company leases offices and equipment under non-cancelable operating and capital leases with various expiration dates through 2011. Rent expense for the three months ended June 30, 2006 and 2005 was $64,994 and $21,174 respectively and $155,719 and $66,854 for the nine months ended June 30, 2006 and 2005. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.

Future minimum lease payments under non-cancelable operating and capital leases are as follows:



                                                                 Capital            Operating
             Year Ended September 30,                            Leases              Leases
---------------------------------------------------------    -------------      ---------------
                       2006                                      $    645             $ 57,277
                       2007                                         2,579              233,796
                       2008                                         2,579              237,625
                       2009                                         2,579              244,754
                       2010                                         2,579              233,838
                       2011                                           431                    -
                                                             -------------      ---------------

Total minimum lease payments                                       11,392           $1,007,290
                                                                                ===============

Less: Amount representing interest                                   (830)
                                                             -------------

Present value of minimum lease payments                            10,562
Less: Current portion                                              (2,063)
                                                             -------------

Obligations under capital lease, net of current portion          $  8,499
                                                             =============


NOTE 10 - OPERATING SEGMENT AND GEOGRAPHIC INFORMATION


Net revenues by geographic area are presented based upon the region of destination. No other foreign region represented 10% or more of net revenues for any of the periods presented. Net revenues by geographic area were as follows:


                                    Three months ended                      Nine months ended
                                         June 30,                               June 30,
                           -------------------------------------    ----------------------------------
                                 2006                2005                2006               2005
                           -----------------    ----------------    ---------------    ---------------
Europe                          $    24,588         $    63,100         $2,040,066         $1,268,855
United States                        60,831              98,694            280,675          1,450,334
                           -----------------    ----------------    ---------------    ---------------

Total Revenue                   $    85,419         $   161,794         $2,320,741         $2,719,189
                           =================    ================    ===============    ===============


Long lived assets includes property and equipment, intangible assets, and leased equipment each net of applicable depreciation or amortization residing in the following countries as of June 30, 2006.

            Netherlands                      $   593,481
            United States                          2,178
                                       ------------------

            Total                            $   595,659
                                       ==================


NOTE 11 - SUBSEQUENT EVENTS


The following subsequent events occurred between the end of the quarter ended June 30, 2006 and August 2, 2006.

On July 17, 2006 the Company filed a Form SB-2 registration statement for 19.1 million shares of its common stock previously sold to investors in private transactions. The Company will not receive any proceeds from this registration. The registration was declared effective by the Securities Exchange Commission on July 31, 2006.

In July 2006, the Company repaid the following amounts of principal: $51,541 due under notes payable to related parties, $77,368 due under other notes payable, $55,556 due under the 10% senior secured debentures and $185 due under capital leases. Also, a $25,000 obligation under other notes payable was extinguished as proceed for the exercise of 83,333 short term warrants by certain investors. Additionally, the Company received the following proceeds: $43,750 for borrowings under the Product Financing Arrangement, $50,000 from notes payable to related parties and $25,000 from other notes payable.

In July 2006, for a limited time, the Company reduced the exercise price of certain short term warrants to purchase its common stock held by the holders of its convertible debentures from $0.40 per share to $0.30 per share. This reduction was valid only for exercises during the period from July 21, 2006 to July 26, 2006, up to an aggregate of 6,000,000 shares. All other terms of the warrants remained unchanged. Holders of short-term warrants elected to exercise such warrants to purchase an aggregate of 2,935,720 shares of common stock for an aggregate purchase price of $880,716, of which, $25,000 was from the cancellation and surrender of other notes payable and the balance was in cash. The Company will use the proceeds from this warrant exercise for general working capital purposes. Short-term warrants for an aggregate of 5,126,780 shares of common stock remain unexercised and outstanding. After July 26, 2006, the exercise price of the unexercised short-term warrants reverted to $0.40 per share.

                                  Exhibit 31.1

        CERTIFICATION PURSUANT TO RULE 13a-14 OR 15d-14 OF THE SECURITIES
         EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302 OF THE
                           SARBANES-OXLEY ACT OF 2002

I, Donald A. Goer, Chief Executive Officer of Intraop Medical Corporation (the "Company"), certify that:

1.      I have reviewed this quarterly report on Form 10-QSB of the Company;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

(a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors:

(a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.


                                                 /s/   Donald A. Goer
                                              ---------------------------------
                                                   Donald A. Goer
                                                   Chief Executive Officer


                                                   Date: August 4, 2006

                                                                   Exhibit 31.2

        CERTIFICATION PURSUANT TO RULE 13a-14 OR 15d-14 OF THE SECURITIES
         EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302 OF THE
                           SARBANES-OXLEY ACT OF 2002

I, Howard Solovei, Chief Financial Officer of Intraop Medical Corporation (the "Company"), certify that:

1.      I have reviewed this quarterly report on Form 10-QSB of the Company;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

(a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors:

(a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.


                                                   /s/   Howard Solovei
                                                -------------------------------
                                                    Howard Solovei
                                                    Chief Financial Officer

                                                    Dated: August 4, 2006

                                                                   Exhibit 32.1

                           INTRAOP MEDICAL CORPORATION

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


In connection with the Quarterly Report of Intraop Medical Corporation (the "Company") on Form 10-QSB for the period ending June 30, 2006, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Donald
A. Goer, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C.
Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


                                               /s/   Donald A. Goer
                                           -------------------------------------
                                                 Donald A. Goer
                                                 Chief Executive Officer

                                                 Date:  August 4, 2006


A signed original of this written statement required by Section 906 has been provided to Intraop Medical Corporation and will be retained by Intraop Medical Corporation and furnished to the Securities and Exchange Commission or its staff upon request.

                                                                   Exhibit 32.2


                           INTRAOP MEDICAL CORPORATION

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


In connection with the Quarterly Report of Intraop Medical Corporation (the "Company") on Form 10-QSB for the period ending June 30, 2006, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Howard Solovei, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C.
Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (3) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (4) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


                                               /s/   Howard Solovei
                                            ------------------------------------
                                                 Howard Solovei
                                                 Chief Financial Officer

                                                 Date:  August 4, 2006

A signed original of this written statement required by Section 906 has been provided to Intraop Medical Corporation and will be retained by Intraop Medical Corporation and furnished to the Securities and Exchange Commission or its staff upon request.

                                  Attachment C
                        Form 8-K Filed on August 8, 2006








                  (remainder of page intentionally left blank)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------
                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 3, 2006

                           INTRAOP MEDICAL CORPORATION
             (Exact name of registrant as specified in its charter)


            Nevada                       000-49735               87-0642947
(State or other jurisdiction of   (Commission File Number)     (IRS Employer
        incorporation)                                       Identification No.)
                               570 Del Rey Avenue
                               Sunnyvale, CA 94085
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (408) 636-1020

         (Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14.a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.    Material Modification to Rights of Security Holders.

         Intraop Medical Corporation, or IntraOp, previously issued short-term warrants to purchase common stock to certain purchasers at an exercise price of $0.40 per share pursuant to Securities Purchase Agreements dated August 31, 2005 and October 25, 2005. The shares of common stock underlying the short-term warrants have been registered for resale with the Securities and Exchange Commission.
         IntraOp offered the holders of these short-term warrants the opportunity to exercise all or a portion of such warrants at a reduced exercise price of $0.30 per share for the period from July 21, 2006 to July 26, 2006, up to an aggregate of 6,000,000 shares. All other terms of the warrants remain unchanged. Holders of short-term warrants elected to exercise such warrants to purchase an aggregate of 2,935,720 shares of common stock for an aggregate purchase price of $880,716, effective as of July 26, 2006.

         Effective August 3, 2006, IntraOp agreed to extend the period for which the short-term warrants could be exercised at $0.30 per share to August 11, 2006. After August 11, 2006, the exercise price of the unexercised short-term warrants reverts to $0.40 per share.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            INTRAOP MEDICAL CORPORATION


Date:  August 8, 2006                       By: /s/ Howard Solovei
                                                ------------------
                                                  Howard Solovei
                                                  Chief Financial Officer

                                  Attachment D
                        Form 8-K Filed on August 14, 2006








                  (remainder of page intentionally left blank)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

-------------------------------------------------------------------------------
                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 8, 2006

                           INTRAOP MEDICAL CORPORATION
             (Exact name of registrant as specified in its charter)


            Nevada                         000-49735           87-0642947
            ------                         ---------           ----------
(State or other jurisdiction of    (Commission File Number)   (IRS Employer
        incorporation)                                      Identification No.)



                               570 Del Rey Avenue
-------------------------------------------------------------------------------
                               Sunnyvale, CA 94085
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (408) 636-1020

         (Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

[_]  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers;
            Election of Directors; Appointment of Principal Officers.

         Mary Louise Meurk resigned her positions as Director and Secretary of Intraop Medical Corporation effective as of 5:00 p.m. on August 8, 2006.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        INTRAOP MEDICAL CORPORATION


Date:  August 14, 2006                  By: /s/ Howard Solovei
                                            ------------------
                                              Howard Solovei
                                              Chief Financial Officer

                                  Attachment E
                        Form 8-K Filed on August 15, 2006








                  (remainder of page intentionally left blank)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------
                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 11, 2006

                           INTRAOP MEDICAL CORPORATION
             (Exact name of registrant as specified in its charter)


           Nevada                    000-49735                  87-0642947
----------------------------        -----------          -----------------------
(State or other jurisdiction        (Commission               (IRS Employer
      of incorporation)             File Number)            Identification No.)

                               570 Del Rey Avenue
                               Sunnyvale, CA 94085
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (408) 636-1020

         (Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

     On August 14, 2006, Intraop Medical Corporation, or Intraop, executed a Second Amendment to its Amended and Restated Inventory and Receivables Purchase Agreement entered into as of May 24, 2006 with E.U.C. Holding and E.U. Capital Venture, Inc., and further amended on June 1, 2006, or together, the Agreement.

     Under the terms of the Second Amendment, E.U.C. Holding and/or E.U. Capital Venture, Inc., will advance to Intraop up to $4,250,000 on a revolving basis for use in financing inventory to build Mobetrons and to finance sales contracts for shipments of Mobetrons; provided that, not more than $2,600,000 at any one time will be used to finance inventory not subject to sales contracts. This represents a $250,000 increase in financing availability from that available under the Agreement prior to the Second Amendment. Further per the Second Amendment, subsequent to November 14, 2006 the amount of financing available under the Agreement reverts to $4,000,000.


Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03 with respect to the terms of the Amended and Restated Inventory and Receivables Purchase Agreement, as amended by the First Amendment.


Item 3.03.      Material Modification to Rights of Security Holders.

     IntraOp, previously issued short-term warrants to purchase common stock to certain purchasers at an exercise price of $0.40 per share pursuant to Securities Purchase Agreements dated August 31, 2005 and October 25, 2005. The shares of common stock underlying the short-term warrants have been registered for resale with the Securities and Exchange Commission.

     IntraOp offered the holders of these short-term warrants the opportunity to exercise all or a portion of such warrants at a reduced exercise price of $0.30 per share for the period from July 21, 2006 to July 26, 2006, up to an aggregate of 6,000,000 shares. All other terms of the warrants remain unchanged. Holders of short-term warrants elected to exercise such warrants to purchase an aggregate of 2,935,720 shares of common stock for an aggregate purchase price of $880,716, effective as of July 26, 2006.

     Effective August 3, 2006, IntraOp agreed to extend the period for which the short-term warrants could be exercised at $0.30 per share to August 11, 2006. Holders of short-term warrants elected to exercise such warrants to purchase an additional 250,000 shares of common stock for an aggregate purchase price of $75,000, effective as of August 11, 2006.

     After August 11, 2006, the exercise price of the remaining unexercised short-term warrants reverts to $0.40 per share.

Item 9.01.      Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit
Number
-------

10.23 Second Amendment to Amended and Restated Inventory and Receivables Purchase Agreement entered into as of May 24, 2006, as further amended on June 1, 2006, by and among the Registrant, E.U. Capital Venture, Inc. and E.U.C. Holding.





                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               INTRAOP MEDICAL CORPORATION


Date: August 15, 2006                          By: /s/ Howard Solovei
                                                   -----------------------------
                                                   Howard Solovei
                                                   Chief Financial Officer

                                                                   Exhibit 10.23


       SECOND AMENDMENT TO AMENDED AND RESTATED INVENTORY AND RECEIVABLES
                               PURCHASE AGREEMENT

     This Second Amendment to Amended and Restated Inventory and Receivables Purchase Agreement (the "Second Amendment") is entered into as of August 14, 2006 by and between Intraop Medical Corporation, a Nevada Corporation ("Company") and E.U. Capital Venture, Inc., a Nevada Corporation and E.U.C. Holding, a Danish corporation (together, "Buyer").

                                    RECITALS
                                    --------

     WHEREAS, Company and Buyer entered into an Amended and Restated Inventory and Receivables Purchase Agreement dated as of April 10, 2006, as amended May 24, 2006 (the "Restated Agreement").

     WHEREAS, Company and Buyer desire to amend certain provisions of the Restated Agreement as set forth below.

                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound, the parties hereby agree as follows:

1.   Amendment of Section 2.1:

     Section 2.1 of the Restated Agreement is amended in its entirety to read as follows:

     "2.1. Buyer will purchase up to $4,250,000 of combined Inventory and Factored Inventory from Company, on a revolving basis, upon the terms and conditions set forth herein, provided that, Buyer shall not be obligated to purchase more than $2,600,000 of Inventory, on a revolving basis, pursuant to Section 2.2 below, and provided further that Company will repurchase, as necessary, Inventory or Factored Inventory such that the combined amount of Inventory and Factored Inventory will not exceed $4,000,000 subsequent to November 14, 2006."

2.   General

     2.1 On and after the effective date of this Second Amendment, each reference in the Restated Agreement to "the Agreement," "this Agreement," "hereunder" and "hereof" or words of like import shall refer to the Restated Agreement, as amended by this Second Amendment. The Restated Agreement, as amended by this Second Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

     2.2. This Second Amendment shall be governed by and construed in accordance with the substantive laws of the United States and the State of California, without regard to or application of California's conflicts of law rules. Any litigation arising out of or relating to this Second Amendment shall take place exclusively in the appropriate state or federal court having jurisdiction in Santa Clara County, California, and each party hereby irrevocably consents to the jurisdiction of such courts.

     2.3. The Restated Agreement, as amended by this Second Amendment, represents the entire agreement between the parties hereto concerning the subject matter hereof and supersedes any and all prior or contemporaneous correspondence, quotations and negotiations. The Restated Agreement, as amended by this Second Amendment, supersedes and will take precedence over any conflicting terms in any purchase order invoice, confirmation or other similar document.

     2.4 This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Second Amendment may be executed and delivered by telecopy or facsimile and execution in such manner shall constitute an original.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Second Amendment as of the date first written above.

                                        COMPANY:
                                        --------

                                        Intraop Medical Corporation

                                        By: /s/ Howard Solovei
                                            ------------------------------------
                                            Name:  Howard Solovei
                                            Title: Chief Financial Officer


                                        BUYER:
                                        ------

                                        E.U. Capital Venture, Inc

                                        By: /s/ Yvonne Morkner
                                            ------------------------------------
                                            Yvonne Morkner
                                            Secretary/Treasurer


                                        BUYER:
                                        ------

                                        E.U.C. Holding

                                        By: /s/ Mogens Simonsen
                                            ------------------------------------
                                            by Yvonne Morker as attorney in fact
                                            ------------------------------------
                                            Mogens Simonsen
                                            President